Exhibit 4.42(1)
EXECUTION COPY

STOCK AND ASSET PURCHASE AGREEMENT
AMONG
MANGAS GAMING,
GIGAMEDIA LIMITED,
ULTRA INTERNET MEDIA, S.A.,
AND
THE OTHER PARTIES HERETO NAMED HEREIN
Dated as of December 15, 2009

i

Page

SECTION 5.16. Resignations; Appointments	58
SECTION 5.17. SBM Guarantee	58
SECTION 5.18. Formation of New Parties to Agreement	58
SECTION 5.19. Pre-Closing Reorganization	59

ARTICLE VA

Employee Matters

SECTION 5.01A. General	59
SECTION 5.02A. Special U.S. Employment Tax Provisions	65
SECTION 5.03A. Special Non-U.S. Provisions	65
SECTION 5.04A. Administration, Third Party Beneficiaries, etc	66

ARTICLE VI

Conditions Precedent

SECTION 6.01. Conditions to Each Party’s Obligation	67
SECTION 6.02. Conditions to Obligation of Holdco	67
SECTION 6.03. Conditions to Obligations of Sellers	69
SECTION 6.04. Frustration of Closing Conditions	71

ARTICLE VII

Termination, Amendment and Waiver

SECTION 7.01. Termination	71
SECTION 7.02. Termination Fee	72
SECTION 7.03. Effect of Termination	73

ARTICLE VIII

Indemnification

SECTION 8.01. Indemnification by Parent and the Sellers	73
SECTION 8.02. Indemnification by MG and Holdco	75
SECTION 8.03. Termination of Indemnification	76
SECTION 8.04. Procedures	77
SECTION 8.05. Survival of Representations and Covenants	78
SECTION 8.06. Tax Treatment of Indemnification Payments	79
SECTION 8.07. Tax Matters	79

ARTICLE IX

Tax Indemnification

SECTION 9.01. Tax Indemnification	79

Page

Exhibit A — Form of Shareholder Agreement
Exhibit B — Form of SBM Guarantee

v

STOCK AND ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of December 15, 2009, among MANGAS GAMING, a société par actions simplifiée registered with the Trade and Companies Registry of Paris under the number 501 420 939 with its registered office located at 5 rue François 1er, 75008 Paris and organized under the laws of France (“MG”), GIGAMEDIA LIMITED, a company organized under the laws of Singapore (“Parent”), ULTRA INTERNET MEDIA, S.A., a company organized under the laws of Nevis (“UIM”), the subsidiaries of Parent and UIM listed on the signature pages hereto, the other persons who shall join this Agreement as parties pursuant to Section 5.18 and, solely for the purposes of Section 5.17, MONTE-CARLO SBM INTERNATIONAL S.A.R.L., a company with its registered office located at 67, rue Ermesinde, L-1469 Luxembourg, organized under the laws of Luxembourg (“SBM”).
WHEREAS (i) CESL, together with its subsidiaries, is engaged in the business of designing, developing and licensing Software and application services for use in Online Cash-Wager Gambling Sites and (ii) UIM, together with its subsidiaries, is engaged in the business of advertising, marketing, operating and supporting Online Cash-Wager Gambling Sites (clauses (i) and (ii) together, the “Businesses”);
WHEREAS the Parent Stock Sellers and UIM are the record and beneficial owners of the issued and outstanding shares of capital stock of the Parent Conveyed Subsidiaries and the UIM Conveyed Subsidiaries, respectively, as set forth in Section 3.01(d) of the Seller Disclosure Letter;
WHEREAS the Parent Asset Sellers and the UIM Asset Sellers own their respective portions of the Acquired Assets;
WHEREAS the parties hereto desire that, upon the terms and subject to the conditions set forth in this Agreement, (a) each of the Parent Stock Sellers and UIM shall transfer, sell, convey, assign and deliver to Holdco (or one or more of Holdco’s subsidiaries designated by Holdco), and Holdco (directly or through one or more of its subsidiaries) shall purchase, acquire and accept, the issued and outstanding shares of capital stock of, and all other equity or voting interests in, the Conveyed Subsidiaries owned by the Parent Stock Sellers or UIM, as the case may be (the “Shares”), and (b) each of the Parent Asset Sellers and the UIM Asset Sellers shall transfer, sell, convey, assign and deliver to Holdco (or one or more of Holdco’s subsidiaries designated by Holdco as set forth herein), and Holdco (directly or through one or more of its subsidiaries) shall purchase, acquire and accept, the Acquired Assets owned by the Parent Asset Sellers or UIM Asset Sellers, as the case may be;
WHEREAS the parties hereto desire that, upon the terms and subject to the conditions set forth in this Agreement, the Holdco Interest Holder shall acquire an amount of Holdco Interests such that immediately after giving effect to such acquisition the Holdco Interest Holder holds Holdco Interests representing 40% of the outstanding shares of Holdco;
WHEREAS the parties hereto desire that, upon the terms and subject to the conditions set forth in this Agreement, the Holdco Interest Holder shall have the right to require MG to purchase from the Holdco Interest Holder, and MG shall have the right to require the Holdco Interest Holder to sell to MG, such Holdco Interests; and
WHEREAS Parent, the Holdco Interest Holder, MG and Holdco shall enter into the Shareholder Agreement to be effective at, and subject to the occurrence of, the Closing;
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth in this Agreement, the parties hereto hereby agree as follows:
ARTICLE I
Purchase and Sale
SECTION 1.01. Purchase and Sale. (a)  On the terms and subject to the conditions of this Agreement, prior to the Closing:
(i) The shareholders of UIM shall transfer, sell, convey, assign and deliver to IMLL, and IMLL shall purchase, acquire and accept from the shareholders of UIM, all the issued and outstanding capital stock of and other equity or voting interests in UIM, free and clear of all encumbrances, for (A) an amount to be determined by the shareholders of UIM and IMLL or (B) a promissory note equal to an amount to be determined by the shareholders of UIM and IMLL (the “UIM Note”).
(ii) UIM, as legal and beneficial owner thereof, shall transfer, convey, assign and deliver to UIM Canco 1, as a capital contribution in exchange for equity interests of UIM Canco1, and UIM Canco 1 shall acquire and accept from UIM, all the right, title and interest as of such time of UIM in, to and under (A) all servers and related information technology assets of the Businesses located in Kahnawake (collectively, the “Kahnawake Servers”) and (B) the Permits issued by the KGC for the operation and conduct of the Businesses (such Permits, collectively, the “Kahnawake License” and, together with the assets identified in clause (A), the “UIM Kahnawake Assets”), in each case free and clear of all liabilities (other than Assumed Liabilities), and UIM Canco 1 shall assume from UIM the Assumed Liabilities, to the extent arising from the UIM Kahnawake Assets (the “UIM Kahnawake Liabilities”);
(iii) UIM, as legal and beneficial owner thereof, shall transfer, convey, assign and deliver to UIM Canco 2, as a capital contribution in exchange for equity interests in UIM Canco 2, and UIM Canco 2 shall acquire and accept from UIM, all the right, title and interest as of such time of UIM in, to and under the Business Intellectual Property consisting of trademarks, service marks, logos, trade names, corporate names, domain names, trade dress, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith (collectively, the “UIM Trademarks”), in each case free and clear of all liabilities (other than Assumed Liabilities), and UIM Canco 2 shall assume from UIM the Assumed Liabilities, to the extent arising from the UIM Trademarks (the “UIM Trademark Liabilities”); and
(iv) UIM, as legal and beneficial owner thereof, shall transfer, convey, assign and deliver to UIM Canco 3, as a capital contribution in exchange for equity interests in UIM Canco 3, and UIM Canco 3 shall acquire and accept from UIM, all the right, title and interest as of such time of UIM in, to and under all the Acquired Assets owned by UIM other than the UIM Kahnawake Assets and the UIM Trademarks (collectively, the “UIM General Assets”), in each case free and clear of all liabilities (other than Assumed Liabilities), and UIM Canco 3 shall assume from UIM the Assumed Liabilities of UIM, other than the UIM Kahnawake Liabilities and UIM Trademark Liabilities (the “UIM General Liabilities”).
(b) On the terms and subject to the conditions of this Agreement, at the Closing:
(i) GIS shall transfer, sell, convey, assign and deliver to Canadian Newco, and Canadian Newco shall purchase, acquire and accept from GIS, all the right, title and interest as of such time of GIS in, to and under the Acquired Assets (including the CIDC Quebec Assets) owned by GIS (the “GIS Assets”), free and clear of all liabilities (other than Assumed Liabilities), for (A) an amount in cash equal to a portion of the Cash Purchase Price and (B) the assumption of the Assumed Liabilities (including the CIDC Quebec Assumed Liabilities) from GIS;
(ii) UIM shall transfer, sell, convey, assign and deliver to Holdco, and Holdco shall purchase, acquire and accept from UIM, all the issued and outstanding capital stock of and other equity or voting interests in Everest Gaming Marketing Services, free and clear of all encumbrances, for an amount in cash equal to a portion of the Cash Purchase Price;
(iii) UIM shall transfer, sell, convey, assign and deliver to New Maltese Holdco, and New Maltese Holdco shall purchase, acquire and accept from UIM, all the issued and outstanding capital stock of and other equity or voting interests in Everest Gaming Malta, free and clear of all encumbrances except as imposed by applicable securities laws, for an amount in cash equal to a portion of the Cash Purchase Price;
(iv) immediately following the consummation of the transactions set forth in Section 1.01(b)(iii):

(A) UIM Canco 1 shall transfer, sell, convey, assign and deliver to Everest Gaming Malta, and Everest Gaming Malta shall purchase, acquire and accept from UIM Canco 1, all the right, title and interest as of such time of UIM Canco 1 in, to and under the UIM Kahnawake Assets, in each case free and clear of all liabilities (other than Assumed Liabilities) for (x) an amount in cash equal to a portion of the Cash Purchase Price and (y) the assumption from UIM Canco 1 of the UIM Kahnawake Liabilities;
(B) UIM Canco 2 shall transfer, sell, convey, assign and deliver to Everest Gaming Malta, and Everest Gaming Malta shall purchase, acquire and accept from UIM Canco 2, all the right, title and interest as of such time of UIM Canco 2 in, to and under the UIM Trademarks, in each case free and clear of all liabilities (other than Assumed Liabilities), for (x) an amount in cash equal to a portion of the Cash Purchase Price and (y) the assumption from UIM of the UIM Trademark Liabilities; and
(C) UIM Canco 3 shall transfer, sell, convey, assign and deliver to Everest Gaming Malta, and Everest Gaming Malta shall purchase, acquire and accept from UIM Canco 3, all the right, title and interest as of such time of UIM Canco 3 in, to and under the UIM General Assets, in each case free and clear of all liabilities (other than Assumed Liabilities), for (x) an amount in cash equal to a portion of the Cash Purchase Price and (y) the assumption from UIM of the UIM General Liabilities;
(v) CESL shall transfer, sell, convey, assign and deliver to Holdco (or one or more of Holdco’s subsidiaries designated by Holdco), and Holdco (directly or through one or more of its subsidiaries) shall purchase, acquire and accept from CESL, (A) all the right, title and interest as of such time of CESL in, to and under the Acquired Assets owned by CESL (other than the capital stock of, or other equity or voting interests in, CIDC Delaware, CIDC Quebec, IMLL and CIDC UK), free and clear of all liabilities (other than Assumed Liabilities) and (B) all the issued shares in the capital of, and other equity or voting interests in, CIDC UK, free and clear of all encumbrances except as imposed by applicable securities laws, for (x) a portion of the Cash Purchase Price and (y) the assumption of the Assumed Liabilities of CESL;
(vi) CIDC Delaware shall transfer, sell, convey, assign and deliver to New CIDC Delaware, and New CIDC Delaware shall purchase, acquire and accept from CIDC Delaware, all the right, title and interest of CIDC Delaware in, to and under the Acquired Assets owned by CIDC Delaware, free and clear of all liabilities (other than Assumed Liabilities), for (A) an amount in cash equal to a portion of the Cash Purchase Price and (B) the assumption of the Assumed Liabilities of CIDC Delaware;
(vii) IMLL shall transfer, sell, convey, assign and deliver to New Maltese Holdco (or a subsidiary of Holdco designated by Holdco), and New Maltese

Holdco (or a subsidiary of Holdco designated by Holdco) shall purchase, acquire and accept all the issued and outstanding capital stock of and other equity or voting interests in ApexStar, free and clear of all encumbrances except as imposed by applicable securities laws, for a portion of the Cash Purchase Price;
(viii) IMLL shall transfer, sell, convey, assign and deliver to Everest Gaming Malta, and Everest Gaming Malta shall purchase, acquire and accept from IMLL, all the right, title and interest as of such time of IMLL in, to and under the Acquired Assets owned by IMLL, free and clear of all liabilities (other than Assumed Liabilities), for aggregate consideration consisting of (x) the amount of the Cash Purchase Price remaining after taking into account the portions thereof paid pursuant to Sections 1.01(b)(i)-(vii), (y) a promissory note issued by Everest Gaming Malta in an amount equal to two-thirds of the Closing Payment (the “IMLL Note”) and (z) the assumption of the Assumed Liabilities of IMLL;
(ix) immediately following the consummation of the transactions set forth in Section 1.01(b)(viii), IMLL shall transfer, convey, assign and deliver to Holdco, as a capital contribution, and Holdco shall acquire and accept from IMLL, all the right, title and interest as of such time of IMLL in, to and under the IMLL Note, free and clear of all liabilities, for (x) an amount of Holdco Interests such that immediately after giving effect to such issuance IMLL holds 40% of the outstanding Holdco Interests and (y) the Contingent Additional Consideration; and
(x) immediately following the consummation of the transactions set forth in Section 1.01(b)(ix), IMLL shall transfer, convey, assign and deliver to the Holdco Interest Holder, as a capital contribution, and the Holdco Interest Holder shall acquire and accept from IMLL, all the right, title and interest as of such time of IMLL in, to and under the Holdco Interests acquired by IMLL pursuant to the transactions set forth in Section 1.01(b)(ix).
The Cash Purchase Price shall be subject to adjustment and payable as set forth in Section 2.02 (the Cash Purchase Price, as so adjusted, together with the Holdco Interests issued and delivered to IMLL (and transferred to the Holdco Interest Holder) pursuant to this Agreement, the Reference Value Adjustment and the Contingent Additional Payment (if any), the “Purchase Price”). The transactions described in this Section 1.01 are collectively referred to in this Agreement as the “Acquisition”.
SECTION 1.02. Acquired Assets and Excluded Assets. (a)  The term “Acquired Assets” means all the business, properties, assets, goodwill, rights and claims of the Parent Asset Sellers and UIM Asset Sellers, of whatever kind and nature, real or personal, tangible or intangible, that are owned, leased or licensed by the Parent Asset Sellers and UIM Asset Sellers as of the Closing Time (or, in the case of the UIM Assets and the GIS Assets, immediately prior to the Closing Time) and used or held for use in, or arising from, the operation or conduct of the Businesses, except to the extent constituting Excluded Assets, including (to the extent not constituting an Excluded Asset) all of the Parent Asset Sellers’ and UIM Asset Sellers’ right, title and interest in:
(i) all leaseholds and other interests (including all prepaid rent, security deposits and options to renew or purchase) in the real property listed on Section 1.02(a)(i) of the Seller Disclosure Letter, in each case together with all right, title and interest of the Parent Asset Sellers and UIM Asset Sellers to and in all buildings, improvements and fixtures thereon and all other appurtenances thereto;
(ii) all other tangible personal property and interests therein, including all apparatus, materials, office supplies, fixtures, tools, toolings, machinery, equipment, furniture, furnishings and vehicles, wherever located, that are used or held for use in, or arise from, the operation or conduct of the Businesses;
(iii) all accounts, accounts receivable, pre-paid expenses, advance payments, prepayments, security deposits, deferred charges, letters of credit, deposits, notes receivable and other rights to payment (excluding any such items to the extent relating solely to Contracts that are not Assigned Contracts) arising from the operation or conduct of the Businesses;
(iv) all Business Intellectual Property and all rights of the Parent Asset Sellers and UIM Asset Sellers under confidentiality agreements or other agreements to the extent designed to protect for the Parent Asset Sellers and the UIM Asset Sellers their interests in the Business Intellectual Property;
(v) all Permits issued to or owned, used or possessed by the Parent Asset Sellers and UIM Asset Sellers that are used or held for use in, or arise from, the operation or conduct of the Businesses, but only to the extent such Permits may be transferred, sold, conveyed, assigned or delivered in connection herewith;
(vi) all Contracts that are listed on Section 1.02(a)(vi) of the Seller Disclosure Letter, and all other Contracts (including purchase orders and sales orders) (A) that are used or held for use in, or that arise from, the operation or conduct of the Businesses or (B) to which any Acquired Asset is subject;
(vii) all rights, claims, causes of action and credits of the Parent Asset Sellers and UIM Asset Sellers to the extent relating to any Acquired Asset or any Assumed Liability or arising from the operation or conduct of the Businesses, including all guarantees, warranties, indemnities and similar rights in favor of the Parent Asset Sellers and UIM Asset Sellers in respect of any Acquired Asset or any Assumed Liability;
(viii) all customer, vendor and supplier lists, other distribution lists, files, documents and correspondence relating to customers, suppliers and vendors of the Businesses, all sales and promotional literature, manuals, product drawings, blueprints and schematics and all other general, business, legal, technical, financial, accounting, and personnel records, files, invoices and documents

(including books of account, ledgers and other records, and, in all cases, in any form or medium), of the Parent Asset Sellers and UIM Asset Sellers that are used or held for use in, or that arise from, the conduct or operation of the Businesses;
(ix) all assets of or relating to any Seller Benefit Plan that (A) are transferred to Holdco or any of its affiliates or to any employee benefit plan maintained by Holdco or any of its affiliates, as expressly provided in Article VA of this Agreement, (B) are associated with or attributable to any Assumed Benefit Plan or (C) transfer automatically to Holdco or any of its affiliates either pursuant to Applicable Law or in connection with any liability expressly assumed by Holdco and its affiliates pursuant to this Agreement (collectively, “Transferred Benefit Plan Assets”);
(x) all Transferred Personnel Files;
(xi) (A) copies of all Tax records, files, invoices and documents (including books of account, ledgers and other records) of the Parent Asset Sellers and the UIM Asset Sellers used or held for use in, or that arise from, the operation or conduct of the Businesses and (B) originals of the materials described in clause (A) to the extent reasonably requested by Holdco (or any of Holdco’s subsidiaries) prior to, or from time to time following, the Closing; provided that such requests shall be made in writing and shall describe the reasons that such originals are being requested; and
(xii) all goodwill generated by or associated with the Businesses.
(b) The term “Excluded Assets” means:
(i) all cash and cash equivalents and short-term investments of the Parent Asset Sellers, UIM Asset Sellers and Conveyed Subsidiaries (other than petty cash and, in the case of the Conveyed Subsidiaries, cash to the extent of the Funds Held on Deposit Liabilities);
(ii) all rights, claims, causes of action and credits of the Parent Asset Sellers, the UIM Asset Sellers and the Conveyed Subsidiaries to the extent relating to any Excluded Asset or any Excluded Liability, including all guarantees, warranties, indemnities and similar rights in favor of the Parent Asset Sellers, the UIM Asset Sellers and the Conveyed Subsidiaries in respect of any Excluded Asset or any Excluded Liability indemnified pursuant to Article VIII or Article IX;
(iii) all assets of the Seller Benefit Plans, other than Transferred Benefit Plan Assets;
(iv) all rights of Parent, the Parent Asset Sellers, the UIM Asset Sellers or the Holdco Interest Holder under (A) this Agreement, (B) the Implementing Agreements (collectively, the “Ancillary Agreements”), (C) the Shareholder

Agreement and (D) in the case of the Holdco Interest Holder, the Holdco Interests;
(v) all personnel files of Parent, the Parent Asset Sellers and the UIM Asset Sellers to the extent that they relate to the Employees, other than the Transferred Personnel Files; and
(vi) all refunds, credits and offsets with respect to Taxes that are Excluded Liabilities.
Parent and the Sellers shall take (or cause one or more of their affiliates to take) such action as is necessary to transfer, effective as of the Closing, the Excluded Assets from the Conveyed Subsidiaries to Parent, a Seller or one or more of their affiliates.
SECTION 1.03. Assumption of Certain Liabilities. (a)  Upon the terms and subject to the conditions of this Agreement, Holdco (or one or more subsidiaries of Holdco designated by Holdco) shall assume from the Parent Asset Sellers and the UIM Asset Sellers, effective as of the Closing, and from and after the Closing Holdco (or the applicable subsidiary of Holdco) shall pay, perform and discharge when due, all the liabilities, obligations and commitments of the Parent Asset Sellers and the UIM Asset Sellers as of the Closing Time, except to the extent constituting Excluded Liabilities (all of the foregoing, the “Assumed Liabilities”), including the following:
(i) all liabilities, obligations and commitments of the Parent Asset Sellers and UIM Asset Sellers under the Assigned Contracts;
(ii) all liabilities, obligations and commitments to the extent arising from the ownership of the Acquired Assets;
(iii) all liabilities, obligations and commitments of the Parent Asset Sellers and UIM Asset Sellers that constitute “current liabilities”;
(iv) all liabilities, obligations and commitments related to employment or employee benefits, other than any liabilities, obligations or commitments that relate to (A) the employment or employee benefits of the persons listed on Section 1.03(a)(iv) of the Seller Disclosure Letter that arise before the Closing Time, (B) Seller Benefit Plans other than the Assumed Benefit Plans, (C) any Change of Control Payment or (D) the Seller Equity Plans (the “Covered Employee Liabilities”);
(v) all liabilities, obligations and commitments of the Parent Asset Sellers and UIM Asset Sellers relating to the Funds Held on Deposit Liabilities; and
(vi) all liabilities, obligations and commitments of the Parent Asset Sellers and UIM Asset Sellers relating to wagers staked by customers of the Businesses in respect of “pending bets” as of the Closing Time.

(b) Notwithstanding anything in Section 1.03(a) or any other provision of this Agreement or any Ancillary Agreement to the contrary, Holdco and its subsidiaries shall not assume or be liable for any of the following liabilities, commitments or obligations of Parent, any Parent Asset Seller or UIM Asset Seller or any of their respective affiliates (the “Excluded Liabilities”), all of which shall be retained and paid, performed and discharged when due by Parent, the Parent Asset Sellers, the UIM Asset Sellers or their affiliates, as applicable:
(i) any Indebtedness (other than Intercompany Indebtedness) of Parent, any Parent Asset Seller or any UIM Asset Seller, or any Guarantee by Parent, any Parent Asset Seller or any UIM Asset Seller of any Indebtedness (other than Indebtedness incurred by MG, Holdco or Holdco’s subsidiaries following the Closing Time, and other than Indebtedness owed to Conveyed Subsidiaries);
(ii) any liability, obligation or commitment of any Parent Asset Seller, UIM Asset Seller or Conveyed Subsidiary that relates to, or that arises from, any Excluded Asset, or that arises out of the distribution to, or ownership or operation by, any Parent Asset Seller, UIM Asset Seller or Conveyed Subsidiary of the Excluded Assets or associated with the realization of the benefits of any Excluded Asset;
(iii) any liability, obligation or commitment for Taxes, whether or not accrued, assessed or currently due and payable, (A) of any Parent Asset Seller or UIM Asset Seller for all taxable periods or (B) arising out of or relating to the Acquired Assets or the operation or conduct of the Businesses, in each case, for any Pre-Closing Tax Period;
(iv) any liability, obligation or commitment relating to employment, compensation, employee benefits or any employee, other than the Covered Employee Liabilities;
(v) except to the extent expressly provided to the contrary in Section 2.04(b), any liability, obligation or commitment for any fees or expenses incurred by Parent, any Parent Asset Seller, any UIM Asset Seller or any of their affiliates (including the fees and expenses of legal counsel, and fees and expenses of any accountant, auditor, broker, financial advisor or consultant retained by or on behalf of Parent, any Parent Asset Seller, any UIM Asset Seller or any of their affiliates) arising from or in connection with the preparation, negotiation and consummation of this Agreement, the Holdco Interests held by the Holdco Interest Holder, the Ancillary Agreements, the Shareholder Agreement (in the case of the Holdco Interest Holder), the Acquisition, any of the other transactions contemplated hereby or thereby or any liquidation or dissolution of any Parent Asset Seller or UIM Asset Seller following the Closing Time;
(vi) any liability, obligation or commitment of any Parent Asset Seller to Parent, of any UIM Asset Seller to UIM, or to any of their respective affiliates,

other than (A) Intercompany Indebtedness or (B) pursuant to the agreements set forth in Section 1.03(d) of the Seller Disclosure Letter; and
(vii) the UIM Note and the IMLL Note.
(c) Holdco (or one or more of Holdco’s subsidiaries designated by Holdco) shall acquire the Acquired Assets free and clear of all liabilities, obligations and commitments of Parent, the Parent Asset Sellers, the UIM Asset Sellers or any of their affiliates, other than the Assumed Liabilities, and free and clear of all Liens, other than Permitted Liens.
SECTION 1.04. Consents of Third Parties; Certain Permits. (a)  Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any asset if an attempted assignment thereof, without the consent of a third party, would constitute a breach or other contravention of the rights of such third party, would be ineffective with respect to any party to a Contract concerning such asset, or would in any way adversely affect the rights of any Parent Asset Seller, UIM Asset Seller or, upon transfer, Holdco (or any of Holdco’s subsidiaries) under such asset. If any transfer or assignment by any Parent Asset Seller or UIM Asset Seller to, or any assumption by Holdco (or any of Holdco’s subsidiaries) of, any interest in, or liability, obligation or commitment under, any asset requires the consent of a third party, then such assignment or assumption shall be made subject to such consent being obtained. To the extent any asset may not be assigned to Holdco (or any of Holdco’s subsidiaries) by reason of the absence of any such consent and MG waives Section 6.02(d) with respect to such consent, Holdco and its subsidiaries shall not be required to assume any liabilities arising under such asset.
(b) If any consent referred to in Section 1.04(a) is not obtained prior to the Closing and MG waives Section 6.02(d) with respect to such consent, (x) Parent and the Parent Asset Sellers and (y) UIM and the UIM Asset Sellers shall cooperate with MG (such cooperation to be at their own expense) in any lawful and reasonable arrangement reasonably proposed by MG under which Holdco shall obtain the economic claims, rights and benefits under the asset with respect to which such consent has not been obtained in accordance with this Agreement. Such reasonable arrangement may include (i) the subcontracting, sublicensing or subleasing to Holdco (or one or more of Holdco’s subsidiaries designated by Holdco) of any and all rights of the applicable Parent Asset Seller or UIM Asset Seller against the other party to such third-party agreement arising out of a breach or cancelation thereof by the other party, and (ii) the enforcement by the applicable Parent Asset Seller or UIM Asset Seller of such rights. To the extent, and only to the extent, Holdco (or one or more of Holdco’s subsidiaries designated by Holdco) is able to receive the economic claims, rights and benefits under such asset, Holdco (or its applicable subsidiary) shall be responsible for the liabilities, if any, arising under such asset.
SECTION 1.05. Withholding Taxes. (a) Except as set forth in Section 1.05(b), each of MG, Holdco, the Sellers and the Holdco Interest Holder acknowledges and agrees that no withholding Taxes are expected to be applicable to the payments made by MG or Holdco (or any of Holdco’s subsidiaries) to the Sellers or the Holdco Interest Holder. To the extent that MG or Holdco (or any of Holdco’s subsidiaries) become aware of any applicable withholding Taxes, MG or Holdco (or any of Holdco’s subsidiaries), as applicable, (i) shall provide written notice to Parent and the Sellers of the amount of such Tax no later than five business days prior to the date of such payment and (ii) shall withhold and pay such Tax to the appropriate Taxing Authority. Any amounts paid by MG or Holdco (or any of Holdco’s subsidiaries), as applicable, shall be treated for purposes of this Agreement as having been paid by MG or Holdco (or any of Holdco’s subsidiaries), as applicable, to the applicable Seller or the Holdco Interest Holder. Each of MG, Holdco, the Sellers and the Holdco Interest Holder agrees to use commercially reasonable efforts to obtain exemptions from, or reductions of, any Taxes required to be withheld from payments made under this Agreement.
(b) (i) Parent and each Seller agrees that the covenants granted by Parent and Sellers in Section 5.10 are an integral part of this Agreement and that such covenants were granted, in whole or in part, to maintain or preserve the fair market value of the Acquired Assets associated with the portion of the Business conducted in Canada. Subject to Section 1.05(b)(ii), upon the enactment of any provisions of the Income Tax Act (Canada) (the “ITA”) that are of similar import to the legislative proposals respecting the taxation of amounts received or receivable in respect of “restrictive covenants” as contained in former Bill C-10 (formerly Bill C-33) and provided such provisions have retroactive application to the Acquisition (the “Canadian Restrictive Covenant Proposals”), Holdco, Parent and each of the Sellers acknowledge and agree that an amount equal to 25% of the amount allocated, if any, under Article II to the covenants of Parent and the Sellers under Section 5.10 (the “Restrictive Covenant Withholding Amount”) shall be paid by Parent to Holdco (or a subsidiary designated by Holdco) on or before the date that is 10 business days after Royal Assent of the Canadian Restrictive Covenant Proposals, and Holdco (or a subsidiary designated by Holdco) shall remit the Restrictive Covenant Withholding Amount to the Receiver General for Canada on account of Taxes of the Parent or the Sellers by certified check delivered to Holdco (or a subsidiary designated by Holdco) or in accordance with wire transfer instructions provided by Holdco to Parent or the Sellers.
(ii) Holdco, Parent and the Sellers agree to cooperate in order to determine whether there are any tax elections available in the Canadian Restrictive Covenant Proposals, or other actions that may reasonably be taken to mitigate, reduce or eliminate the Restrictive Covenant Withholding Amount, if any, in respect of the covenants of Parent and the Sellers contained in Section 5.10 and, for this purpose, an election or other action shall not be made or taken if Holdco, in its sole discretion, which discretion shall not be unreasonably exercised, determines that such election or action could result in adverse tax consequences to Holdco or its affiliates.
SECTION 1.06. Designation of Subsidiaries by Holdco. Holdco shall provide Parent and the Sellers with written notice, no later than 10 business days prior to the Closing Date, of any designation by Holdco of any of its subsidiaries to perform any of the obligations, or to exercise any of the rights, of MG or Holdco in accordance with this Agreement. Such notice shall set forth the name and jurisdiction of organization of each subsidiary so designated and shall identify the obligations or rights hereunder with respect to which such subsidiary has been designated. No such designation by Holdco of any subsidiary to perform any of MG or Holdco’s obligations hereunder shall relieve MG or Holdco, as the case may be, from any obligation or liability that it may have hereunder.
ARTICLE II
The Closing and Purchase Price Adjustments
SECTION 2.01. Closing Date. The closing of the Acquisition (the “Closing”) shall take place at the offices of Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019, on the fifth business day following the satisfaction (or, to the extent permitted by Applicable Law, waiver by the party or parties entitled to the benefits thereof) of the conditions set forth in Article VI, other than conditions that by their nature are to be satisfied as of the Closing, or, if on such day any condition set forth in Article VI is not satisfied (or, to the extent permitted by Applicable Law, waived by the party or parties entitled to the benefit thereof), as soon as practicable after all the conditions set forth in Article VI are satisfied (or, to the extent permitted by Applicable Law, waived by the party or parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed between Parent, the Sellers and MG. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.
SECTION 2.02. Cash Purchase Price Adjustment; Transactions To Be Effected at the Closing. (a) (i) In order to calculate the Closing Payment, not later than five business days prior to the Closing Date, Parent and UIM shall prepare and deliver to MG and Holdco a statement (the “Estimated Closing Statement”) setting forth (A) the estimated amount of the Funds Held on Deposit Liabilities of the Parent Asset Sellers, UIM Asset Sellers and Conveyed Subsidiaries as of the Closing Time (the “Estimated Funds Held on Deposit Liabilities”), (B) the estimated amount of cash and cash equivalents held by the Conveyed Subsidiaries as of the Closing Time, (C) the estimated Working Capital Amount as of the Closing Time (the “Estimated Working Capital Amount”) and (D) the amount of the Closing Payment. During the preparation of the Estimated Closing Statement, MG and its Representatives shall be granted reasonable access to the personnel, books and records of Parent, UIM, their respective subsidiaries and their respective Representatives necessary for such preparation (provided, however, that such access shall not impede or impair the preparation of the Estimated Closing Statement) and shall be kept apprised of, and shall receive copies of all drafts and working papers exchanged between Parent, UIM and the Sellers, on the one hand, and their respective outside accountants, on the other hand, relating to, the preparation of the Estimated Closing Statement. MG and its Representatives shall be permitted to ask questions of Parent, UIM, their respective subsidiaries and their respective Representatives in connection with such access but shall not have the right to require any changes to the Estimated Closing Statement. The rights of MG and its Representatives under this Section 2.02(a) shall not in any way preclude MG or its Representatives from taking any positions with respect to matters included in the Estimated Closing Statement.
(ii) The “Closing Payment” shall be an amount equal to the Cash Purchase Price adjusted as follows:
(A) an amount equal to 60% of the excess (if any) of (1) the Estimated Funds Held on Deposit Liabilities over (2) the amount of cash and cash equivalents shown on the Estimated Closing Statement shall be deducted in calculating the Closing Payment;
(B) if the Estimated Working Capital Amount is less than the Target Working Capital Amount, an amount equal to 60% of the excess of the Target Working Capital Amount over the Estimated Working Capital Amount shall be deducted in calculating the Closing Payment;
(C) if the Estimated Working Capital Amount is greater than the Target Working Capital Amount, an amount equal to 60% of the excess of the Estimated Working Capital Amount over the Target Working Capital Amount shall be added in calculating the Closing Payment;
(D) if the First WSOP Installment is not paid prior to the Closing, an amount equal to the First WSOP Installment shall be deducted in calculating the Closing Payment; and
(E) if the Second WSOP Installment is paid prior to the Closing, an amount equal to 60% of the Second WSOP Installment shall be added in calculating the Closing Payment.
The amount of any difference between the Cash Purchase Price and the Closing Payment shall be allocated among the Sellers in a manner to be agreed upon by MG, Parent and the Sellers.
(b) At the Closing:
(i) Parent shall, and shall cause the Parent Stock Sellers and Parent Asset Sellers to, and UIM shall, and shall cause the UIM Asset Sellers to, deliver to Holdco (A) such appropriately executed deeds (in recordable form), bills of sale, assignments, stock or share certificates or appropriate indemnities in respect of any certificates which have been lost (if any Shares are certificated), stock powers or stock transfer forms duly endorsed in blank and other instruments of transfer relating to the Acquired Assets and the Shares in form and substance reasonably satisfactory to MG and its counsel and (B) such other documents as MG or its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement and consummation of the transactions contemplated by this Agreement to occur at the Closing;

(ii) Holdco (or one or more of Holdco’s subsidiaries designated by Holdco) shall deliver to each Seller (A) payment, by wire transfer to a bank account designated in writing by such Seller (such designation to be made at least three business days prior to the Closing Date), of immediately available funds in an amount in U.S. dollars equal to the portion of the Cash Purchase Price to be paid to such Seller pursuant to Section 1.01, as adjusted pursuant to Section 2.02(a), and (B) such other documents as such Seller or its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement and consummation of the transactions contemplated by this Agreement to occur at the Closing; and
(iii) Holdco shall issue and deliver to IMLL Holdco Interests pursuant to Section 1.01(b)(ix).
SECTION 2.03. Risk of Loss. Until the Closing, any loss of or damage to the Acquired Assets from fire, casualty or any other occurrence shall be the sole responsibility of the respective Seller.
SECTION 2.04. Reference Value Adjustment. (a) Within 60 days after the Closing Date, MG shall prepare and deliver to Parent (on behalf of each Parent Asset Seller and Parent Stock Seller) a statement (the “Closing Statement”) setting forth (A) the amount of Funds Held on Deposit Liabilities of the Parent Asset Sellers, the UIM Asset Sellers and the Conveyed Subsidiaries as of the Closing Time (the “Closing Funds Held on Deposit Liabilities”), (B) the amount of cash and cash equivalents held by the Conveyed Subsidiaries as of the Closing Time and (C) the Working Capital Amount as of the Closing Time (the “Closing Working Capital Amount”). In no event shall any actions taken by or relating to MG, Holdco or the Businesses following the Closing with respect to the accounting books and records of the Businesses on which the Closing Statement is to be based (including changes in any reserve or other account) or with respect to the operations or results of the Businesses be considered in the determination of, or otherwise have any effect on, the Closing Funds Held on Deposit Liabilities or the Closing Working Capital Amount.
(b) During the 30-day period following receipt by Parent of the Closing Statement, Parent and its Representatives shall be permitted to review all books and records and other information of MG, Holdco and their respective Representatives relating to the Closing Statement. The Closing Statement shall become final and binding upon the parties on the 30th day following delivery thereof, unless Parent gives written notice of its disagreement with the Closing Statement (the “Notice of Disagreement”) to MG prior to such date which shall specify the nature of any disagreement so asserted. Any Notice of Disagreement shall (x) specify in reasonable detail the nature of the disagreement so asserted and (y) only include disagreements that are (1) based on mathematical errors or (2) based on the Closing Funds Held on Deposit Liabilities, Closing Working Capital Amount or the amount of cash and cash equivalents held by the Conveyed Subsidiaries as of the Closing Time, in each case as set forth on the Closing Statement, not being properly calculated consistent with this Agreement. If a Notice of Disagreement is given by Parent in a timely manner, then the

Closing Statement (as revised in accordance with this sentence) shall become final and binding upon the parties hereto on the earlier of (A) the date the parties hereto resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (B) the date any disputed matters specified in the Notice of Disagreement are finally resolved in writing by Ernst & Young LLP (unless the parties hereto agree in writing upon an alternative internationally recognized independent public accounting firm, which shall not be MG’s, Parent’s, any Seller’s or any of their respective affiliates’ independent accountants) (the “Accounting Firm”). During the 30-day period following the delivery of a Notice of Disagreement, the parties hereto shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. If, at the end of such 30-day period, the parties hereto are unable to so resolve any such differences, the parties hereto shall submit to the Accounting Firm for resolution any and all matters that remain in dispute and that were included in the Notice of Disagreement. The Accounting Firm, acting as experts and not as arbitrators, shall be instructed to render its determination of all matters submitted to it within 60 days following submission. The parties hereto agree that they shall be bound by the determination of the Accounting Firm. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The fees and expenses of the Accounting Firm incurred pursuant to this Section 2.04 shall be borne 50% by MG and 50% by Parent. The fees and disbursements of the advisors of Parent incurred in connection with review of the Closing Statement and any Notice of Disagreement shall be borne by Parent, and the fees and expenses of MG’s advisors and any advisor to Holdco appointed by MG incurred in connection with the Closing Statement and any Notice of Disagreement shall be borne by MG.
(c) The “Reference Value Adjustment Payment” shall be an amount equal to the Cash Purchase Price adjusted as follows:
(i) an amount equal to 60% of the excess (if any) of (A) the Closing Funds Held on Deposit Liabilities over (B) the amount of cash and cash equivalents shown on the Closing Statement shall be deducted in calculating the Reference Value Adjustment Payment;
(ii) if the Closing Working Capital Amount is less than the Target Working Capital Amount, an amount equal to 60% of the excess of the Target Working Capital Amount over the Closing Working Capital Amount shall be deducted in calculating the Reference Value Adjustment Payment; and
(iii) if the Closing Working Capital Amount is greater than the Target Working Capital Amount, an amount equal to 60% of the excess of the Closing Working Capital Amount over the Target Working Capital Amount shall be added in calculating the Reference Value Adjustment Payment;
(iv) if the First WSOP Installment is not paid prior to the Closing, an amount equal to the First WSOP Installment shall be deducted in calculating the Reference Value Adjustment Payment; and

(v) if the Second WSOP Installment is paid prior to the Closing, an amount equal to 60% of the Second WSOP Installment shall be added in calculating the Reference Value Adjustment Payment.
(d) If the Closing Payment is less than the Reference Value Adjustment Payment, MG shall, and if the Closing Payment is greater than the Reference Value Adjustment Payment, Parent shall (on behalf of the Parent Sellers), within five business days after the Closing Statement becomes final and binding on the parties hereto, make payment to the bank account or accounts designated in writing by the other party, of an aggregate amount in cash in U.S. dollars equal to such difference, together with interest thereon at a rate equal to the rate of interest from time to time announced publicly by Citibank, N.A., as its prime rate, calculated on the basis of the actual number of days elapsed, divided by 365, from the Closing Date to the date of such payment. The amount of any such difference shall be allocated among the Sellers in a manner to be agreed upon by MG and Parent.
SECTION 2.05. Contingent Additional Consideration. If (and only if) the final and binding Contingent Additional Consideration Determination Amount determined in accordance with Annex II exceeds $167,000,000, then MG shall (subject to Section 1.05), within five business days after the date on which such amount becomes final and binding in accordance with Annex II, cause to be paid to Parent, on behalf of IMLL, an aggregate amount in cash in U.S. dollars equal to 60% of the excess of (i) such Contingent Additional Consideration Determination Amount over (ii) $167,000,000 (such amount, the “Contingent Additional Consideration”). Such payment shall be made to the bank account designated in writing by Parent (such designation to be made within two business days after the date on which the determination of such Contingent Additional Consideration Determination Amount becomes final and binding in accordance with Annex II).
SECTION 2.06. Funding of Funds Held on Deposit Liabilities. (a) If the amount of Estimated Funds Held on Deposit Liabilities exceeds the amount of cash and cash equivalents as set forth on the Estimated Closing Statement, then, on the Closing Date, (i) MG shall contribute to Holdco (or one or more of Holdco’s subsidiaries designated by Holdco) an amount in cash equal to 60% of the amount of such excess (such excess, the “Estimated Deposits Shortfall”), and (ii) Parent (directly or through one or more of its subsidiaries) shall contribute to Holdco (or one or more of Holdco’s subsidiaries designated by Holdco) an amount in cash equal to 40% of the amount of the Estimated Deposits Shortfall.
(b) If the amount of Closing Funds Held on Deposit Liabilities exceeds the amount of cash and cash equivalents set forth on the Closing Statement (the amount of such excess, the “Closing Deposits Shortfall”), then, within five business days after the Closing Statement becomes final and binding on the parties hereto, (i) if the Closing Deposits Shortfall exceeds the Estimated Closing Deposits Shortfall, then MG shall contribute an amount in cash equal to 60%, and Parent shall contribute an amount in cash equal to 40%, of the amount of such excess to Holdco (or one or more of Holdco’s subsidiaries designated by Holdco) and (ii) if the Estimated Closing Deposits Shortfall

exceeds the Closing Deposits Shortfall, then Holdco shall distribute an amount in cash equal to (A) 60% of such excess to MG and (B) 40% of such excess to Parent or a subsidiary thereof.
(c) If the amount of cash and cash equivalents as set forth on the Closing Statement exceeds the amount of Closing Funds Held on Deposit Liabilities, then, within five business days after the Closing Statement becomes final and binding on the parties hereto, Holdco shall distribute an amount in cash equal to (A) 60% of the Estimated Closing Deposits Shortfall (if any) to MG and (B) 40% of the Estimated Closing Deposits Shortfall (if any) to Parent or a subsidiary thereof.
ARTICLE III
Representations and Warranties of Parent and the Sellers
Parent and the Sellers hereby jointly and severally represent and warrant to Holdco that the statements contained in this Article III are true and correct, except as set forth in the disclosure letter delivered by Parent and the Sellers to Holdco on or prior to the date of the execution and delivery by Parent and the Sellers of this Agreement (the “Seller Disclosure Letter”), it being acknowledged and agreed that (a) the Seller Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III, (b) the disclosure in any section shall be deemed to qualify other sections in this Article III to the extent (and only to the extent) that it is readily apparent from the face of such disclosure that such disclosure also qualifies or applies to such other sections (notwithstanding the omission of a reference or cross reference thereto) and (c) the mere inclusion of an item in such Seller Disclosure Letter as an exception to a representation or warranty shall not be deemed to constitute an admission, or otherwise imply, that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Seller Material Adverse Effect.
SECTION 3.01. Organization, Standing and Power; Corporate Records. (a)  Each of Parent and each of the Sellers and each of the Conveyed Subsidiaries is duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation (except, in the case of good standing, for entities organized or incorporated under the laws of any jurisdiction that does not recognize such concept) and has full corporate power and authority and possesses all Permits necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct the Businesses as currently conducted, other than such Permits the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Seller Material Adverse Effect. Each of the Sellers and Conveyed Subsidiaries is duly qualified to do business as a foreign corporation in each jurisdiction where (x) the character of the assets held by it or the nature of the Businesses make such qualification necessary for it to conduct the Businesses as currently conducted or (y) the failure to so qualify, individually or in the aggregate, has had or would reasonably be expected to have a Seller Material Adverse Effect. Parent and the Sellers have made available to Holdco true and complete copies of the certificate of incorporation and by-laws (or equivalent documents and instruments) of each of the Sellers and Conveyed Subsidiaries, in each case as amended through the date of this Agreement. The organizational documents of Parent most recently filed and publicly available with the SEC prior to the date of this Agreement have not been amended as of the date of this Agreement.
(b) CESL is an indirect, wholly owned subsidiary of Parent. Section 3.01(b) of the Seller Disclosure Letter lists each subsidiary of CESL. All the outstanding shares of capital stock of and other equity or voting interests in each such subsidiary are owned beneficially and of record by CESL, by another wholly owned subsidiary of CESL or by CESL and another wholly owned subsidiary of CESL, free and clear of all Liens, and are duly authorized, validly issued, fully paid and nonassessable. Except for the capital stock of or other equity or voting interests in its subsidiaries set forth in Section 3.01(b) of the Seller Disclosure Letter, CESL does not own, directly or indirectly, any capital stock of or other equity or voting interests in any corporation, partnership, joint venture, association or other entity.
(c) UIM is an indirect, wholly owned subsidiary of Brylane Finance Limited, a company incorporated under the laws of the British Virgin Islands (“Brylane Finance Limited”). All the issued shares in the share capital and other equity or voting interests in Brylane Finance Limited are owned beneficially and legally by the persons set forth on Section 3.01(c)(i) of the Seller Disclosure Letter. Section 3.01(c)(i) of the Seller Disclosure Letter sets forth with respect to each holder of issued shares in Brylane Finance Limited the number of shares in the share capital of Brylane Finance Limited held by such holder. Section 3.01(c)(ii) of the Seller Disclosure Letter lists each subsidiary of UIM. All the outstanding shares of capital stock of and other equity or voting interests in each such subsidiary are owned by UIM, by another wholly owned subsidiary of UIM or by UIM and another wholly owned subsidiary of UIM, free and clear of all Liens, and are duly authorized, validly issued, fully paid and nonassessable. Except for the capital stock of or other equity or voting interests in its subsidiaries set forth in Section 3.01(c)(ii) of the Seller Disclosure Letter, UIM does not own, directly or indirectly, any capital stock of or other equity or voting interests in any corporation, partnership, joint venture, association or other entity.
(d) Section 3.01(d) of the Seller Disclosure Letter sets forth the authorized capital stock or share capital of and other equity or voting interests in each of the Conveyed Subsidiaries, the number of outstanding or issued shares of each class of capital stock of and other equity or voting interests in each such Conveyed Subsidiary, all of which are duly authorized, validly issued, fully paid and (to the extent such concept applies in such Conveyed Subsidiary’s jurisdiction of incorporation or organization) nonassessable, and the record, legal and beneficial owners thereof. There are no outstanding warrants, options, agreements, subscriptions, convertible or exchangeable securities or other commitments pursuant to which any of the Conveyed Subsidiaries is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of the Conveyed Subsidiaries, and no equity securities of any of the Conveyed Subsidiaries are reserved for issuance for any purpose. Each of the Parent

Stock Sellers and UIM owns of record and beneficially all Shares as indicated in Section 3.01(d) of the Seller Disclosure Letter, free and clear of all Liens, and the Shares constitute all the issued and outstanding capital stock or share capital of and other equity and voting interests in the Conveyed Subsidiaries.
(e) Each of the Conveyed Subsidiaries has maintained all corporate books and records required to be maintained by Applicable Law and has complied, in all material respects, with the provisions of such laws.
SECTION 3.02. Authority; Execution and Delivery; Enforceability. Each of the Parent and each of the Sellers has full power and authority to execute this Agreement, the Shareholder Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution and delivery by each of Parent and each of the Sellers of this Agreement, the Shareholder Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and the consummation by each of Parent and each of the Sellers of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and each of the Sellers, and no other corporate proceedings on the part of Parent or any of the Sellers are necessary to authorize this Agreement, the Shareholder Agreement and the Ancillary Agreements or the consummation of the Acquisition and the other transactions contemplated hereby or thereby. Each of Parent and each of the Sellers has duly executed and delivered this Agreement and, prior to the Closing, will have duly executed and delivered the Shareholder Agreement and each Ancillary Agreement to which it is, or is specified to be, a party, and, assuming the due execution and delivery of this Agreement, the Shareholder Agreement and each Ancillary Agreement by the other parties hereto and thereto, this Agreement constitutes, and each of the Shareholder Agreement and each Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency or similar laws relating to creditors’ rights generally and to general principles of equity.
SECTION 3.03. No Conflicts; Consents. The execution and delivery by Parent and each of the Sellers of this Agreement, the Shareholder Agreement and each Ancillary Agreement to which it is, or is specified to be, a party, the consummation by Parent and each of the Sellers of the Acquisition and the other transactions contemplated hereby and thereby and compliance by Parent and each of the Sellers with the terms hereof and thereof do not and will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Parent or any Seller or Conveyed Subsidiary under, any provision of (i) the certificate of incorporation or by-laws (or equivalent documents and instruments) of Parent or any Seller or Conveyed Subsidiary, (ii) any Contract to which any Seller or Conveyed Subsidiary is a party or to which the Business, any Seller or Conveyed Subsidiary or any of its properties or assets is subject or (iii) any judgment, order, writ, injunction, legally binding agreement with a Governmental Entity, stipulation or decree (“Judgment”) or any statute, law (including common law), ordinance, rule or regulation (“Applicable Law”) applicable to Parent, any Seller or Conveyed Subsidiary or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had a Seller Material Adverse Effect that has not been cured and would not reasonably be expected to have a Seller Material Adverse Effect. No material consent or Permit (“Consent”) of, or registration, declaration or filing with, any Federal, state or local government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, in each case whether domestic or foreign (each, a “Governmental Entity”), is required to be obtained or made by or with respect to Parent or any Seller or Conveyed Subsidiary in connection with the execution and delivery of this Agreement, the Shareholder Agreement or any Ancillary Agreement, the consummation of the Acquisition or the other transactions contemplated hereby and thereby or compliance with the terms hereof and thereof.
SECTION 3.04. Financial Statements; Undisclosed Liabilities; Internal Controls; Indebtedness. (a)  Section 3.04(a) of the Seller Disclosure Letter sets forth (i) the unaudited balance sheet of the Businesses as of December 31, 2007 and December 31, 2008, and the unaudited consolidated statements of profit and loss of the Businesses for the fiscal years ended on December 31, 2007 and December 31, 2008 (the balance sheets and statements referred to in this clause (i), collectively, the “Full Year Financials”) and (ii) the unaudited consolidated balance sheet of the Businesses as of June 30, 2009 (the “Balance Sheet”) and the unaudited statement of profit and loss for the six-month period ended on such date (the balance sheets and statements referred to in this clause (ii), collectively, the “Interim Financials” and, together with the Full Year Financials, the “Financial Statements”). The Financial Statements (A) were derived from and are in accordance with the books and records of Parent, (B) have been prepared in accordance with GAAP, consistently applied throughout the periods covered thereby, (C) are consistent with the segment reporting for the Gaming Software and Services segment (1) in the case of the Full Year Financials, in Parent’s audited consolidated financial statements as of the dates and for the periods presented in the Full Year Financials, and (2) in the case of the Interim Financials, in Parent’s unaudited consolidated financial statements as of the dates and for the periods presented in the Interim Financials, and (D) fairly present, in all material respects, the financial condition and results of operations of the Businesses as of the respective dates thereof and for the respective periods indicated.
(b) The Businesses do not have any liabilities or obligations of any nature (whether accrued, absolute, contingent, unasserted or otherwise) that are material, individually or in the aggregate, except (i) as expressly set forth in the Balance Sheet and (ii) liabilities incurred in the ordinary course of the Businesses consistent with past practice and, in the case of such liabilities incurred since the date of the Balance Sheet and prior to the date of this Agreement, that would not constitute a breach of Section 5.01(a)(iv) if they had been incurred after the date of this Agreement without MG’s consent.

(c) The system of internal controls over financial reporting of the Businesses is sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the assets of the Businesses.
(d) As of the date of this Agreement, none of the Sellers and none of the Conveyed Subsidiaries has any Indebtedness, other than (i) Intercompany Indebtedness and (ii) Indebtedness owed to Parent or any of Parent’s subsidiaries.
(e) None of the Sellers and none of the Conveyed Subsidiaries or any of their respective directors or officers has received notice of any complaint, allegation or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of such Seller or Conveyed Subsidiary, which if true would have a material impact on the Financial Statements. The Businesses have a policy of not paying checks that remain uncashed for a year after the date of issue.
(f) Each of the Sellers and the Conveyed Subsidiaries has maintained, in all material respects, all accounting books and records required to be maintained by Applicable Law pursuant to the provisions of these laws and in accordance with good and customary business practice.
SECTION 3.05. Title to Assets. Each Parent Asset Seller and UIM Asset Seller has, and will have, immediately prior to the consummation of the transactions to which it is contemplated by Article I to be a party, good and valid title to all the Acquired Assets owned by it, and each Conveyed Subsidiary has good and valid title to all of its assets, in each case free and clear of all mortgages, liens, security interests, charges, easements, leases, subleases, covenants, rights of way, options, claims, restrictions or encumbrances of any kind (collectively, “Liens”), except (a) the Liens set forth on Section 3.05(a) of the Seller Disclosure Letter, (b) liens for Taxes and other governmental charges not yet due and payable and (c) mechanics’, carriers’, workmen’s, repairmen’s, warehousemen’s or other like Liens arising or incurred in the ordinary course of business that, in the case of clause (c), assuming that Holdco and its subsidiaries pay all Assumed Liabilities when due, (i) individually or in the aggregate, do not materially impair, and could not reasonably be expected to materially impair, the continued use and operation of the assets to which they relate in the operation or conduct of the Businesses and (ii) do not constitute an imperfection of title or otherwise compromise any Seller’s good and valid title to the applicable Acquired Asset or any Conveyed Subsidiary’s good and valid title to the applicable asset, as the case may be (the Liens described in these clauses (a), (b) and (c), “Permitted Liens”). For the avoidance of doubt, the term “Liens” shall be deemed not to include licenses of Intellectual Property.
SECTION 3.06. Real Property. Neither Parent nor any Seller or Conveyed Subsidiary or any other subsidiary of Parent holds any fee or other ownership interest in any real property that is used or intended to be used in the operation or conduct of the Businesses. Section 3.06 of the Seller Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all real property in which Parent or any Seller or Conveyed Subsidiary or other subsidiary of Parent holds any leasehold interest and that is used or intended to be used in the operation or conduct of the Business (each such property, a “Business Property”), which list also sets forth the date of the lease, sublease, license or other occupancy agreement constituting each such leasehold interest and the date of any amendments and supplements thereto (collectively, a “Real Property Lease”), as well as the names of the parties thereto. Parent and the Sellers have made available to Holdco true and complete copies of each Real Property Lease. Each Real Property Lease is in full force and effect and none of Parent, any Seller or Conveyed Subsidiary or, to the knowledge of Parent or UIM, any of the other parties to such Real Property Lease has received or given any notice of material default thereunder which was not cured within the applicable grace period, no event has occurred which, with the giving of notice or the passage of time, or both, would constitute a material default by Parent, any Seller or Conveyed Subsidiary or any of their affiliates under any Real Property Lease and, to the knowledge of Parent or UIM, no event has occurred which, with the giving of notice or the passage of time, or both, would constitute a material default by any person (other than Parent, any Seller or Conveyed Subsidiary or any of their affiliates) under any Real Property Lease. There are no pending or, to the knowledge of Parent or UIM, threatened Proceedings that could have the effect of materially impairing or restricting any Seller’s or Conveyed Subsidiary’s access to any Business Property or the use thereof in the conduct of the Businesses.
SECTION 3.07. Intellectual Property. (a)  Section 3.07(a) of the Seller Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all Business Intellectual Property owned in whole or in part by Parent, any Seller or Conveyed Subsidiary consisting of domestic and foreign (i) issued patents and patent applications; (ii) registrations and applications for trademarks, service marks, logos, trade names, and trade dress; (iii) domain names; and (iv) registrations and applications for copyrights (“Registered IP”). Such list clearly indicates (A) the jurisdiction in which such item of Registered IP has been registered or filed; (B) the applicable registration or serial number; (C) title; (D) status; and (E) any other person that has an ownership interest in such item of Registered IP and the nature of such ownership interest.
(b) Section 3.07(b) of the Seller Disclosure Letter sets forth a true and complete list of all material Intellectual Property owned by or licensed to Parent or UIM or any of their respective affiliates and necessary to the operation or conduct of the Businesses as presently conducted by the Sellers and the Conveyed Subsidiaries and as currently proposed to be conducted that is also used in connection with any other business of Parent or UIM.
(c) To the knowledge of Parent or UIM, all granted Registered IP set forth in Section 3.07(a) of the Seller Disclosure Letter is valid and enforceable.
(d) All Registered IP set forth in Section 3.07(a) of the Seller Disclosure Letter has been duly filed with the appropriate Governmental Entity in each jurisdiction indicated for such Intellectual Property in Section 3.07(a) of the Seller Disclosure Letter,

all necessary affidavits of continuing use have been filed, and all necessary maintenance fees have been paid to continue all such rights in effect.
(e) The Business Intellectual Property constitutes all Intellectual Property necessary to the operation or conduct of the Businesses as presently conducted by the Sellers and the Conveyed Subsidiaries and as currently proposed to be conducted, and the Sellers and the Conveyed Subsidiaries own, or are licensed or otherwise have the right to use (free and clear of any Liens), all Business Intellectual Property; provided that the foregoing is not a representation or warranty with respect to non-infringement or other violation of Intellectual Property (which is the subject of Section 3.07(f) below).
(f) To the knowledge of Parent or UIM, the conduct of the Businesses as of the date hereof has not infringed or violated, and the conduct of the Businesses as currently conducted is not infringing or violating, in any material respect the rights of any person with regard to any third party Intellectual Property. Except as set forth in the Seller Disclosure Letter, there is no and in the past three years there has been no Proceeding pending or threatened with respect to, and neither Parent nor any Seller or Conveyed Subsidiary has been notified in writing of any (i) alleged infringement or other violation by any Seller or Conveyed Subsidiary of the rights of any person with regard to any Intellectual Property, or (ii) challenge to the validity, enforceability, ownership, authorship, inventorship or use of any portion of any Seller’s or Conveyed Subsidiary’s Registered IP.
(g) To the knowledge of Parent or UIM, no person is infringing on or otherwise violating any right of any Seller or Conveyed Subsidiary in any material respect with respect to any Intellectual Property owned or licensed by such Seller or Conveyed Subsidiary.
(h) To the knowledge of Parent or UIM, with respect to the Registered IP, (i) each patent and patent application constituting Registered IP properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such patent is issued or such patent application is pending; (ii) each such inventor and each current or former director, officer, employee, contractor or consultant of Parent or any Seller or Conveyed Subsidiary has assigned or otherwise transferred to each Seller or Conveyed Subsidiary all ownership and other rights of any nature whatsoever of such person in any Registered IP; and (iii) no such person has a valid claim against such Seller or Conveyed Subsidiary in connection with the involvement of such person in the conception and development of any Registered IP, and no such claim has been asserted or threatened.
(i) Parent, each Seller and Conveyed Subsidiary and each of their respective affiliates have used reasonable efforts and taken commercially reasonable steps to maintain in confidence all trade secrets relating to the Businesses, including requiring all employees of the Businesses to execute confidentiality agreements with respect to trade secrets developed for or obtained from the Businesses; and entering into licenses and Contracts that generally require licensees, contractors and other third persons with access to such trade secrets to keep such trade secrets confidential.

(j) To the knowledge of Parent or UIM, each current licensor, supplier, manufacturer, contract research organization or other contractor for any of the Sellers and Conveyed Subsidiaries (each, a “Seller Supplier”), owns or has a valid license to all Intellectual Property that is licensed to such Sellers and Conveyed Subsidiaries by such Seller Supplier or that is necessary for the manufacture and sale of products for, or the provision of services to, such Sellers and Conveyed Subsidiaries by such Seller Supplier (collectively, the “Supplier Rights”), and has the legal power to license such Supplier Rights, and to manufacture and sell such products for or provide such services to, such Sellers and Conveyed Subsidiaries.
(k) The information technology of the Businesses is sufficient and adequate for the conduct of the Business as currently conducted. Within at least 18 months prior to the date hereof, no Seller or Conveyed Subsidiary has experienced any disruption in or to its business operations, other than minor short-term outages, as a result of (i) any security breach in relation to any information technology or (ii) any failure (whether arising from any bug, virus, defect or otherwise), lack of capacity or other sub-standard performance of the information technology of the Businesses.
(l) To the extent Third Party Software is incorporated into the Software of the Sellers or Conveyed Subsidiaries and distributed to or accessed by customers of the Businesses, (i) such Third Party Software (other than generally available Software for which no royalties or fees are required to be paid) has been identified in Section 3.07(l)(i) of the Seller Disclosure Letter, (ii) all necessary licenses have been obtained with respect thereto, (iii) no royalties or payments are due with respect thereto (or such royalties and payments are identified in Section 3.07(l)(iii) of the Seller Disclosure Letter), and (iv) there are no obligations to provide access to any third party provider of such Third Party Software to, or permit any third party provider of such Third Party Software to copy, modify or distribute, any Intellectual Property owned or distributed by the Sellers and Conveyed Subsidiaries (other than such Third Party Software).
(m) None of the proprietary source code or other material trade secrets of the Sellers or Conveyed Subsidiaries has been published or disclosed by Parent, any Seller or any Conveyed Subsidiary, except pursuant to a non-disclosure agreement or other obligation of confidentiality prior to the date of this Agreement, or, to the knowledge of Parent or UIM, by any other person to any person except pursuant to a Contract requiring such other person to keep such trade secrets confidential or other obligation of confidentiality.
(n) Except for source code provided to third party developers to make modifications or Derivative Works for the conduct or operation of the Businesses, no IP License has been granted by any Seller or any Conveyed Subsidiary to a third party to distribute the source code for, or to use any source code to create Derivative Works of, any product currently marketed by, commercially available from or under development by the Sellers or Conveyed Subsidiaries for which any of the Sellers or Conveyed Subsidiaries possesses the source code. All Software developed for the Businesses by third party developers hired by Parent, any Seller or any Conveyed Subsidiary is owned exclusively by Parent, the Sellers and the Conveyed Subsidiaries and is not subject to any license granted by such third party developer to any other party.
(o) To the knowledge of Parent or UIM, Section 3.07(o) of the Seller Disclosure Letter identifies any and all open source, public source or freeware Software or any modification or derivative thereof, including any version of any Software licensed pursuant to any general public license or limited general public license, that is used in, incorporated into, integrated or bundled with any material Business Intellectual Property, or product or service of the Sellers and Conveyed Subsidiaries, in each case in a manner whereby such use, incorporation, integration or bundling would require the licensing or disclosure to third parties of any source code owned by any Seller or Conveyed Subsidiary.
(p) Parent, the Sellers and the Conveyed Subsidiaries have taken commercially reasonable steps to protect their Intellectual Property and rights thereunder.
SECTION 3.08. Contracts. (a)  Section 3.08(a) of the Seller Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each Contract to or by which any Seller or Conveyed Subsidiary is a party or bound, or to which any of the Business, the Acquired Assets or the assets of any Conveyed Subsidiary are subject, that is or includes (each, a “Material Contract”):
(i) (A) an employment agreement or employment contract or (B) any Contract relating to any Seller Benefit Plan;
(ii) a collective bargaining agreement or other Contract with any labor organization, union or association;
(iii) a covenant binding on the Businesses, any Seller or any Conveyed Subsidiary not to compete or not to engage in any activity or business, or pursuant to which any benefit is required to be given or lost as a result of so competing or engaging;
(iv) a Contract with (A) any shareholder or affiliate of such shareholder or of any Seller or Conveyed Subsidiary or (B) any officer, director or employee of any Seller or Conveyed Subsidiary or any of its affiliates (other than employment agreements covered by clause (i) above);
(v) a lease, sublease or similar Contract (including any sale-leaseback arrangement) with any person under which any Seller or Conveyed Subsidiary is a lessor or sublessor of, or makes available for use to any person, (A) any Business Property or (B) any portion of any premises otherwise occupied by such Seller or Conveyed Subsidiary;
(vi) a lease, sublease or similar Contract (including any sale-leaseback arrangement) for personal property with any person under which (A) any Seller or Conveyed Subsidiary is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any person that is material to the conduct of the Businesses or (B) any Seller or Conveyed Subsidiary is a lessor or sublessor of, or makes available for use by any person, any tangible personal property owned or leased by such Seller or Conveyed Subsidiary that is material to the conduct of the Businesses;
(vii) a Contract under which any Seller or Conveyed Subsidiary has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any person (other than (A) investments by such Seller or Conveyed Subsidiary in its subsidiaries, (B) advances, loans or extensions of credit to any Conveyed Subsidiary or (C) extensions of trade credit in the ordinary course of the Business);
(viii) a Contract under which any Seller or any of the Conveyed Subsidiaries has incurred any Indebtedness having an aggregate principal amount in excess of $100,000 (other than Intercompany Indebtedness and Indebtedness owed to Parent or any of Parent’s subsidiaries);
(ix) a Contract (including consulting and services agreements) which provides for “exclusivity” or any similar requirement in favor of any person other than a Seller or Conveyed Subsidiary or that requires or obligates any Seller or Conveyed Subsidiary to purchase specified minimum amounts of any product;
(x) a Contract (including a purchase order) (A) involving future payment of more than $300,000 per annum or more than $750,000 in the aggregate by or to any Seller or Conveyed Subsidiary (unless terminable without payment or penalty upon no more than 60 days’ notice) or (B) providing for future performance by the Businesses or any Seller or Conveyed Subsidiary in consideration of amounts previously paid to the Businesses or such Seller, and which has resulted in deferred revenue under GAAP of more than $100,000;
(xi) a Contract for the sale of any Acquired Asset or asset of any Conveyed Subsidiary in excess of $100,000 or the grant of any preferential rights to purchase any Acquired Asset or asset of any Conveyed Subsidiary in excess of $100,000 or requiring the consent of any party to the transfer thereof;
(xii) a Contract with any Governmental Entity;
(xiii) a currency exchange, interest rate exchange, commodity exchange or similar Contract;
(xiv) a Contract relating to any completed, pending or proposed (A) joint venture, partnership or similar arrangement, (B) acquisition or divestiture of any person, business or division or (C) merger or reorganization;
(xv) [intentionally omitted]
(xvi) a Contract granting the other party to such Contract or a third party “most favored nation” or similar status;

(xvii) a Contract that prohibits the hiring or solicitation for employment of employees of another person;
(xviii) a Contract entered into in connection with the settlement or other resolution of any Proceeding pursuant to which any Seller or Conveyed Subsidiary has any ongoing performance obligations;
(xix) a material Contract, option, right or interest of any kind relating to Intellectual Property granted (i) to a Seller or Conveyed Subsidiary (other than Software licenses for generally available Software, and except pursuant to employee proprietary inventions agreements (or similar employee agreements) entered into by a Seller or Conveyed Subsidiary in the ordinary course of business), or (ii) by a Seller or Conveyed Subsidiary to any other person (including any obligations of such other person to make any fixed or contingent payments, including royalty payments)(each Contract referred to in clause (i) or (ii), an “IP License”); provided that, for purposes of Section 3.08(b), Material Contracts shall be deemed to include all IP Licenses without giving effect to the foregoing materiality qualifier; or
(xx) a Contract other than as set forth above to which any Seller or Conveyed Subsidiary is a party or by which it or any of its assets or businesses is bound or subject that is material to the Businesses, taken as a whole.
(b) All Material Contracts are valid, binding obligations of the applicable Seller or Conveyed Subsidiary and in full force and effect and are enforceable by the Sellers and Conveyed Subsidiaries that are parties thereto in accordance with their terms, subject to bankruptcy, insolvency or similar laws relating to creditors’ rights generally and to general principles of equity. The Sellers and Conveyed Subsidiaries have performed all material obligations required to be performed by them to date under the Material Contracts, and no Seller or Conveyed Subsidiary is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the knowledge of Parent or UIM, no other party to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. As of the date of this Agreement, neither Parent nor any Seller or Conveyed Subsidiary has received any notice of the intention of any party to terminate any Material Contract. Complete and correct copies of all Contracts listed in or referred to in the Seller Disclosure Letter, together with all modifications and amendments thereto, have been made available to Holdco.
(c) All obligations for payment of monies by each Seller and Conveyed Subsidiary in connection with an IP License have been satisfied in a timely manner.
(d) The Sellers and Conveyed Subsidiaries are in material compliance with all Contracts pursuant to which any source code of the Sellers and Conveyed Subsidiaries has been placed into escrow, to the knowledge of Parent or UIM, none of the Sellers or Conveyed Subsidiaries are in material breach or default under any such

Contract and no source code has been released from escrow pursuant to any such Contract.
(e) Except for source code provided to third party developers to make modifications or Derivative Works for the conduct or operation of the Businesses, Section 3.08(e) of the Seller Disclosure Letter sets forth a true and complete list of all Contracts pursuant to which the Sellers or any of the Conveyed Subsidiaries has agreed or is required to provide any third party with access to material source code, to provide for material source code to be put in escrow or to grant a contingent license to material source code (each such Contract, a “Source Code Contract”).
SECTION 3.09. Personal Property. Each item of tangible Personal Property is in good working order (ordinary wear and tear excepted), is free from any defect and has been maintained in accordance with the past practice of the Businesses and generally accepted industry practice except in each case as, individually or in the aggregate, has not had and would not reasonably be expected to have a Seller Material Adverse Effect.
SECTION 3.10. Receivables. All the Receivables (a) represent actual obligations incurred by the applicable account debtors and (b) have arisen from bona fide transactions in the ordinary course of the Businesses. Since the date of the Balance Sheet, there have not been any write-offs as uncollectible of any receivables, except for write-offs in the ordinary course of the Businesses and consistent with past practice.
SECTION 3.11. Permits. Section 3.11 of the Seller Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all certificates, registrations, franchises, licenses, permits, authorizations, client provider authorizations, key person licenses, variances, exemptions, orders and approvals (“Permits”) issued or granted to each Seller and Conveyed Subsidiary by Governmental Entities and all pending applications of each Seller and Conveyed Subsidiary to any Governmental Entity for any of the foregoing that are used, held for use or intended to be used in the operation or conduct of the Businesses. Such Permits are sufficient for the operation and conduct of the Businesses as currently conducted by Sellers and Conveyed Subsidiaries. All such Permits are validly held by the applicable Seller or Conveyed Subsidiary, and the applicable Seller or Conveyed Subsidiary has complied in all material respects with all terms and conditions thereof. The applicable Seller or Conveyed Subsidiary is the sole and exclusive owner of all such Permits. During the past three years, neither Parent nor any Seller or Conveyed Subsidiary has received notice of any Proceedings relating to the revocation or modification of any such Permits that are material to the Businesses. No Proceeding is pending or, to the knowledge of Parent or UIM, threatened which challenges the validity of any such Permit.
SECTION 3.12. Insurance. Section 3.12 of the Seller Disclosure Letter sets forth a true and complete list of all policies of fire, liability, product liability, workers’ compensation, health and other forms of insurance in effect as of the date of this Agreement with respect to the properties, assets, operations and businesses of the Sellers and Conveyed Subsidiaries, true and complete copies of which have been made available to Holdco. All such policies are valid, outstanding and enforceable policies and provide insurance coverage for the properties, assets, operations and businesses of each Seller and each of its subsidiaries of the kinds, in the amounts and against the risks required to comply with Applicable Law. No notice of cancellation or termination has been received by Parent, any Conveyed Subsidiary or any Seller with respect to any such policy.
SECTION 3.13. Sufficiency of Acquired Assets. The assets of the Conveyed Subsidiaries and the Acquired Assets (together with the Excluded Assets specified in Section 1.02(b)(i)), comprise all the material assets used or held for use by Parent and the Sellers in connection with the Businesses. The assets of the Conveyed Subsidiaries and the Acquired Assets are sufficient for the operation and conduct of the Businesses by Holdco and its subsidiaries immediately following the Closing in substantially the same manner as currently conducted. The Acquired Assets associated with, used or held for use in the portion of the Businesses conducted in Canada by GIS (i) are owned by GIS, (ii) constitute all or substantially all of the assets of GIS associated with, used or held for use in the portion of the Businesses carried on in Canada and (iii) are all of the assets which are required to continue to carry on such portion of the Businesses substantially as it has been conducted immediately prior to the Closing.
SECTION 3.14. Taxes. (a) All material Tax Returns relating to the Acquired Assets, the Businesses or the Conveyed Subsidiaries required to be filed on or before the Closing Date have been filed and each such Tax Return is true, correct and complete in all material respects, (b) all material Taxes owed and required to have been paid prior to the Closing Date by the Conveyed Subsidiaries and due and required to have been paid prior to the Closing Date with respect to the Acquired Assets and the Businesses (in each case, whether or not reflected on any Tax Return) have been paid in full or will be paid within the required time periods, other than those (i) currently payable without penalty or interest or (ii) being contested in good faith by appropriate proceedings, (c) there are no material Liens for Taxes with respect to the Acquired Assets, the assets of the Conveyed Subsidiaries or the Businesses, except for Liens for Taxes not yet due and payable or being contested in good faith through appropriate proceedings, (d) no extension or waiver of the statute of limitations has been granted for any Tax Return with respect to any Taxes relating to the Acquired Assets, the assets of the Conveyed Subsidiaries or the Businesses, which statute (after giving effect to such extension or waiver) has not yet expired, (e) none of the Conveyed Subsidiaries or any Asset Seller (to the extent related to the Acquired Assets or the Businesses) is subject to any current audit, action, suit or proceedings with respect to any Taxes, (f) there are no Tax allocation, Tax indemnification or Tax sharing agreements to which any Conveyed Subsidiary is a party that will continue to be in effect for any period following the Closing Date, (g) GIS is registered for purposes of the Part IX of the Excise Tax Act (Canada) (“GST Legislation”), (h) GIS is registered for purposes of An Act Respecting the Sales Tax (Quebec) (“QST Legislation”), (i) the Shares do not constitute “taxable Canadian property” within the meaning of the subsection 248(1) of the ITA or “taxable Quebec property” within the meaning of section 1094 of the Taxation Act (Quebec) (“QTA”), (j) none of the Conveyed Subsidiaries is carrying on a business or has a permanent establishment in any country or jurisdiction where they have not filed Tax Returns in accordance with Applicable Law, (k) each of GIS, UIM Canco 1, UIM Canco

2 and UIM Canco 3 will not be at the Closing a non-resident of Canada for purposes of the ITA and (l) prior to the consummation of the transaction set forth in Section 1.01(b)(iii), Everest Gaming Malta will be a non-resident of Canada and will not be registered for purposes of the GST Legislation and the QST Legislation.
SECTION 3.15. Proceedings. There is no material Proceeding pending or, to the knowledge of Parent or UIM, threatened by or against or affecting any Seller or Conveyed Subsidiary or the Businesses, nor is there any material Judgment outstanding against, or, to the knowledge of Parent or UIM, any material investigation by any Governmental Entity involving, any Seller or Conveyed Subsidiary or the Businesses. There is not any material Proceeding or claim by any Seller or Conveyed Subsidiary pending, or which any Seller or Conveyed Subsidiary intends to initiate, against any other person arising out of the operation or conduct of the Businesses.
SECTION 3.16. Benefit Plans. (a) Section 3.16(a)(1) of the Seller Disclosure Letter sets forth a true and complete list of each material Seller Benefit Plan. Section 3.16(a)(2) of the Seller Disclosure Letter sets forth a true and complete list of each Seller Benefit Plan that is or will, as of the Closing Date, be an Assumed Benefit Plan. Parent and the Sellers have made available to Holdco (i) a current, complete and accurate copy (or, with respect to any oral material Seller Benefit Plan, a written description) of each material Seller Benefit Plan document and any amendments thereto and (ii) with respect to each Assumed Benefit Plan, copies of, to the extent applicable, (A) the most recent summary plan description (or similar document and summary of material modifications), (B) the trust agreement, any insurance contracts or other funding arrangements with respect to such plan, (C) the most recent annual report on Form 5500 (including any applicable schedules and attachments thereto) or any similar reports filed by Parent, the Sellers, any Conveyed Subsidiary or any Seller Benefit Plan with the IRS or any Governmental Entity in any non-U.S. jurisdiction having authority over the Assumed Benefit Plan (if any such report was required by Applicable Law), (D) the most recently received determination or opinion letter from the IRS, or similar approval under applicable non-U.S. Law and (E) the most recently prepared actuarial valuation report and audited financial statements in connection with each Assumed Benefit Plan for which an actuarial valuation report is, or audited financial statements are, required to be prepared under Applicable Law.
(b) All employer and employee contributions to each Assumed Benefit Plan have been timely made or, if applicable, accrued in accordance with GAAP (or if GAAP is not applicable, the generally accepted accounting principles applicable to such Assumed Benefit Plan). Each Assumed Benefit Plan has been administered in accordance with its terms and in material compliance with the applicable provisions of ERISA, the Code, all other Applicable Laws and the terms of all applicable collective bargaining agreements. There are no termination proceedings or other claims (except routine claims for benefits payable) or proceedings pending or, to the knowledge of Parent or any Seller, threatened against or involving any Assumed Benefit Plan or asserting any rights to or claims for benefits under any Assumed Benefit Plan. To the knowledge of Parent or any Seller, there are currently no investigations by any Governmental Entity involving any Seller Benefit Plan.

(c) Each Assumed U.S. Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter on a timely basis from the IRS covering all provisions of the Code applicable to such Assumed U.S. Benefit Plan for which determination letters or opinion letters are currently available that such Assumed Benefit Plan is so qualified, and the trust that holds the assets with respect to each such Assumed U.S. Benefit Plan has received a determination letter from the IRS that it is exempt from U.S. federal income taxation under Section 501(a) of the Code, and there are no set of circumstances that could reasonably be expected to materially adversely affect such qualification or exemption or result in disqualification or loss of exemption.
(d) None of the Parent, any Seller or any Conveyed Subsidiary maintains or has during the past six years maintained a defined benefit pension plan (including, for the avoidance of doubt, any Seller Benefit Plan that is a defined benefit pension plan). No Assumed Benefit Plan is a Multiemployer Plan or a “multiple employer plan” within the meaning of section 4063 or 4064 of ERISA. With respect to Parent, the Sellers and the Conveyed Subsidiaries and any Commonly Controlled Entity, there does not exist, nor do any circumstances exist that could reasonably be expected to result in, any Controlled Group Liability that could reasonably be expected, individually or in the aggregate, to result in material liability, at or after the Closing, to Holdco or any entity that, together with Holdco, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
(e) With respect to each Assumed U.S. Benefit Plan that is an “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA), including any such plan covering retirees (each such employee welfare benefit plan, an “Assumed U.S. Welfare Plan”), there are no understandings, agreements or undertakings, written or oral, that would prevent any such plan (including any such plan covering retirees) from being amended or terminated without material liability to Holdco and its affiliates at or at any time after the Closing. No Assumed U.S. Welfare Plan provides benefits after termination of employment except where the cost thereof is borne entirely by the former employee (or his or her eligible dependents or beneficiaries) or as required by Section 4980B(f) of the Code or any similar state statute.
(f) (i) Each Assumed Foreign Benefit Plan that is required to be registered with any Governmental Entity has been maintained in good standing with such Governmental Entity and (ii) neither Parent nor the Sellers know of any set of circumstances that would reasonably be expected to adversely affect such good standing. No fact or set of circumstances exists and no event has occurred that would reasonably be expected to result in any Assumed Foreign Benefit Plan being required to pay any material tax or penalty under applicable Law. There are no unfunded liabilities or deficiencies with respect to any Assumed Foreign Benefit Plan that is a defined benefit plan or defined contribution plan, as determined pursuant to GAAP (or if GAAP is not applicable, determined pursuant to the generally accepted accounting principles applicable to such Assumed Foreign Benefit Plan), Applicable Laws or the terms of such Assumed Foreign Benefit Plan or any other basis (i.e., solvency, wind up, going concern). Each Conveyed Subsidiary has complied with its obligations under Section 3 of the Welfare Reform and Pensions Act 1999 (UK stakeholder pension schemes).
(g) Except as set forth in Section 3.16(g) of the Seller Disclosure Letter, none of the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (alone or in conjunction with any other event, including terminations of employment) will (A) entitle any Participant to any compensation or benefit (or increase thereto), (B) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other material obligation under any Seller Benefit Plan or (C) result in any breach or violation of or default under, or limit the right of Holdco and its affiliates to amend, modify or terminate, any Assumed Benefit Plan.
(h) Except with respect to the 2009 Key Employee Bonuses payable with respect to the individuals listed on Section 5.01A(d)(i) of the Seller Disclosure Letter, no amount or other entitlement that could be received as a result of the transactions contemplated hereby (alone or in conjunction with any other event including any termination of employment) (i) by any “disqualified individual” (as defined in Section 280G(c) of the Code) with respect to Parent, the Sellers or any Conveyed Subsidiary could constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) or (ii) by any current or former director, officer, employee or independent contractor of Parent, the Sellers or any Conveyed Subsidiary could result in the imposition of an excise tax or other additional tax or penalty on any such person under applicable non-U.S. laws or in the disallowance of a tax deduction to, or other penalty on, Holdco and its affiliates under applicable non-U.S. laws. No director, officer, employee or independent contractor of Parent, the Sellers or any Conveyed Subsidiary is entitled to receive any gross-up or additional payment by reason of the tax required by Section 409A or 4999 of the Code (or under any comparable provision under applicable non-U.S. laws) being imposed on such person.
SECTION 3.17. Absence of Changes or Events. Since the date of the Balance Sheet, there has not been a Seller Material Adverse Effect. Except for the transactions contemplated by this Agreement, since the date of the Balance Sheet, the Sellers and the Conveyed Subsidiaries have caused the Businesses to be conducted in the ordinary course and in substantially the same manner as previously conducted (including with respect to research and development efforts, capital expenditures and inventory levels) and have made commercially reasonable efforts to keep intact the Businesses, keep available the services of the employees of the Businesses and preserve the relationships of the Businesses with customers, suppliers and others with whom the Businesses deal. Since the date of the Balance Sheet to the date of this Agreement, neither Parent nor any Seller or Conveyed Subsidiary has taken any action that, if taken after the date of this Agreement without MG’s consent, would constitute a breach of Section 5.01(a)(i), (iv), (v), (vi), (viii), (ix), (xi) or (xvi).
SECTION 3.18. Compliance with Applicable Laws; Environmental Matters. (a) (i) Since January 1, 2007, the Businesses have been and are in compliance with all Applicable Laws relating to the regulation of gaming and gambling (excluding

U.S. federal, state and local Laws which are the subject of Section 3.18(a)(ii)), except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Seller Material Adverse Effect. Since January 1, 2007, neither Parent nor any Seller or Conveyed Subsidiary has received any communication from a Governmental Entity that alleges that the Businesses are not in compliance with any of the Applicable Laws described in the immediately preceding sentence, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Seller Material Adverse Effect.
(ii) Businesses have been and are in compliance in all material respects with all Applicable Laws (other than the Applicable Laws described in Section 3.18(a)(i)). Neither Parent nor any Seller or Conveyed Subsidiary has received any communication during the past five years from a Governmental Entity that alleges that the Businesses are not in compliance in any material respect with any Applicable Law (other than any Applicable Law described in Section 3.18(a)(i)).
This Section 3.18(a) does not relate to matters with respect to Intellectual Property, which is the subject of Section 3.07, Taxes, which are the subject of Section 3.14, or to environmental matters, which are the subject of Section 3.18(b).
(b) During the past five years, neither Parent nor any Seller or Conveyed Subsidiary has received any written communication from a Governmental Entity or other person that alleges that the Businesses are not in compliance with, or have or may have material liability under, any Environmental Law except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Seller Material Adverse Effect. Since January 1, 2007, each of the Sellers and the Conveyed Subsidiaries and the Businesses have been and are in compliance with applicable Environmental Laws, including possession of and compliance with all Permits required to conduct the Businesses under applicable Environmental Laws, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Seller Material Adverse Effect. There are no material Environmental Claims pending or, to the knowledge of Parent or UIM, threatened against or affecting any Seller or Conveyed Subsidiary or the Businesses, and none of the Sellers or Conveyed Subsidiaries, the Businesses or the Acquired Assets is subject to any Judgment relating to any Environmental Law including the investigation or remediation of Hazardous Materials. During the past five years, no Hazardous Materials have been generated, stored, used, transported or Released in, on, at, under or from any Business Property, or any other property owned or leased, or at which Hazardous Materials were disposed of, in connection with the Businesses, in each case except in compliance in all material respects with, and in a manner not reasonably expected to result in material liability under, applicable Environmental Laws. For purposes of this Agreement:
(i) The term “Environmental Claim” means any administrative, regulatory or judicial Proceeding, Judgment, investigation or written or oral notice of noncompliance or violation by or from any Governmental Entity alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resource damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (A) the presence or Release of, or exposure to, any Hazardous Materials at any location; or (B) the failure to comply with any Environmental Law.
(ii) The term “Environmental Laws” means any and all Applicable Laws, Judgments and Permits issued, promulgated or entered into by or with any Governmental Entity, relating to pollution, preservation or reclamation of natural resources, or to the protection of human health (as it relates to Hazardous Materials) or the environment.
(iii) The term “Hazardous Materials” means all hazardous or toxic substances, wastes or chemicals regulated pursuant to any Environmental Law, including petroleum (including crude oil or any fraction thereof) or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, lead and lead-based paint and toxic mold.
(iv) The term “Release” means any spill, emission, leaking, pouring, emptying, pumping, injection, deposit, disposal, discharge, dispersal, leaching, emanation or migration in, into, onto, or through the environment (including ambient air, surface water, ground water, soils, land surface, subsurface strata or workplace) and any building, facility, fixture or equipment.
(c) The occupancies and uses of the Business Properties, as well as the development, construction, management, maintenance, servicing and operation of the Business Properties, comply with all Applicable Laws and are not in violation of any thereof, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Seller Material Adverse Effect.
SECTION 3.19. Employee and Labor Matters. (a) There is not any, and during the past three years there has not been any, labor strike, dispute, work stoppage or lockout or other industrial action pending or, to the knowledge of Parent or any Seller, threatened against or affecting the Businesses. None of the Employees is represented by a union or any other similar labor organization and, to the knowledge of Parent or any Seller, no union or similar organizational campaign is in progress with respect to the Employees and no question concerning representation of such Employees exists. Neither Parent nor any Seller or Conveyed Subsidiary is engaged in any unfair labor practice (as defined in Section 8 of the National Labor Relations Act or similar Applicable Law) in connection with the operation or conduct of the Businesses. There are no unfair labor practice charges or complaints against or affecting Parent or any Seller or Conveyed Subsidiary pending, or, to the knowledge of Parent or any Seller, threatened, before the National Labor Relations Board or similar non-U.S. authority in connection with the operation or conduct of the Businesses. There are no pending or, to the knowledge of Parent or any Seller, threatened material union grievances against or affecting Parent or any Seller or Conveyed Subsidiary in connection with the operation or conduct of the

Businesses. There are no pending or, to the knowledge of Parent or any Seller, threatened charges in connection with the operation or conduct of the Businesses against or affecting Parent or any Seller or Conveyed Subsidiary or any current or former Employee before the Equal Employment Opportunity Commission or any state, local or non-U.S. agency responsible for the prevention of unlawful employment practices. Neither Parent nor any Seller or Conveyed Subsidiary has received any notice during the past three years of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation of or affecting the Businesses and, to the knowledge of Parent or any Seller, no such investigation is in progress. Parent, Sellers and the Conveyed Subsidiaries are in compliance in all material respects with all Applicable Laws, codes of conduct and practice, collective agreements and relevant customs and practices with respect to labor relations, employment and employment practices, occupational safety and health standards, terms and conditions of employment, payment of wages, classification of employees, immigration, visa, work status, human rights, pay equity and workers’ compensation, and are not engaged in any unfair labor practices in connection with the conduct of the Businesses.
(b) Section 3.19(b) of the Seller Disclosure Letter sets forth a true and complete list of each Employee as of the date of this Agreement including, as applicable, each Employee’s current (A) job title, (B) years of service with the Sellers and their respective affiliates, (C) base salary or current wages, (D) equity compensation holdings (including number and types of awards and all applicable vesting requirements), (E) legal residence and work locations, (F) employment status (i.e., active or inactive, including the basis for inactive status) and (G) employing entity, except in each case to the extent that the Sellers and their respective affiliates are prohibited under Applicable Law from making such information available. The Sellers and their respective affiliates shall promptly update such schedule from time to time (and in any event at least once every month, if necessary) as necessary so that it remains true and complete in all material respects during the period through the Closing Date. The Sellers shall provide to Holdco and its affiliates a final, true and complete version of such schedule not later than 10 days after the Closing Date. There are no material deviations in the contracts and employment conditions of the Employees from Applicable Law or regulation, collective bargaining agreements or any other undertaking and no payments have been made or are contemplated by the Parent or any Conveyed Subsidiary to any Employee or former Employee or to their dependents or relatives that are in excess of that person’s entitlements under their terms of employment or appointment. The Parent and Conveyed Subsidiaries do not use the services of consultants, agency workers or other self-employed persons, and have not entered into any secondment or flexible working arrangement with any Employee. Neither the Parent nor any Conveyed Subsidiary has been a party to a Relevant Transfer in the eight years preceding the date of this Agreement.
(c) No Employee is a party to or bound by any Contract with Parent or any Seller (or, to the knowledge of Parent or any Seller, any third party), or subject to any Judgment, that may interfere with the use of such person’s best efforts to promote the interests of the Businesses, may conflict with the Businesses or the transactions contemplated hereby or that, individually or in the aggregate, has had or could reasonably be expected to have a Seller Material Adverse Effect. No activity of any current or former Employee has caused a material violation of any employment contract, confidentiality agreement, patent disclosure agreement or other Contract among such Employee, Parent or any Seller (or, to the knowledge of Parent or any Seller, between such Employee and any third party). The execution and delivery of this Agreement will not conflict in a material manner with or result in a material breach of the terms, conditions or provisions of, or constitute a material default under, any Contract among any Employee, Parent or any Seller (or, to the knowledge of Parent or any Seller, between such Employee and any third party). No Employee is subject to any disciplinary action or engaged in any grievance procedure.
SECTION 3.20. Transactions with Affiliates. (a) None of Parent, any Seller or any of their affiliates (other than the Conveyed Subsidiaries) will be a party to any Assigned Contract after the Closing. After the Closing, none of Parent, any Seller and their affiliates will have any interest in any property (real or personal, tangible or intangible) or Contract used in or pertaining to the Businesses, other than the Excluded Assets.
(b) Section 3.20(b) of the Seller Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all licenses, products and services provided to the Businesses by (i) any portion of the business, assets or employees of the Sellers not constituting Acquired Assets or Business Employees or Conveyed Subsidiaries or (ii) any of the Sellers’ affiliates (other than the Conveyed Subsidiaries).
SECTION 3.21. Accounts; Safe Deposit Boxes; Officers and Directors; Customers; Funds Held on Deposit Liabilities. (a) Section 3.21(a) of the Seller Disclosure Letter sets forth (i) a true and correct list of all bank and savings accounts, certificates of deposit and safe deposit boxes of the Sellers and the Conveyed Subsidiaries and those persons authorized to sign thereon and (ii) a true and correct list of all officers and directors of each of the Conveyed Subsidiaries.
(b) As of the date of this Agreement, the number of Unique Active Poker Accounts of the Businesses is at least 168,680 and the number of Unique Active Casino Accounts of the Businesses is at least 19,152.
(c) Section 3.21(c) of the Seller Disclosure Letter sets forth, with respect to each Seller and Conveyed Subsidiary, the amount of Funds Held on Deposit Liabilities held by such Seller or Conveyed Subsidiary and the amount of cash and cash equivalents held by such Seller or Conveyed Subsidiary in connection with Funds Held on Deposit Liabilities, in each case as of the date specified thereon.
SECTION 3.22. Brokers. No broker, investment banker, financial advisor or other person (other than Goldman, Sachs & Co., the fees and expenses of which will be paid by Parent) is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Acquisition or any of the other transactions contemplated by this Agreement, the Shareholder Agreement and the

Ancillary Agreements based upon arrangements made by or on behalf of Parent or any Seller or Conveyed Subsidiary.
SECTION 3.23. Projections. The projections delivered to MG and Holdco by or on behalf of Parent and the Sellers were prepared in good faith based upon assumptions that Parent and the Sellers believed were reasonable at the time made.
SECTION 3.24. Private Offering. None of Parent, the Parent Stock Sellers, UIM or the Conveyed Subsidiaries, their affiliates or Representatives has issued, sold or offered any security of any of the Conveyed Subsidiaries to any person under circumstances that would cause the sale of the Shares, as contemplated by this Agreement, to be subject to the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) or any similar law of any jurisdiction. None of Parent, the Parent Stock Sellers, UIM or the Conveyed Subsidiaries, their affiliates and Representatives will offer the Shares or any part thereof or any similar securities for issuance or sale to, or solicit any offer to acquire any of the same from, anyone so as to make the issuance and sale of the Shares subject to the registration requirements of the Securities Act or any similar law of any jurisdiction.
SECTION 3.25. Investment Purposes. The Holdco Interests acquired by IMLL and transferred to the Holdco Interest Holder pursuant to this Agreement are being acquired for investment only, for IMLL’s and the Holdco Interest Holder’s own account and not as nominee or agent, and not with a view to any resale or distribution thereof, neither IMLL nor the Holdco Interest Holder has any present intention of selling, granting any participation in or otherwise distributing the same (other than as provided in this Agreement), and each of IMLL and the Holdco Interest Holder shall not offer to sell or otherwise dispose of the Holdco Interests so acquired by it in violation of the registration and prospectus delivery requirements of the Securities Act or similar laws of any jurisdiction. Neither IMLL nor the Holdco Interest Holder has any contract, undertaking, agreement or arrangement with any person to sell or transfer the Holdco Interests acquired by it, or to grant participations with respect to the same, to such person or to any third person.
SECTION 3.26. No Other Representations and Warranties. Except for the representations and warranties contained in this Article III and any express representations and warranties in the Shareholder Agreement or any Ancillary Agreement, none of Parent or the Sellers nor any other person acting for or on behalf of such persons makes any representation or warranty, express or implied.
ARTICLE IV
Representations and Warranties of MG
MG hereby represents and warrants to Parent and the Sellers that the statements contained in this Article IV are true and correct, except as set forth in the disclosure letter delivered by MG to Parent and the Sellers on or prior to the date of the execution and delivery by MG of this Agreement (the “MG Disclosure Letter”), it being acknowledged and agreed that (a) the MG Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article IV, (b) the disclosure in any section shall be deemed to qualify other sections in this Article IV to the extent (and only to the extent) that it is readily apparent from the face of such disclosure that such disclosure also qualifies or applies to such other sections (notwithstanding the omission of a reference or cross reference thereto) and (c) the mere inclusion of an item in such MG Disclosure Letter as an exception to a representation or warranty shall not be deemed to constitute an admission, or otherwise imply, that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Purchaser Material Adverse Effect.
SECTION 4.01. Organization, Standing and Power; Holdco. (a)  MG is, and from and after the date on which it becomes a party to this Agreement, Holdco and each of the subsidiaries of Holdco is, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept). MG, and from and after the date on which it becomes a party to this Agreement Holdco and each of its subsidiaries, has full corporate power and authority and possesses all Permits necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business, other than such Permits the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect. MG has delivered to Parent and the Sellers true and complete copies of the certificate of incorporation (extrait K-bis) and bylaws (statuts) of MG, as amended through the date of this Agreement.
(b) Since their respective dates of organization, Holdco and its subsidiaries have not carried on any business or conducted any operations other than the execution of this Agreement and the performance of their obligations under this Agreement and matters ancillary thereto. From and after the date on which it becomes a party to this Agreement, Holdco has no Indebtedness and has not incurred or assumed any Indebtedness or provided any Guarantee of any Indebtedness or other liabilities or obligations.
(c) From and after the date on which it becomes a party to this Agreement, (i) all the shares in the share capital of Holdco are outstanding and owned directly by MG, free and clear of any Liens, (ii) all of the outstanding shares of Holdco are, and the Holdco Interests will be when issued, validly issued, fully paid and nonassessable, (iii) there are no outstanding warrants, options, agreements, subscriptions, convertible or exchangeable securities or other commitments pursuant to which Holdco or any of its subsidiaries is or may become obligated to issue, sell, purchase, return or redeem any Holdco shares or other securities of Holdco or any of its subsidiaries, (iv) no equity securities of Holdco or any of its subsidiaries are reserved for issuance for any purpose, (v) Holdco owns of record and beneficially all outstanding equity and voting interests of its subsidiaries, free and clear of all Liens, and (vi) such equity and voting interests constitute all the issued and outstanding capital stock of and other equity and voting interests in the subsidiaries of Holdco.
SECTION 4.02. Authority; Execution and Delivery; Enforceability. Each of MG and, from and after the date on which it becomes a party to this Agreement, Holdco has full power and authority to execute this Agreement, the Shareholder Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution and delivery by each of MG and, from and after the date on which it becomes a party to this Agreement, Holdco of this Agreement, the Shareholder Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and the consummation by each of MG and Holdco and Holdco’s subsidiaries of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each of MG and, from and after the date on which Holdco becomes a party to this agreement, Holdco and Holdco’s subsidiaries, and no other corporate proceedings on the part of MG and, from and after the date on which Holdco becomes a party to this agreement, Holdco and Holdco’s subsidiaries are necessary to authorize this Agreement, the Shareholder Agreement and the Ancillary Agreements or the consummation of the Acquisition and the other transactions contemplated hereby or thereby. Each of MG and, from and after the date on which Holdco becomes a party to this agreement, Holdco has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered the Shareholder Agreement and each Ancillary Agreement to which it is, or is specified to be, a party, and, assuming the due execution and delivery of this Agreement, the Shareholder Agreement and each Ancillary Agreement by the other parties hereto and thereto, this Agreement constitutes, and each of the Shareholder Agreement and each Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency or similar laws relating to creditors’ rights generally and to general principles of equity.
SECTION 4.03. No Conflicts; Consents. The execution and delivery by each of MG and Holdco of this Agreement, the Shareholder Agreement and each Ancillary Agreement to which it is, or is specified to be, a party, the consummation by each of MG, Holdco and Holdco’s subsidiaries of the Acquisition and the other transactions contemplated hereby and thereby and compliance by each of MG, Holdco and Holdco’s subsidiaries with the terms hereof and thereof do not and will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of MG or Holdco or any of their subsidiaries under, any provision of (i) the certificate of incorporation or by-laws (or equivalent documents and instruments) of MG or Holdco or any of their subsidiaries, (ii) any Contract to which MG or any of its subsidiaries is a party, to which MG, any of its subsidiaries or any of their respective properties or assets is subject, or, from and after the date on which Holdco becomes a party to this Agreement, to which Holdco or any of its subsidiaries is a party or to which Holdco or any of its subsidiaries or any of their respective properties or assets is subject, or (iii) any Judgment or Applicable Law applicable to MG or any of its subsidiaries or their respective properties or assets or, from and after the date on which Holdco becomes a party to this Agreement, to Holdco or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a Purchaser Material Adverse Effect. Other than the matters specified in Section 6.01(a) and the matters specified in Section 6.02(f), no Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to MG or Holdco or any of their subsidiaries in connection with the execution and delivery of this Agreement, the Shareholder Agreement or any Ancillary Agreement, the consummation of the Acquisition or the other transactions contemplated hereby and thereby or compliance with the terms hereof and thereof.
SECTION 4.04. Proceedings. From and after the date on which Holdco becomes a party to this Agreement, there are no (a) outstanding Judgments against or affecting Holdco or any of its subsidiaries, (b) Proceedings pending or, to the knowledge of MG or Holdco, threatened against or affecting Holdco or any of its subsidiaries or (c) investigations by any Governmental Entity that are pending or, to the knowledge of MG or Holdco, threatened against or affecting Holdco or any of its subsidiaries. There are no (x) outstanding Judgments against or affecting MG, (y) Proceedings pending or, to the knowledge of MG, threatened against or affecting MG or (z) investigations by any Governmental Entity that are pending or, to the knowledge of MG, threatened against, involving or affecting MG that, in any case, individually or in the aggregate, have had or would reasonably be expected to have a Purchaser Material Adverse Effect.
SECTION 4.05. Capital Resources; Financial Statements; Purchaser Material Adverse Effect. (a) The obligations of MG and, from and after the date on which it becomes a party to this Agreement, Holdco hereunder are not subject to any conditions regarding MG’s, Holdco’s or any other person’s ability to obtain financing for the consummation of the transactions contemplated by this Agreement. MG and Holdco will at the Closing and from time to time thereafter as required by this Agreement and the Ancillary Agreements have access to sufficient cash resources to pay all amounts to be paid by Holdco, its affiliates and subsidiaries, to Parent, the Parent Asset Sellers and the UIM Asset Sellers in connection with the consummation of the transactions contemplated hereby and thereby, including all costs and expenses incurred by Holdco, its affiliates and subsidiaries in connection with this Agreement, the Shareholder Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby. Holdco and its subsidiaries will not have any Indebtedness immediately following the Closing.
(b) Section 4.05(b) of the MG Disclosure Letter sets forth (i) the audited accounts of Société Mangas Capital Gaming for the fiscal year ended December 31, 2007, (ii) the audited consolidated accounts of Mangas Gaming S.A.S. for the fiscal year ended December 31, 2008, (iii) the unaudited consolidated accounts of Mangas Gaming S.A.S. for the nine-month period ended September 30, 2009 and (iv) the management accounts of Mangas Gaming Group for the one-month period ended

October 31, 2009. The financial statements in clauses (i) through (iii) were prepared in accordance with French generally accepted accounting principles and the financial statements in clauses (i) through (iv) are derived from books and records of MG and its subsidiaries.
(c) Since September 30, 2009 to the date of this Agreement, there has not been a Purchaser Material Adverse Effect.
SECTION 4.06. Brokers. No broker, investment banker, financial advisor or other person (other than Lazard Frères, the fees and expenses of which will be paid by MG) is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Acquisition or any of the other transactions contemplated by this Agreement, the Shareholder Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of MG or Holdco.
SECTION 4.07. Investment Purposes. The Shares purchased by Holdco and its subsidiaries pursuant to this Agreement are being acquired for investment only, for Holdco’s and its subsidiaries’ own account and not as nominee or agent, and not with a view to any resale or distribution thereof, none of Holdco or its subsidiaries has (from and after the date on which Holdco becomes a party to this Agreement) any present intention of selling, granting any participation in or otherwise distributing the same, and none of Holdco or its subsidiaries shall offer to sell or otherwise dispose of the Shares so acquired by it in violation of the registration and prospectus delivery requirements of the Securities Act or similar laws of any jurisdiction. From and after the date on which Holdco becomes a party to this Agreement, none of Holdco or its subsidiaries has any contract, undertaking, agreement or arrangement with any person to sell or transfer the Shares acquired by it, or to grant participations with respect to the same, to such person or to any third person.
SECTION 4.08. Private Offering. None of MG, Holdco, their affiliates or Representatives has issued, sold or offered any security of Holdco to any person under circumstances that would cause the issuance and sale of Holdco Interests to the Holdco Interest Holder, as contemplated by this Agreement, to be subject to the registration requirements of the Securities Act or any similar law of any jurisdiction. None of MG, Holdco, their affiliates and Representatives will offer Holdco Interests or any part thereof or any similar securities for issuance or sale to, or solicit any offer to acquire any of the same from, anyone so as to make the issuance and sale of Holdco Interests as contemplated by this Agreement subject to the registration requirements of the Securities Act or any similar law of any jurisdiction.
SECTION 4.09. No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV and any express representations and warranties in the Shareholder Agreement or any Ancillary Agreement, none of MG or Holdco nor any other person acting for or on behalf of such persons makes any representation or warranty, express or implied.

ARTICLE V
Covenants
SECTION 5.01. Covenants of Parent and Sellers Relating to Operation and Conduct of the Businesses. (a)  Except to the extent set forth in Section 5.01 of the Seller Disclosure Letter or otherwise expressly permitted or required by the terms of this Agreement, from the date of this Agreement to the Closing, the Sellers and Conveyed Subsidiaries shall, and Parent shall cause the Sellers and Conveyed Subsidiaries to, conduct their respective Businesses in the usual, regular and ordinary course in substantially the same manner as previously conducted (including with respect to research and development efforts, marketing efforts and capital expenditures) and use all commercially reasonable efforts to keep intact their respective Businesses, keep available the services of the current employees of the Businesses and preserve the relationships of their respective Businesses with customers, suppliers, licensors, licensees, distributors and others with whom the Businesses deal. In addition (and without limiting the generality of the foregoing), except to the extent set forth in Section 5.01 of the Seller Disclosure Letter or otherwise expressly permitted or required by the terms of this Agreement, the Sellers and Conveyed Subsidiaries shall not, and Parent shall not permit the Sellers and Conveyed Subsidiaries to, do any of the following without the prior written consent of MG (which consent shall not be unreasonably withheld, conditioned or delayed):
(i) (A) except pursuant to a Seller Benefit Plan existing on the date hereof or as required by Applicable Law, (x) increase the compensation or benefits payable or to become payable to any Participant other than, in the case of base salary, wages or commissions, increases in the ordinary course of business consistent with past practice or (y) for the benefit of any Participant, establish, adopt, enter into, amend or terminate or take any action to accelerate any rights or benefits under any collective bargaining agreement or Seller Benefit Plan, (B) except pursuant to a Seller Benefit Plan existing on the date hereof or as required by Applicable Law, grant any change in control, retention, severance or termination compensation or benefits to, or enter into or amend any employment, bonus or severance agreement with, any Participant (other than employment agreements with newly hired employees providing annual compensation of (x) less than $125,000 for each such employee and (y) less than $1,000,000 for all such employees in the aggregate), (C) except as required by Applicable Law, change any actuarial or other assumption used to calculate funding obligations with respect to any Assumed Benefit Plan, or change the manner in which contributions to any Assumed Benefit Plan are made or the basis on which such contributions are determined, (D) take any action to fund or in any other way secure the payment of compensation or benefits under any plan, agreement, contract or arrangement with any Employee or any Assumed Benefit Plan, or (E) take any action to accelerate the vesting and payment of any compensation or benefit under any Assumed Benefit Plan;

(ii) transfer any Employee from the Businesses to any other business conducted by Parent or any of the Sellers, or any other employee of Parent, the Sellers or their respective affiliates from any other business conducted by Parent or any of the Sellers to the Businesses;
(iii) terminate the employment of any Employee with an annual salary or annualized wages of more than $125,000 or any Employee specified in Section 6.02(e) of the Seller Disclosure Letter;
(iv) incur or assume any Indebtedness or other liabilities or obligations for borrowed money or provide any Guarantee of any Indebtedness or other liabilities or obligations, other than (A) short-term trade payables in the ordinary course of business and consistent with past practice, (B) Intercompany Indebtedness and (C) Indebtedness owed to Parent or any of Parent’s subsidiaries;
(v) permit, allow or suffer any Acquired Asset or any of the Shares to become subjected to any Lien of any nature whatsoever other than a Permitted Lien;
(vi) (A) pay, discharge, settle or satisfy any claims, liabilities, obligations or Proceedings other than in the ordinary course of business consistent with past practice and in accordance with their terms, or (B) waive, assign, transfer or release any claims or rights of material value;
(vii) pay, loan or advance any amount to, or sell, transfer or lease any of its assets (other than Excluded Assets) to, or enter into any agreement or arrangement to do any of the foregoing with, Parent or any of its affiliates;
(viii) make any change in any method of accounting or accounting practice or policy other than those required by GAAP;
(ix) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any material assets; provided that the Sellers and Conveyed Subsidiaries may acquire assets to the extent replacing or repairing damaged assets;
(x) make any change to any Permits currently held or file any application for a change, extension or grant of a Permit;
(xi) make, incur or pay any capital expenditure, except for capital expenditures disclosed in the capital plans for 2009 and 2010 provided to MG prior to the date of this Agreement or to comply with requirements imposed by Applicable Law;
(xii) sell, lease, license or otherwise dispose of any Acquired Asset, except (A) obsolete or excess equipment sold in the ordinary course of business and consistent with past practice and (B) click-through licenses to end users of the products of the Businesses;
(xiii) enter into, modify or amend any lease of real property;
(xiv) enter into any Contract that, if it had been entered into prior to the date of this Agreement, would be required to be disclosed pursuant to (A) Section 3.08(a)(iii), 3.08(a)(iv), 3.08(a)(ix), 3.08(a)(xiv) or 3.08(a)(xviii) or (B) Section 3.08(a)(v) or 3.08(a)(vi) which, in the case of this clause (B), constitutes a sale-leaseback arrangement;
(xv) engage in (A) any promotional sales or discount activity with any customers with the effect of accelerating to pre-Closing periods sales or additions of Unique Active Poker Accounts or Unique Active Casino Accounts that would otherwise be expected (based on past practice) to occur in post-Closing periods, (B) any practice which would have the effect of accelerating to pre-Closing periods collections of receivables that would otherwise be expected (based on past practice) to be made in post-Closing periods or (C) any practice which would have the effect of postponing to post-Closing periods payments due in connection with the operation or conduct of the Businesses that would otherwise be expected (based on past practice) to be made in pre-Closing periods;
(xvi) make any deemed or express Tax election (other than in the ordinary course of business), change any deemed or express Tax election, change any Tax accounting period or method, settle or compromise any material liability with respect to Taxes or consent to any claim or assessment with respect to Taxes;
(xvii) form any new subsidiary;
(xviii) amend the certificate of incorporation or by-laws (or equivalent documents and instruments) of any Conveyed Subsidiary;
(xix) issue, sell, transfer, repurchase or redeem or propose to issue, sell, transfer, repurchase or redeem any shares of capital stock of any Conveyed Subsidiary, or securities convertible into or exchangeable or exercisable for, or options with respect to, or warrants to purchase or rights to subscribe for, shares of capital stock of any Conveyed Subsidiary;
(xx) (A) make available, or propose or enter into any Contract to make available, any of the products or services of the Businesses to end users located in any jurisdiction set forth in Section 5.01(a)(xx) of the Seller Disclosure Letter or (B) make any changes to the regulatory compliance operations, systems and processes of the Businesses as required by Applicable Law or fail to take any action reasonably necessary in order to maintain the existing regulatory compliance operations, systems and processes of the Businesses in full force and effect;

(xxi) enter into, extend, modify or renew any IP License or any Source Code Contract, other than (A) renewals of expiring IP Licenses that consist solely of a license to a Seller or Conveyed Subsidiary of third-party Intellectual Property (provided that such renewals shall be on terms no less favorable to such Seller or Conveyed Subsidiary than the terms of such IP License as in effect immediately prior to such expiration) and (B) click-through licenses to end users of the products of the Businesses;
(xxii) take any action or fail to take any action that, individually or in the aggregate with all previous actions or failures to act, would reasonably be expected to result in any representation or warranty of Parent or the Sellers contained in this Agreement becoming untrue or take any action that, individually or in the aggregate with all previous actions, would reasonably be expected to result in any of the other conditions to Closing set forth in Article VI becoming incapable of being satisfied; or
(xxiii) authorize, or commit to do or agree to take, whether in writing or otherwise, any of the foregoing actions.
(b) Advice of Changes. Parent and the Sellers shall promptly advise MG and Holdco in writing of the occurrence of any change or event that, if it had occurred prior to the date of this Agreement, would have been required to be included in the Seller Disclosure Letter in order for the representations and warranties of Parent and the Sellers in this Agreement to be accurate; provided, however, that no such notification shall affect the representations, warranties, covenants and agreements in this Agreement or the Ancillary Agreements for purposes of determining the satisfaction of the conditions set forth in Article VI or of determining whether any person is entitled to indemnification pursuant to Article VIII.
(c) Affirmative Covenants. Until the Closing, the Sellers and the Conveyed Subsidiaries shall, and Parent shall cause the Sellers and the Conveyed Subsidiaries to:
(i) make marketing expenditures (including online media, TV media, print media and public relations (including surveys, lobbying, editorial, ambassador, event and other public relations) expenditures) in at least the amounts and types, and during each of the periods, specified in the most recent budget and business plan provided to MG prior to the date of this Agreement;
(ii) maintain insurance coverage at levels consistent with presently existing levels;
(iii) maintain the Acquired Assets and the assets of the Conveyed Subsidiaries in the ordinary course of business in good operating order and condition, reasonable wear and tear excepted; and
(iv) upon any damage, destruction or loss to any Acquired Asset or asset of a Conveyed Subsidiary, apply any and all insurance proceeds received with respect thereto to the prompt repair, replacement and restoration thereof to the condition of such asset before such event or to such other (better) condition as may be required by Applicable Law.
(d) Parent Indebtedness. Until the Closing, Parent shall not incur or assume, or permit any of its subsidiaries to incur or assume, any Indebtedness (other than Intercompany Indebtedness) or other liabilities or obligations for borrowed money or provide any Guarantee of any Indebtedness or other liabilities or obligations (i) if the execution and delivery by Parent or any of the Sellers of this Agreement, the Shareholder Agreement or any Ancillary Agreement to which any of such persons is, or is specified to be, a party, the consummation by Parent or any of the Sellers of the Acquisition and the other transactions contemplated hereby and thereby, or compliance by Parent or any of the Sellers with the terms hereof and thereof do or will conflict therewith, or result in any violation of or default (with or without notice or lapse of time, or both) thereunder, or give rise to a right of acceleration of any obligation thereunder, or to increased, additional, accelerated or guaranteed rights or entitlements of any person thereunder, or result in the creation of any Lien upon any of the Acquired Assets, the Shares or the properties or assets of any Conveyed Subsidiary thereunder that would continue to be effective following the Closing, or (ii) that would be binding upon Holdco or any of its affiliates or any of their respective properties or assets after the Closing or would entitle any third party to any rights or entitlements with respect to, or result in the creation of any Lien upon, any of their properties, assets or capital stock or other equity or voting interests after the Closing. Prior to the Closing, Parent shall pay, or cause to be paid or otherwise canceled, all Indebtedness (x) owed to Parent and its subsidiaries (other than the Sellers and Conveyed Subsidiaries), on the one hand, by the Sellers and Conveyed Subsidiaries, on the other hand, and (y) owed by Parent and its subsidiaries (other than the Sellers and Conveyed Subsidiaries), on the one hand, to the Sellers and Conveyed Subsidiaries, on the other hand, other than the IMLL Note, the UIM Note and any Indebtedness by or among UIM on the one hand and IMLL on the other hand.
SECTION 5.02. Covenants of MG and Holdco. Except to the extent expressly permitted or required by the terms of this Agreement, from the date of this Agreement to the Closing, MG and Holdco shall not, and MG shall not permit Holdco or any of Holdco’s subsidiaries to, do any of the following without the prior written consent of Parent and UIM (which consent shall not be unreasonably withheld, conditioned or delayed):
(a) amend the certificate of incorporation (extrait K-bis) or bylaws (statuts) of Holdco or any of Holdco’s subsidiaries, other than amendments in order to consummate the issuance and delivery of Holdco Interests to IMLL as contemplated by this Agreement and to give effect to the agreements set forth in the Shareholder Agreement;
(b) issue, sell, pledge, transfer, repurchase or redeem or propose to issue, sell, pledge, transfer, repurchase or redeem any shares of capital stock of Holdco, or securities convertible into or exchangeable or exercisable for, or options with respect to, or warrants to purchase or rights to subscribe for, shares of capital stock of Holdco;
(c) take any action or fail to take any action that, individually or in the aggregate with all previous actions or failures to act, would reasonably be expected to result in any representation or warranty of MG or Holdco contained in this Agreement becoming untrue or take any action that, individually or in the aggregate with all previous actions, would reasonably be expected to result in any of the other conditions to Closing set forth in Article VI becoming incapable of being satisfied;
(d) in the case of Holdco and its subsidiaries, incur or assume any Indebtedness or provide any Guarantee of any Indebtedness or other liabilities or obligations other than as contemplated by Section 1.01; or
(e) authorize, or commit to do or agree to take, whether in writing or otherwise, any of the foregoing actions.
SECTION 5.03. No Solicitation. (a)  Prior to the Closing, none of Parent or any of the Sellers shall, nor shall any of them authorize or permit any of its affiliates or any of its or their respective Representatives to, (i) directly or indirectly solicit, initiate, encourage, induce or facilitate the submission, amendment or modification of any Acquisition Proposal or (ii) directly or indirectly enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with any person in connection with, or take any other action to facilitate, make effective, implement or consummate, any Acquisition Proposal or any inquiries regarding, or the making of any proposal that constitutes, or that may reasonably be expected to lead to, any Acquisition Proposal. Notwithstanding the foregoing, if Parent’s board of directors determines in good faith (after consultation with outside counsel and a financial advisor of internationally recognized reputation) that doing so is required by its fiduciary duties under Applicable Law, Parent may, in response to a bona fide written offer or proposal which, if consummated, would constitute a Parent Change in Control (a “Parent Acquisition Proposal”) which was not solicited after the date hereof and was made prior to the Closing and did not otherwise result from a breach of this Section 5.03(a), Parent may, subject to compliance with Section 5.03(b), (x) furnish information with respect to Parent to the person making such Parent Acquisition Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive of such person than the Confidentiality Agreement (provided that all such information, to the extent relating to any Seller or Conveyed Subsidiary or the Businesses, has previously been provided to MG or is provided to MG prior to or substantially concurrent with the time it is provided to such person), (y) participate in discussions regarding the terms of such Parent Acquisition Proposal and the negotiation of such terms with the person making such Parent Acquisition Proposal (and such person’s Representatives) and (z) enter into agreements relating to such Parent Acquisition Proposal and implement and consummate such Parent Change in Control. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.03(a) by any Representative of any

Seller or Parent or any of any Seller or Parent’s affiliates shall constitute a breach of this Section 5.03(a) by such Seller or Parent, as the case may be.
(b) In addition to the obligations of each Seller and Parent set forth in Section 5.03(a), prior to the Closing, each Seller and Parent each shall as promptly as possible advise MG of its receipt of (i) any Acquisition Proposal or request for information or inquiry that may reasonably be expected to lead to or contemplate a Acquisition Proposal and (ii) the material terms and conditions of any such Acquisition Proposal, request or inquiry and the identity of the person making such Acquisition Proposal, request or inquiry. Commencing upon the provision of any advice referred to in the immediately preceding sentence, Parent (or its outside counsel) shall advise and confer with MG (or its outside counsel) on a prompt and regular basis regarding the progress of discussions or negotiations regarding the terms and conditions of any Parent Acquisition Proposal, request or inquiry. As soon as practicable after receipt or delivery thereof, Parent and the Sellers (or their respective outside counsel) shall provide to MG (or its outside counsel) copies of all correspondence and other written material relating to any such Acquisition Proposal, request or inquiry exchanged between any Seller or Parent or any of their respective Representatives, on the one hand, and the person making such Acquisition Proposal, request or inquiry or any of its Representatives, on the other hand.
SECTION 5.04. Access to Information. The Sellers shall, Parent shall cause the Sellers to, and the Sellers shall cause the Conveyed Subsidiaries to, afford to MG, Holdco and their accountants, counsel and other Representatives reasonable access, upon reasonable notice during normal business hours during the period prior to the Closing, to all the management personnel, properties, books, contracts, commitments, Tax Returns and records of the Businesses (other than the Excluded Assets), and during such period shall furnish promptly to MG and Holdco any information concerning the Businesses as MG and Holdco may reasonably request. After the Closing, Holdco shall, and MG shall cause Holdco to, afford to Parent and its accountants and other Representatives reasonable access, upon reasonable notice during normal business hours, to the management personnel, properties, books, contracts, commitments, Tax Returns and records of Holdco and its subsidiaries, as is reasonably necessary for Parent’s preparation of its audited financial statements for the fiscal year ending December 31, 2009 and audited financial statements of the Businesses for the period beginning on January 1, 2010 and ending on the Closing Date.
SECTION 5.05. Confidentiality. (a) MG and Holdco acknowledge that the information being provided to them in connection with the Acquisition and the consummation of the other transactions contemplated hereby and by the Shareholder Agreement and the Ancillary Agreements is subject to the terms of the confidentiality agreement between Parent and MG dated as of April 30, 2009 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.
(b) Parent and the Sellers shall keep confidential, and cause their affiliates and Representatives to keep confidential, all information relating to the Businesses, except (i) as required by Applicable Law or administrative process or by any court of competent jurisdiction, (ii) for information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 5.05(b), (iii) for disclosure to accountants and legal counsel of Parent or the Sellers to the extent that (A) such persons require such information in performing customary services for Parent or the Sellers and (B) each such person agrees in writing to keep confidential all such information on the same terms as set forth or referred to in this Section 5.05, (iv) as reasonably required to conduct their respective businesses in the ordinary course consistent with past practice and (v) for disclosure by Parent filed with the SEC that is of a nature and extent consistent with the past SEC disclosure practices of Parent. The covenant set forth in this Section 5.05(b) shall terminate three years after the first date on which the Holdco Interest Holder fails to hold at least 20% of the Holdco Interests following the Closing Date.
(c) After the Closing Date, MG and Holdco shall keep confidential, and cause their affiliates and Representatives to keep confidential, all information relating to Parent, the Sellers and their subsidiaries and affiliates, except (i) as required by Applicable Law or administrative process or by any court of competent jurisdiction, (ii) for information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 5.05(c), (iii) for disclosure to accountants and legal counsel of MG or Holdco to the extent that (A) such persons require such information in performing customary services for MG or Holdco and (B) each such person agrees in writing to keep confidential all such information on the terms no less restrictive than those set forth or referred to in this Section 5.05, and (iv) for information relating to the Conveyed Subsidiaries, the Acquired Assets, the Assumed Liabilities or the Businesses. The covenant set forth in this Section 5.05(c) shall terminate three years after the first date on which the Holdco Interest Holder fails to hold at least 20% of the Holdco Interests following the Closing Date.
SECTION 5.06. Required Actions. (a)  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Acquisition and the other transactions contemplated by this Agreement and the Ancillary Agreements.
(b) In connection with and without limiting Section 5.06(a), promptly following the execution and delivery by the parties of this Agreement, the parties shall (i) make all necessary registrations, declarations and filings with Governmental Entities that are required to be made by them in connection with the consummation of the Acquisition and the other transactions contemplated by this Agreement and the Ancillary Agreements and (ii) use their respective commercially reasonable efforts to take all other actions required to be taken in order to obtain all Consents and nonactions required to be obtained from Governmental Entities in connection with the consummation of the Acquisition and the other transactions contemplated by this Agreement and the Ancillary Agreements and in order to eliminate each other impediment that may be asserted by such Governmental Entities, in each case with respect to the Acquisition and the other transactions contemplated by this Agreement and the Ancillary Agreements, in each case so as to enable the Closing to occur as soon as reasonably possible. Notwithstanding anything to the contrary in this Section 5.06, MG shall in no event be required to offer or agree to (A) dispose of, hold separate or limit its operation of any portion of the Businesses or of its or its subsidiaries’ other businesses, assets or properties, (B) limit its or its subsidiaries’ ability to acquire or hold, or exercise full rights of ownership of, the Shares, Acquired Assets or any of its or its subsidiaries’ other businesses, assets or properties, or (C) limit its or its subsidiaries’ ability to effectively control the Businesses or any of its or its subsidiaries’ other businesses, assets or properties.
(c) In connection with and without limiting Section 5.06(a), prior to the Closing and, to the extent MG waives Section 6.02(d), for a period of 12 months thereafter, each party shall, and shall cause its affiliates to, use its commercially reasonable efforts (at its own expense) to obtain, and to cooperate in obtaining, all consents from third parties and Governmental Entities necessary or appropriate to permit the transfer of the Shares and Acquired Assets to, and the assumption of the Assumed Liabilities by, Holdco (or one or more of Holdco’s subsidiaries); provided, however, that the parties shall not be required to pay or commit to pay any amount to (or incur any obligation in favor of) any person from whom any such consent may be required (other than filing or application fees).
(d) Notwithstanding anything in this Agreement to the contrary, nothing in this Section 5.06 shall require MG to (i) consent to any action or omission by Parent or any Seller or Conveyed Subsidiary that would be inconsistent with Section 5.01 absent such consent or (ii) agree to amend or waive any provision of this Agreement or any Ancillary Agreement.
(e) Each of the parties hereto shall use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission with any Governmental Entity in connection with the Acquisition or any of the other transactions contemplated by this Agreement and the Ancillary Agreements (including, to the extent permitted by Applicable Law, providing copies of all such documents to the other parties prior to making such filing or submission and considering all reasonable comments of the other parties suggested in connection therewith) and in connection with any investigation or other inquiry by or before any Governmental Entity relating to the Acquisition or any of the other transactions contemplated by this Agreement and the Ancillary Agreements, and (ii) keep the other parties informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, any Governmental Entity relating to the Acquisition or any of the other transactions contemplated by this Agreement and the Ancillary Agreements.
(f) In connection with and without limiting any other provision of this Section 5.06:
(i) MG, Holdco and Holdco’s subsidiaries shall, promptly after the date of this Agreement, apply to the LGA and the KGC for the Permits referred to in Section 6.02(f), shall promptly provide both the LGA and the KGC with such documentation and information (including information or documentation about MG, Holdco, Holdco’s subsidiaries and the ultimate beneficial owners of MG) as specified in any relevant statute or regulation or as required by the LGA or the KGC, as the case may be, to facilitate the issuance by the LGA and KGC of any and all Permits referred to in Section 6.02(f) and shall promptly provide all cooperation as the LGA and/or the KGC may reasonably require as part of such process.
(ii) Parent and the Sellers shall take all action reasonably requested by MG, Holdco and Holdco’s subsidiaries to assist MG, Holdco and Holdco’s subsidiaries in obtaining the Permits referred to in Section 6.02(f), including (A) entering into discussions with the LGA and KGC (if requested by MG), (B) initiating and/or participating in proceedings involving the LGA and KGC (if requested by MG) in order to obtain such Permits, (C) promptly providing both the LGA and the KGC with such documentation and information (including information about Parent, the Sellers, their respective subsidiaries and their respective ultimate beneficial owners) as specified in any relevant statute or regulation or as required by the LGA or the KGC, as the case may be, to facilitate the issuance of any and all Permits referred to in Section 6.02(f), and (D) promptly providing all other cooperation as MG, Holdco, Holdco’s subsidiaries, the LGA and/or the KGC may reasonably require as part of such process.
(iii) To the extent permitted by Applicable Law, as promptly as practicable following a request by MG to do so, Parent and UIM shall cause one of their respective wholly owned subsidiaries, the identity of which subsidiary shall be agreed upon by MG, such agreement not to be unreasonably withheld (such subsidiary, the “Italian License Applicant”), to apply to the AAMS for all Permits necessary to permit the conduct and hosting by MG, Holdco and Holdco’s subsidiaries of online poker and casino games in Italy, including client provider authorizations, key person licenses, approval of business entities and/or approvals of any individuals the AAMS deems necessary to the conduct and hosting by MG, Holdco and Holdco’s subsidiaries of online poker and casino games in Italy and approvals of any control systems to be used in the conduct and hosting of such games in Italy (collectively, the “Italian License”). Parent, UIM and MG shall cooperate to determine and agree upon the contents of such application and the process for advancing such application with the goal of obtaining the Italian License as promptly and efficiently as reasonably practicable taking account of Applicable Law and the practices of the AAMS. To the extent permitted by Applicable Law, Parent and UIM shall, and shall cause their respective subsidiaries to, promptly provide the AAMS with such documentation and other information (including information or documentation about their respective subsidiaries and ultimate beneficial owners) as specified in any relevant statute or regulation or as required by the AAMS to facilitate the issuance of the Italian License, promptly provide all cooperation as the AAMS may reasonably require as part of such process and otherwise use their reasonable best efforts to obtain the Italian Gaming License as promptly as practicable following the filing of an application to the AAMS.

(iv) To the extent permitted by Applicable Law, MG, Holdco and Holdco’s subsidiaries shall use their commercially reasonable efforts to take all action reasonably requested by Parent and UIM to assist the Italian License Applicant in obtaining the Italian License, including (A) entering into discussions with the AAMS (if requested by Parent and UIM), (B) using their commercially reasonable efforts to promptly provide the AAMS with such documentation and information (including information or documentation about their respective subsidiaries and ultimate beneficial owners) as specified in any relevant statute or regulation or as required by the AAMS to facilitate the issuance of the Italian License and (C) using their commercially reasonable efforts to promptly provide all other cooperation as Parent, UIM or the AAMS may reasonably require as part of such process. MG shall use reasonable efforts to obtain refunds of any VAT paid in connection with such application.
(g) [intentionally omitted]
(h) MG and Holdco shall reasonably cooperate in good faith with Parent and its affiliates to facilitate the release of Parent, prior to the Closing or as promptly as practicable thereafter, from the guarantees of real property leases listed on Section 5.06(h) of the Seller Disclosure Letter with respect to obligations arising thereunder after the Closing, including by agreeing to substitute MG as a guarantor of such leases if requested by the beneficiaries of such guarantees on commercially reasonable terms. Following the Closing, if MG, on the one hand, or Parent or any of its subsidiaries, on the other hand, makes any payment pursuant to a guarantee by such party of the obligations under any real property lease that is an Assigned Contract or under the WSOP Agreement (such party, the “paying party”), then, promptly upon demand by the paying party, the other party shall make a contribution to the paying party equal to such other party’s pro rata share of the payment (based on the percentage of the outstanding Holdco Shares owned by such other party (in the case of MG) or the Holdco Interest Holder (in the case of Parent or any of its subsidiaries) at the time of such payment).
(i) MG and Holdco shall use commercially reasonable efforts to provide all information regarding themselves and their affiliates requested by the payment processors of the Businesses as part of their regular and customary “know your customer” or probity review processes prior to Closing in order to permit the continuation of their payment processing activities for the Businesses after the Closing.
(j) Each of UIM Canco 2 and UIM Canco 3 shall register for purposes of the GST Legislation and QST Legislation and provide its registration number to Everest Gaming Malta prior to the Closing.
(k) Each of UIM Canco 2 and UIM Canco 3 shall not formally dissolve itself without the prior written consent of MG, such consent not to be unreasonably withheld.

(l) Following the transaction set forth in Section 1.01(b)(iii), Holdco shall take all actions necessary to cause Everest Gaming Malta to not register for purposes of the GST Legislation and the QST Legislation.
(m)(i) As soon as practicable following the date of this Agreement, Parent shall provide MG with a proposed allocation of the Purchase Price among the Sellers (the “Proposed Allocation”). Such Proposed Allocation shall be based upon, and accompanied by, appraisals of the Acquired Assets and the Conveyed Subsidiaries (other than assets to be transferred by IMLL) from Duff & Phelps or another internationally recognized independent appraisal firm (the “First Appraiser”).
(ii) The Proposed Allocation shall be subject to MG’s review and consent, which consent shall not unreasonably be withheld; provided that MG shall only be permitted to object to the Proposed Allocation based on ( A ) divergences between the Proposed Allocation and the appraisals prepared by the First Appraiser and (ii) material objections with respect to the assumptions or methodologies employed by such appraisal firms in preparing such appraisals; provided that MG shall not have the right to object to the appraisals by the First Appraiser delivered to MG on or prior to the date of this Agreement, or the portions of the Proposed Allocation based thereon so long as they are consistent with such appraisals, which appraisals shall be final and binding on MG, Parent and, if applicable, the Second Appraiser (as defined below). The failure of MG to object to the Proposed Allocation before the later of (x) the date that is 15 days after MG’s receipt of the Proposed Allocation and (y) January 20, 2010 (the period between the date on which MG receives the Proposed Allocation and such later date, the “Allocation Review Period”) shall constitute consent thereto. During the Allocation Review Period, MG and its Representatives shall be granted reasonable access to the personnel of the First Appraiser to enable MG and its Representatives to make inquiries relevant to the appraisals and their preparation.
(iii) If MG does not notify Parent within the Allocation Period that it objects to the Proposed Allocation pursuant to clauses (m)(ii)(A) or (B) above, such allocation shall be the final and binding allocation of the Purchase Price among the Sellers. If MG so objects to the Proposed Allocation within the Allocation Review Period, then MG and Parent shall attempt to resolve such matter. Not later than 5 days after the earlier of (A) receipt by Parent of MG’s notice of objection and (B) notification by either Parent or MG to the other that such resolution is not possible, Parent and MG shall reasonably agree upon, and engage, a second internationally recognized independent appraisal firm (the “Second Appraiser”). Neither MG nor Parent, nor their respective affiliates, shall provide the Second Appraiser with the appraisals performed by the First Appraiser (other than the Completed Appraisals), or the results thereof, until it has completed its own appraisals, as described below.
(iv) The Second Appraiser shall appraise the Acquired Assets and the Conveyed Subsidiaries in groupings consistent with the appraisals performed by the First Appraiser, provided that the Second Appraiser (A) shall not appraise CIDC Delaware or GIS, and shall be bound by the Completed Appraisals, and (B) must complete, and deliver to MG and Parent, its appraisals within 20 days after accepting its engagement. Upon completing its appraisals, the final, binding allocation of Purchase Price shall be determined by the Second Appraiser solely from, and consistent with (x) the Completed Appraisals and, with respect to the assets not covered by the completed Appraisals, the averages of the appraised values determined by the First Appraiser and the Second Appraiser.
(v) MG shall bear all of the fees and expenses of the Second Appraiser.
SECTION 5.07. Expenses. Whether or not the Closing takes place, and except as expressly set forth in Section 2.04(a), Section 5.12, Section 7.02, Article VIII, Article IX, Annex II and Annex III, all costs and expenses incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense, including all costs and expenses incurred pursuant to Sections 1.04, 5.06 and Article XI, except that MG shall pay all expenses incurred by Holdco and its subsidiaries prior to the Closing.
SECTION 5.08. Post-Closing Cooperation. (a) MG, Holdco, Parent and the Sellers shall cooperate with each other, and shall cause their respective Representatives to cooperate with each other, for a period of 180 days after the Closing to ensure the orderly transition of the Businesses from the Sellers to Holdco and its subsidiaries and to minimize any disruption to the Businesses and the other respective businesses of Parent and MG that might result from the transactions contemplated hereby. After the Closing, upon reasonable written notice, MG, Holdco, Parent and the Sellers shall furnish or cause to be furnished to each other and their respective Representatives access, during normal business hours, to such information and assistance relating to the Businesses (to the extent within the control of such party) as is reasonably necessary for financial reporting and accounting matters.
(b) No party shall be required by this Section 5.08 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations (or, in the case of MG, the Businesses). Any information relating to the Businesses received by Parent, any Seller or any of their affiliates pursuant to this Section 5.08 shall be subject to Section 5.05(b).
SECTION 5.09. Publicity. Prior to the Closing, no public release or announcement concerning this Agreement, any Ancillary Agreement, the Acquisition or any of the other transactions contemplated hereby or thereby shall be issued by any party without the prior consent of the other parties (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that any party may make any such release or announcement that is required by Applicable Law or the rules and regulations of each stock exchange upon which any securities of such party are listed, in which case the party required to make such release or announcement shall, to the extent permitted by Applicable Law, give the other parties prior notice of, and allow the other parties reasonable time to comment on, such release or announcement in advance of such issuance; provided further that Parent, each Seller, each Conveyed Subsidiary and MG each may make internal announcements to its employees that are consistent with the parties’ prior public disclosures regarding this Agreement, any Ancillary Agreement, the Acquisition or any of the other transactions contemplated hereby and thereby after reasonable prior notice to and consultation with the other.
SECTION 5.10. Agreements Not To Compete. (a)  Each of Parent and each Seller understands that MG and Holdco shall be entitled to protect and preserve the going concern value of the Businesses to the extent permitted by law and that MG and Holdco would not have entered into this Agreement absent the provisions of this Section 5.10. Therefore, for a period of 10 years from the Closing, Parent shall not, and shall cause each of its subsidiaries not to, directly or indirectly:
(i) engage in activities or businesses, or establish any new businesses, wherever located (“Competitive Activities”), that involve (A) designing, developing or manufacturing Software and application services sold, licensed or marketed to or for Online Cash-Wager Gambling Sites, (B) advertising, marketing or licensing Software and application services for use in Online Cash-Wager Gambling Sites, (C) designing, developing, advertising, marketing, operating or supporting Online Cash-Wager Gambling Sites, (D) soliciting any customer or prospective customer of the Businesses to purchase any Software or services sold by the Businesses from anyone other than MG, Holdco and their affiliates, or to use any Online Cash-Wager Gambling Site designed, developed, advertised, marketed, operated or supported by or on behalf of any person other than MG, Holdco or their affiliates, or (E) assisting any person in any way to do, or attempt to do, anything prohibited by clause (A), (B), (C) or (D) above; and
(ii) on behalf of itself or any other person, engage in (A) soliciting or recruiting any employees of Holdco or any of its subsidiaries who were employees of the Businesses on or within six months prior to the Closing Date, except for general advertisements or the use of recruiters so long as employees of the Businesses or persons who have worked for the Businesses are not specifically targeted or (B) hiring any employees of Holdco who were employees of the Businesses on or within six months prior to the Closing Date, except for any employees of the Businesses whose employment by the Businesses was not terminated in connection with any violation of this Section 5.10(a)(ii).
(b) Section 5.10(a) shall be deemed not breached as a result of the ownership by Parent, the Sellers or any of their affiliates of: (i) less than an aggregate of 5% of any class of stock of a person engaged, directly or indirectly, in Competitive Activities; provided, however, that such stock is listed on a national securities exchange, (ii) less than 5% in value of any instrument of indebtedness of a person engaged, directly or indirectly, in Competitive Activities, (iii) any businesses less than 5% of the annual revenues of which are derived from Competitive Activities or (iv) Holdco Interests.

(c) Notwithstanding any other provision of this Agreement, it is understood and agreed that the remedy of indemnity payments pursuant to Article VIII and other remedies at law would be inadequate in the case of any breach of the covenants contained in Section 5.10(a). It is accordingly agreed that MG and Holdco shall be entitled to equitable relief, including an injunction or injunctions to prevent breaches of Section 5.10(a) and to enforce specifically the performance of the terms and provisions of Section 5.10(a), without proof of actual damages (and MG and Holdco hereby waive any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which MG and Holdco are entitled at law or in equity. Parent and each Seller further agree not to assert that such a remedy, including a remedy of specific enforcement, is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.
SECTION 5.11. Further Assurances. From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to Section 5.06), as such other party may reasonably deem necessary or desirable to consummate the Acquisition and the other transactions contemplated by this Agreement and the Ancillary Agreements, including, in the case of Parent and the Sellers, executing and delivering to Holdco such assignments, deeds, bills of sale, consents and other instruments as MG, Holdco or their counsel may reasonably request as necessary or desirable for such purpose.
SECTION 5.12. Sales and Transfer Taxes. (a)  Any liability, obligation or commitment for transfer, documentary, sales, use, registration, value added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement, the Ancillary Agreements, the Acquisition and the other transactions contemplated hereby and thereby (other than the acquisition by UIM Canco 1 pursuant to Section 1.01(a)(i)) (“Transfer Taxes”) shall be paid 50% by MG and 50% by the applicable Seller. In the event that MG or an applicable Seller recovers or receives a refund of any Transfer Tax of which 50% was paid by other party pursuant to this Section 5.12(a), MG or the applicable Seller shall pay 50% of such amount recovered or refund to such other party within 30 days of receipt. For the avoidance of doubt, Transfer Taxes shall not include any income taxes (or withholding taxes) relating to, or arising as a result of, the Acquisition.
(b) Subject to Section 5.12(a), the party legally responsible for filing any applicable Transfer Tax returns and paying any applicable Transfer Taxes shall file such returns and pay such Transfer Taxes. Parent, the Sellers and Holdco (or any of their subsidiaries or affiliates, as applicable) shall cooperate in timely making all filings, returns, reports and forms as may be required in connection with the payment of Transfer Taxes. Each party shall execute and deliver all instruments and certificates reasonably necessary to enable the other to comply with any filing requirements relating to any such Transfer Taxes.

(c) GIS and Canadian Newco will at Closing jointly execute in prescribed form, and GIS and Canadian Newco will file, or will cause to be filed, within the required time, an election under Section 167(l) of the GST Legislation such that no Canadian goods and services tax will be payable with respect to the purchase and sale of the Acquired Assets transferred by GIS to Canadian Newco. GIS and Canadian Newco will file, or will cause to be filed, within the required time, an election under the corresponding provision of the QST Legislation such that no Quebec sales tax will be payable with respect to the purchase and sale of the Acquired Assets transferred by GIS to Canadian Newco. Notwithstanding any such election, in the event that it is determined by the Canada Revenue Agency or by the Ministere du Revenu du Quebec that there is a Goods and Services Tax or Quebec Sales Tax liability resulting from the sale of the Acquired Assets owned by GIS, GIS and Canadian Newco agree that such Goods and Services Tax or Quebec Sales Tax, as the case may be, shall, unless already collected from Canadian Newco by GIS, be forthwith remitted in accordance with Section 5.12(a) and (b). GIS and Canadian Newco shall, if applicable, elect jointly in the prescribed form under Section 22 of the ITA and Section 184 of the QTA within the time prescribed as to the sale of the accounts receivable transferred by GIS to Canadian Newco and designate in such election an amount equal to the portion of the Closing Payment allocated to such accounts receivable. This election, or these elections, will be made within the time prescribed for such elections.
SECTION 5.13. Parent Guarantee. Parent hereby irrevocably guarantees, as principal and not as surety, (a) the due and punctual payment of all monetary obligations now or hereafter due and payable by the Sellers pursuant to this Agreement, and (b) the full and complete performance of all covenants, agreements, duties and obligations applicable to the Sellers pursuant to this Agreement, whether such covenants, agreements, duties or obligations are outstanding on the date hereof or arise or are incurred at any time or times hereafter.
SECTION 5.14. Other Transaction Agreements. (a) On the Closing Date, Parent, the Holdco Interest Holder, MG and Holdco shall execute and deliver a shareholder agreement (the “Shareholder Agreement”) in the form of Exhibit A. On the Closing Date, Holdco shall cause the bylaws of Holdco to be amended and restated in the form attached to Exhibit A.
(b) As promptly as practicable after the date of this Agreement, but in any event prior to the Closing Date, the parties hereto shall cause the Implementing Agreements to be prepared, executed and delivered by the applicable parties hereto.
SECTION 5.15. Treatment of Conveyed Subsidiaries’ Indebtedness and Cash. Notwithstanding anything to the contrary in Section 5.01, on or prior to the Closing Date (a) Parent and the Sellers shall, or shall cause the Conveyed Subsidiaries to, repay in full all outstanding Indebtedness of the Conveyed Subsidiaries (other than Intercompany Indebtedness), and cause all related Liens on the assets of the Conveyed Subsidiaries to be released, and (b) Parent and the Sellers shall use all reasonable efforts to remove all cash and cash equivalents from the Conveyed Subsidiaries in excess of the Funds Held on Deposit Liabilities of the Asset Sellers and Conveyed Subsidiaries.

Notwithstanding anything in this Agreement to the contrary, Parent and the Sellers shall not remove any cash or cash equivalents from any Conveyed Subsidiary after the Closing Time.
SECTION 5.16. Resignations; Appointments. At the Closing, Parent and the Sellers will, except as otherwise requested by MG and Holdco in writing, deliver to MG, Holdco and the Conveyed Subsidiaries the resignations (effective on or prior to the Closing) of all of the officers and directors of each of the Conveyed Subsidiaries from their positions as such, in each case in a form reasonably acceptable to MG.
SECTION 5.17. SBM Guarantee. At the Closing, SBM and Société Anonyme des Bains de Mer et du Cercle des Etrangers a Monaco, an entity organized under the laws of Monaco (“SBM Parent”) shall enter into a guarantee (caution solidaire) of the due and punctual payment of the Contingent Additional Consideration by MG in the form set forth as Exhibit B (the “SBM Guarantee”).
SECTION 5.18. Formation of New Parties to Agreement. (a) Promptly following the date of this Agreement, MG shall take all action to cause Holdco to be registered with the Trade and Companies Registry of Paris and organized under the laws of France and to execute and deliver a signature page to this Agreement, upon which execution and delivery Holdco shall become a party to this Agreement and shall be bound by its provisions with the same force and effect as if Holdco had become a party hereto on the date hereof.
(b) Promptly following the date of this Agreement, UIM shall take all action to cause each of UIM Canco 1, UIM Canco 2 and UIM Canco 3 to be incorporated and organized under the laws of Quebec and to execute and deliver a signature page to this Agreement, upon which execution and delivery it shall become a party to this Agreement (and a “Seller” and “UIM Asset Seller” pursuant hereto) and shall be bound by its provisions with the same force and effect as if it had become a party hereto on the date hereof.
(c) Promptly following the date of this Agreement, MG shall take all action to cause Canadian Newco to be incorporated and organized under the laws of Quebec and to execute and deliver a signature page to this Agreement, upon which execution and delivery it shall become a party to this Agreement and shall be bound by its provisions with the same force and effect as if it had become a party hereto on the date hereof.
(d) Promptly following the date of this Agreement, MG shall take all action to cause New Maltese Holdco to be organized under the laws of Malta and to execute and deliver a signature page to this Agreement, upon which execution and delivery it shall become a party to this Agreement and shall be bound by its provisions with the same force and effect as if it had become a party hereto on the date hereof.
(e) Promptly following the date of this Agreement, MG shall take all action to cause New CIDC Delaware to be incorporated under the laws of Delaware and to execute and deliver a signature page to this Agreement, upon which execution and delivery it shall become a party to this Agreement and shall be bound by its provisions with the same force and effect as if it had become a party hereto on the date hereof.
(f) Promptly following the date of this Agreement, Parent shall take all action to cause the Holdco Interest Holder to be organized under the laws of a jurisdiction that has a tax treaty with the Republic of France, and to execute and deliver signature pages to this Agreement, upon which execution and delivery the Holdco Interest Holder shall become a party to this Agreement and shall be bound by its provisions with the same force and effect as if the Holdco Interest Holder had become a party hereto on the date hereof.
SECTION 5.19. Pre-Closing Reorganization. Prior to the Closing Date, CIDC Quebec shall transfer, sell, convey, assign and deliver to GIS, and GIS shall purchase, acquire and accept from CIDC Quebec, all the right, title and interest as of such time of CIDC Quebec in, to and under the Acquired Assets owned by CIDC Quebec (the “CIDC Quebec Assets”), free and clear of all liabilities (other than Assumed Liabilities), for (A) an amount in cash equal to the fair market value of such assets as determined by the First Appraiser and (B) the assumption of the assumed liabilities from CIDC Quebec (the “CIDC Quebec Assumed Liabilities”).
ARTICLE VA
Employee Matters
SECTION 5.01A. General. (a) Offer of Employment; Continuation of Employment; Credited Service; Cooperation. (i) Except (x) where an Employee’s employment transfers automatically to Holdco or its subsidiaries as a result of the Acquisition, whether pursuant to Applicable Law or as a result of the transfer to Holdco of the Shares or (y) as otherwise provided under this Section 5.01A(a) with respect to an Employee on Disability Leave, Holdco shall, or shall cause its subsidiaries to, offer employment, effective as of 12:01 a.m. on the Closing Date (which offers shall be made in compliance with Holdco’s covenants set forth in this Article VA), to each Employee, other than any Employee on Disability Leave (each such Employee, an “Active Employee”) with job responsibilities that are substantially similar to such Employee’s job responsibilities immediately prior to the Closing Date. In the case of each Active Employee whose employment transfers to Holdco or its subsidiaries automatically under Applicable Law upon the Closing Date as a result of the transfer of the Shares to Holdco and its subsidiaries, effective as of 12:01 a.m. on the Closing Date, Holdco shall, or shall cause its subsidiaries to, continue such Employee’s employment with job responsibilities that are substantially similar to such Employee’s job responsibilities immediately prior to the Closing Date. For purposes of this Agreement, any Employee who is not actively at work on the Closing Date due to a leave of absence (including due to vacation, holiday, sick leave, family leave, workers’ compensation, maternity (whether or not on short-term disability leave) or paternity leave, military leave, jury duty, bereavement leave or injury)

in compliance with the applicable policies of the Sellers and their affiliates, other than any Employee on Disability Leave, shall be considered an Active Employee. With respect to any Employee on Disability Leave who presents himself or herself to Holdco and its subsidiaries for active employment within six months following the Closing Date or such longer period otherwise required by Applicable Law or a collective bargaining agreement or similar agreement identified in Section 3.08(a)(ii) of the Seller Disclosure Letter (the “Disability Period”), effective as of the date on which such Employee on Disability Leave presents himself or herself to Holdco and its subsidiaries for active employment following the Closing Date, (A) in the case of any such Employee on Disability Leave who was employed by a Conveyed Subsidiary immediately prior to the date such employee’s disability leave began, Holdco shall cause such Conveyed Subsidiary to continue the employment of such Employee on Disability Leave, and (B) in the case of any such Employee on Disability Leave who was employed by an Asset Seller immediately prior to the date such employee’s disability leave began, Holdco shall, or shall cause its subsidiaries to, make an offer of employment to such Employee on Disability Leave. Each Employee who accepts employment with Holdco and its subsidiaries as of the applicable Transfer Time, or whose employment continues with Holdco and its subsidiaries as of the applicable Transfer Time, shall be referred to herein as a “Transferred Employee.” With respect to any Employee on Disability Leave who does not present himself or herself to Holdco and its subsidiaries for active employment prior to the last day of the Disability Period, Holdco and its subsidiaries shall have no obligation to continue the employment of or make an offer of employment to (as applicable) such Employee on Disability Leave. Except in the case of an Employee on Disability Leave, an Employee’s employment with Parent, the Sellers and their respective affiliates shall cease as of the Closing Date; provided that the employment of an Employee on Disability Leave who is employed by an Asset Seller shall cease on the earlier of such Employee’s Transfer Time and the last day of the Disability Period. Parent, the Sellers and their respective affiliates shall not offer employment to any Employee after the Closing Date, whether or not such Employee becomes a Transferred Employee.
(ii) Parent, the Sellers, MG and Holdco intend that the transactions contemplated by this Agreement should not constitute a separation, termination or severance of employment of any Transferred Employee prior to or upon the occurrence of the Closing Date (or the applicable Transfer Time, as the case may be), including for purposes of any Seller Benefit Plan that provides for separation, termination or severance benefits, and that each Employee will have continuous and uninterrupted employment immediately before and after the Closing Date. Notwithstanding anything herein to the contrary, the Sellers shall, and shall cause their affiliates to, indemnify and hold harmless Holdco and its subsidiaries from and against any statutory, common law, civil law, contractual or other separation, termination or severance benefits, or any other legally mandated payment obligations (including accrued vacation or time-off), in each case, that arise (A) as of the applicable Transfer Time, as a result of any Transferred Employee’s transfer of employment to or continuation of employment with Holdco and its subsidiaries or (B) as a result of an Employee’s failure to accept an offer of employment from (or to commence employment with), or objection to the automatic transfer of employment to, Holdco and its subsidiaries. Except as specifically provided herein (including Section 5.01A(e)), neither Holdco nor any of its subsidiaries shall have any liability or obligation of any kind to or with respect to any current or former Employee who is not a Transferred Employee.
(iii) From and after the Closing Date, Holdco and its subsidiaries shall give each Transferred Employee full credit for such Transferred Employee’s service with the Sellers and their respective affiliates (“Pre-Closing Service”) for (A) in the case of each Assumed Benefit Plan, all purposes, and (B) in the case of any employee benefit plan, arrangement or employment-related entitlement other than an Assumed Benefit Plan provided, sponsored, maintained or contributed to by Holdco and its subsidiaries, for purposes of eligibility to participate and vesting of benefits, but only to the same extent recognized by the Sellers and their respective affiliates under similar employee benefit plans, arrangements and employment-related entitlements of the Sellers and their respective affiliates, except, in the case of clauses (A) and (B), to the extent such Pre-Closing Service would result in the duplication of benefits for the same period of service. To the extent permitted under Applicable Law, Holdco and its subsidiaries shall not be required to provide credit for Pre-Closing Service for benefit accrual purposes under any employee benefit plan or arrangement of Holdco and its subsidiaries that is a defined benefit pension plan, postretirement welfare plan or grandfathered plan (or other plan that is no longer open to new participants).
(b) Continuation of Benefits. Without limiting the generality of Section 5.01A(a), and except as specifically provided otherwise in this Article VA, Holdco shall, or shall cause its subsidiaries to, provide for the duration of the Continuation Period (as defined below) each Transferred Employee with (i) base salary or wages at a rate not less than that provided to such Transferred Employee immediately prior to the applicable Transfer Time and (ii) employee benefits that are substantially comparable in the aggregate to those provided to such Transferred Employee immediately prior to the Closing; provided that (A) none of Holdco or any of its subsidiaries shall have any obligation to (1) issue, or adopt any plans or arrangements providing for the issuance of, equity or equity based compensation, (2) provide post-retirement medical coverage and (3) provide a U.S. or Canadian qualified or non-qualified defined benefit pension plan and (B) no such plans or arrangements of the Sellers or their affiliates shall be taken into account in determining whether employee benefits are substantially comparable in the aggregate. For purposes of this Agreement, “Continuation Period” means the one-year period immediately following the Closing Date.
(c) Severance. Notwithstanding anything in this Agreement to the contrary, Holdco shall provide, or shall cause its subsidiaries to provide, to each Transferred Employee whose employment is terminated following the applicable Transfer Time and prior to the expiration of the Continuation Period, severance and other separation benefits that are substantially comparable to those severance and other separation benefits applicable to such Transferred Employee under the severance or separation benefit plans, programs, policies, agreements or arrangements of the Sellers and their affiliates as in effect immediately prior to the applicable Transfer Time and identified in Section 3.16(a) of the Seller Disclosure Letter.
(d) Annual Bonuses. (i) Bonuses payable under the Seller Benefit Plans in respect of the 2009 fiscal year to Employees other than the individuals listed on Section 5.01A(d)(i) of the Seller Disclosure Letter (collectively, the “2009 Bonuses”) will be paid on February 28, 2010; provided, that if the Closing occurs prior to February 28, 2010, the amount of the 2009 Bonuses will be reflected in the Closing Working Capital Amount; provided further that the 2009 Bonuses (if any) payable to the individuals listed on Section 5.01A(d)(i) of the Seller Disclosure Letter (“2009 Key Employee Bonuses”) will be paid immediately prior to the Closing to the extent practicable and any such 2009 Key Employee Bonus that remains unpaid as of the Closing will be reflected in the Closing Working Capital Amount.
(ii) Following the Closing Date, Holdco and its subsidiaries shall pay amounts with respect to the 2010 Bonus Plans that are payable to Transferred Employees and unpaid as of the Closing Date at such times and to the extent that the Transferred Employees would otherwise have become entitled to such amounts under the applicable 2010 Bonus Plans for the 2010 fiscal year; provided, that the amount of such bonuses and the performance targets that must be attained in order for such bonuses to be paid will be jointly determined by Parent and MG in good faith.
(e) Collective Bargaining Agreements. Holdco or one of its subsidiaries shall assume and agree to be bound by the collective bargaining agreements identified in Section 3.19(a) of the Seller Disclosure Letter effective as of 12:01 a.m. on the Closing Date (including the obligation to honor the terms and conditions thereof and any obligations thereunder requiring a successor to recognize a particular labor union as authorized representative or authorized bargaining agent of an employee group or for any other purpose). As of 12:01 a.m. on the Closing Date, Holdco and its subsidiaries shall be the “employer” for purposes of each such collective bargaining agreements and Holdco and its subsidiaries shall, subject to the next succeeding sentence, have sole responsibility for all obligations, liabilities and commitments arising under the collective bargaining agreements, and shall indemnify and hold harmless the Sellers and their affiliates with respect to the collective bargaining agreements. Except as specifically provided in this Article VA and except for benefits accrued and vested as of the Closing under any Seller Benefit Plan that is not an Assumed Benefit Plan, following 12:01 a.m. on the Closing Date, any employee benefit that is required pursuant to any collective bargaining agreement to be provided to any Transferred Employee pursuant to a Seller Benefit Plan shall instead be provided pursuant to an employee benefit plan maintained by Holdco or one of its subsidiaries.
(f) Assumption of Assumed Benefit Plans. From and after the Closing Date, Holdco shall, or shall cause its subsidiaries to, assume and honor the Assumed Benefit Plans identified in Section 5.01A(f) of the Seller Disclosure Letter or otherwise expressly assumed under this Article VA, as in effect as of the Closing Date and all obligations, liabilities and commitments thereunder, regardless of whether such obligations, liabilities or commitments arise before, on or after the Closing Date. Without limiting the generality of the foregoing, MG and Holdco acknowledge and agree that such assumption includes liabilities and obligations under the terms of the applicable Assumed Benefit Plan with respect to each individual who is, as of the Closing, an Employee on Disability Leave, without regard to whether such individual becomes a Transferred Employee. Holdco shall indemnify and hold harmless Parent, the Sellers and their affiliates from and against any and all costs, damages, losses, expenses or other liabilities arising out of or related to the Assumed Benefit Plans (other than costs, damages, losses, expenses or other liabilities arising pursuant to Article VIII hereunder). For the avoidance of doubt, in no event shall Holdco and its subsidiaries assume any liabilities or obligations with respect to any Multiemployer Plan or any plan, arrangement or policy maintained by Parent, the Sellers and their respective affiliates for the benefit of current or former Employees and mandated by Applicable Law, and Parent, the Sellers and their affiliates shall indemnify and hold harmless MG, Holdco and their respective affiliates from and against any such liability or obligation. Except as otherwise specifically provided in this Agreement, each Transferred Employee shall, effective as of the applicable Transfer Time, cease to accrue any additional benefits in any Seller Benefit Plan that is not an Assumed Benefit Plan. Except as specifically provided in this Article VA, all Sellers and their affiliates shall retain all obligations, liabilities and commitments with respect to the Seller Benefit Plans (including, without limitation, all Seller Equity Plans) and all other employment and employee compensation and benefit plans, policies, agreements and arrangements of the Sellers and their affiliates, in each case, other than the Assumed Benefit Plans. Parent, the Sellers and their affiliates shall indemnify and hold harmless MG, Holdco and their respective affiliates from and against any and all costs, damages, losses, expenses or other liabilities arising out of or related to a Seller Benefit Plan that is not an Assumed Benefit Plan.
(g) Certain Welfare Benefit Plan Matters. (i) Without limiting the generality of Section 5.01A(f), each Transferred Employee shall cease participation in the employee welfare benefit plans of the Sellers and their affiliates that are not Assumed Benefit Plans effective as of the applicable Transfer Time. Without limiting the generality of Section 5.01A(b), no later than the Closing Date, Holdco shall, or shall cause its subsidiaries to, have in effect welfare benefit plans that provide an appropriate level (as determined by Holdco and sufficient to satisfy any applicable collective bargaining agreement assumed by Holdco pursuant to this Agreement or as required by Applicable Law) of life insurance, health care, dental care, accidental death and dismemberment insurance, disability and other group welfare benefits (the “Holdco Welfare Plans”) for Transferred Employees (and their eligible dependents). Holdco shall, or shall use its reasonable best efforts to cause its third party insurance providers to, (A) waive or deem satisfied all limitations as to preexisting conditions, exclusions and waiting periods and actively-at-work requirements with respect to participation and coverage requirements applicable to the Transferred Employees (and their eligible dependents) under the Holdco Welfare Plans to the extent waived or satisfied under the applicable corresponding Seller Benefit Plans immediately prior to the applicable Transfer Time and (B) provide each Transferred Employee and his or her eligible dependents with credit under Holdco Welfare Plans for any co-payments and deductibles paid under corresponding Seller Benefit Plans prior to the applicable Transfer Time in the calendar year in which the applicable Transfer Time occurs for purposes of satisfying any applicable deductible or out-of-pocket requirements under any Holdco Welfare Plans in which the Transferred Employee participates.
(ii) Except as otherwise required under Applicable Law and notwithstanding any other provision of this Agreement to the contrary, Sellers and their affiliates shall be responsible, in accordance with the applicable welfare plan in effect prior to the Closing Date, for all reimbursement claims (such as medical and dental claims) for expenses incurred, and for all non-reimbursement claims (such as life insurance claims) incurred, by a Transferred Employee (or, if applicable, such Transferred Employee’s eligible dependents) under such plans prior to such Transferred Employee’s Transfer Time, except that Holdco and its subsidiaries shall be responsible for such claims to the extent such claims relate to an Assumed Benefit Plan. Except as otherwise required under Applicable Law, Holdco and its subsidiaries shall be responsible in accordance with the applicable Holdco Welfare Plans for all reimbursement claims (such as medical and dental claims) for expenses incurred, and for all non-reimbursement claims (such as life insurance claims) incurred by a Transferred Employee (or, if applicable, such Transferred Employee’s eligible dependents), from and after such Transferred Employee’s Transfer Time. Except as otherwise provided under Applicable Law, for purposes of this Section 5.01A(g)(ii), a claim shall be deemed to be incurred as follows: (1) life, accidental death and dismemberment and business travel accident insurance benefits, upon the death, accident or illness giving rise to such benefits and (2) health, dental and prescription drug benefits (including in respect of any hospital confinement), upon provision of the related services, materials or supplies.
(iii) The Sellers and their affiliates shall be responsible for all claims for workers’ compensation benefits that are incurred prior to the Closing Date by Transferred Employees that are payable under the terms and conditions of the Sellers and their affiliates workers’ compensation programs (“Workers Comp Claims”). Holdco and its subsidiaries shall be responsible for all claims for workers’ compensation benefits that are incurred from and after the Closing Date by Transferred Employees. A claim for workers’ compensation benefits shall be deemed to be incurred when the event giving rise to the claim occurs (a “Workers’ Compensation Event”). Subject to the first sentence of this Section 5.01A(g)(iii), if a Workers’ Compensation Event occurs over a period both preceding and following the Closing Date, the claim shall be the joint responsibility and liability of Sellers and Holdco and shall be equitably apportioned between Sellers and Holdco based upon the relative periods of time that the Workers’ Compensation Event transpired preceding and following the Closing Date.
(h) Accrued Vacation. Holdco and its subsidiaries shall assume and honor all vacation days accrued but not yet taken by Transferred Employees as of the Closing Date (it being understood that Holdco and its subsidiaries may, to the extent permitted under Applicable Law, deduct from the number of vacation days made available to any Transferred Employee under the vacation policies of Holdco and its subsidiaries the number of days of vacation taken prior to the applicable Transfer Time by such Transferred Employee in the applicable year); provided that (i) to the extent required by Applicable Law, the Sellers shall cause accrued vacation days to be settled in cash on the Closing Date and Holdco and its subsidiaries shall have no further obligations with respect thereto and (ii) any remaining accrued vacation days shall be reflected in the Closing Working Capital Amount.
(i) Release of Restrictions. The Sellers and their affiliates shall release, or cause to be released, each Transferred Employee, effective as of the applicable Transfer Time, from any contract or agreement or covenant, provision or any other obligation or restriction contained in a contract or agreement that limits or restricts such Transferred Employee from being employed by or providing services to Holdco or its affiliates, other than restrictions and limitations relating to the use of confidential information that is not used in or otherwise relevant to the Businesses or any other business or operations conducted by Holdco or its affiliates.
SECTION 5.02A. Special U.S. Employment Tax Provisions. Holdco and its affiliates and the Sellers and their affiliates hereby agree to follow the alternate procedure for United States employment tax withholding as provided in Section 5 of Rev. Proc. 2004-53, I.R.B. 2004-35. Accordingly, the Sellers and their affiliates shall have no United States employment tax reporting responsibilities, and Holdco and its affiliates shall have full United States employment tax reporting responsibilities, for Transferred Employees following the close of business on the Closing Date. For purposes of this Section 5.02A, references to “Employees” and “Transferred Employees” shall mean Employees or Transferred Employees, as the case may be, who, immediately prior to the Closing Date, are primarily based in the United States (including Puerto Rico).
SECTION 5.03A. Special Non-U.S. Provisions. Notwithstanding the provisions of Section 5.01A, references to “Transferred Employees” in this Section 5.03A shall refer to Transferred Employees who, immediately prior to the Closing Date, are primarily based outside the United States.
(a) Continuation of Compensation and Benefits. Notwithstanding Section 5.01A or any other provision of this Agreement, in the event that the Applicable Laws of any country or any applicable works council agreement or collective bargaining agreement require Holdco or its subsidiaries (i) to maintain the same Terms and Conditions of Employment (as defined below) that relate to any Transferred Employee following the applicable Transfer Time or (ii) to continue or cause to be continued any employment contract of any Transferred Employee, in the case of clauses (i) and (ii), Holdco shall maintain, or cause to be maintained, the same Terms and Conditions of Employment that relate to such Transferred Employee or shall continue, or cause to be continued, such Transferred Employee’s employment contract for the period required under Applicable Law.
(b) For purposes of this Section 5.03A, “Terms and Conditions of Employment” shall mean the rights of Transferred Employees according to their individual terms and conditions of employment with the Sellers and their affiliates immediately prior to the applicable Transfer Time and, where applicable, under collective agreements, including any collective bargaining, company or shop agreements and any arrangements based on works customs and unilateral undertakings, if and to the extent they provide to a Transferred Employee direct and enforceable causes of action against the employer.
SECTION 5.04A. Administration, Third Party Beneficiaries, etc. (a) Following the date of this Agreement, the Sellers and Holdco shall reasonably cooperate in all matters reasonably necessary to effect the transactions contemplated by this Article VA, including (i) exchanging information and data relating to workers’ compensation, employee benefits and employee benefit plan coverages (except to the extent prohibited by Applicable Law), (ii) obtaining any governmental approvals or the approval of unions, staff associations or any other body representing employees that is recognized by the Sellers and their affiliates, (iii) in the case of an Assumed Foreign Benefit Plan, negotiating an asset transfer agreement and (iv) in the case of an Assumed Benefit Plan that is not sponsored by a Conveyed Subsidiary immediately prior to the Closing Date, assumption by Holdco and its subsidiaries of sponsorship of such Assumed Benefit Plan, in each case to the extent required hereunder.
(b) From and after the date hereof and prior to the Closing Date, the Sellers and their affiliates shall provide Holdco with reasonable access to Employees (including permitting Holdco to meet with or make presentations to Employees in groups) for purposes of communicating with such Employees regarding compensation and benefits to be provided by Holdco and its subsidiaries to such Employees (and their eligible dependents and beneficiaries) from and after the Closing Date, and permitting Transferred Employees to enroll in post-Closing benefit plans; provided that (i) Sellers shall be permitted to be present for each meeting between Holdco and any Employee that occurs prior to the Closing Date, (ii) Holdco shall provide Sellers with reasonable notice in advance of any such meeting and (iii) such access shall occur at times that are reasonably acceptable to the Sellers. Sellers shall, if so requested by Holdco, encourage Employees to attend any such meetings.
(c) Notwithstanding the foregoing, no provision of this Article VA, whether express or implied, shall (i) constitute or create an employment agreement with any Employee or Transferred Employee, (ii) be treated as an amendment or other modification of any Seller Benefit Plan or any benefit plan or arrangement of Holdco and its affiliates, or (iii) limit the right of the Sellers, Holdco or any of their respective affiliates to amend, terminate or otherwise modify any Seller Benefit Plan or any benefit plan or arrangement of Holdco and its affiliates following the Closing Date.
(d) Parent, Sellers, MG and Holdco acknowledge and agree that all provisions contained in this Article VA with respect to current or former Employees, Transferred Employees are included for the sole benefit of Parent, Sellers, MG, Holdco and their respective affiliates, and that nothing in this Article VA, whether express or implied, shall create any third-party beneficiary or other rights (i) in any other Person, including, without limitation, any current or former Employee or Transferred Employee, any participant in any existing benefit plan or arrangement, or any dependent or beneficiary thereof, or (ii) to continued employment with Parent, Sellers, MG, Holdco and their respective affiliates.
ARTICLE VI
Conditions Precedent
SECTION 6.01. Conditions to Each Party’s Obligation. The obligations of the parties to effect the Closing are subject to the satisfaction (or waiver, if permitted by Applicable Law) on or prior to the Closing of the following conditions:
(a) Competition Laws. The Bundeskartellamt taking a clearance decision or being deemed by passage of time to have taken a clearance decision with respect to the Acquisition and the other transactions contemplated hereby.
(b) No Injunctions or Restraints. No Applicable Law, Judgment or other legal restraint or prohibition, whether preliminary, temporary or permanent (each, a “Restraint”), shall be in effect that prevents the consummation of the Acquisition and the other transactions contemplated by this Agreement or the Ancillary Agreements.
SECTION 6.02. Conditions to Obligation of Holdco. The obligation of Holdco to effect the Closing is subject to the satisfaction (or waiver by Holdco, if permitted by Applicable Law) on or prior to the Closing Date of the following conditions:
(a) Representations and Warranties. (i) The representations and warranties of Parent and the Sellers in this Agreement that are qualified as to materiality or Seller Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date (in which case, as of such earlier date);
(ii) the representations and warranties of Parent and the Sellers set forth in Sections 3.02, 3.03(i) and 3.05 and in Section 3.07(e) that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case, as of such earlier date); and
(iii) the representations and warranties of Parent and the Sellers set forth in this Agreement (other than the representations and warranties of Parent and Sellers set forth in Sections 3.02, 3.03(i) and 3.05 and in Section 3.07(e)) shall be true and correct as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case, as of such earlier date), and except to the extent that the facts or matters causing such representations and warranties to fail to be true and correct (without giving effect to any qualifier as to materiality or Seller Material Adverse Effect set forth therein), individually or in the aggregate, have not had a Seller Material Adverse Effect which has not been cured as of the Closing Date and would not reasonably be expected to have a Seller Material Adverse Effect.
MG and Holdco shall have received a certificate signed by an authorized officer of Parent and an authorized officer of UIM, in each case with respect to itself and its subsidiaries that are parties hereto, to the effect of clauses (i) through (iii) of this Section 6.02(a).
(b) Performance of Obligations of Parent and Sellers. Each of Parent and each Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Parent or such Seller, as applicable, by the time of the Closing, and MG and Holdco shall have received a certificate signed by an authorized officer of Parent and an authorized officer of each Seller to such effect.
(c) Absence of Proceedings. There shall not be pending or threatened any Proceeding by any Governmental Entity (i) challenging or seeking to restrain, limit or prohibit the Acquisition or any other transaction contemplated by this Agreement or the Ancillary Agreements or seeking to obtain from MG, Holdco or any of their subsidiaries in connection with the Acquisition any material damages or (ii) seeking to prohibit or limit the ownership or operation by MG, Holdco or any of their subsidiaries of any material portion of the Businesses, or to compel MG, Holdco or any of their subsidiaries to dispose of or hold separate any material portion of the Businesses or any of the other businesses, assets of properties of MG, Holdco or any of their subsidiaries. No Restraint having any of the effects described in clause (i) or (ii) of the immediately preceding sentence shall be in effect.
(d) Third Party Consents. Holdco shall have received the written consents set forth in Section 6.02(d) of the Seller Disclosure Letter.
(e) Employees. (i) At least 80% of the employees of the Businesses as of the date of this Agreement (including a sufficient number of employees involved in each functional area, including marketing and IT, and with the levels of seniority and expertise, necessary to operate the Businesses) and (ii) (A) each of the individuals set forth in Section 6.02(e)(ii)(A) of the Seller Disclosure Letter and (B) at least five of the individuals set forth in Section 6.02(e)(ii)(B) of the Seller Disclosure Letter, in each case, shall have executed and delivered to Holdco acceptances of offers of employment by Holdco and its subsidiaries, and shall not have terminated or given notice to terminate employment with Parent, the Sellers, MG, Holdco or any of their respective subsidiaries prior to the Closing.
(f) Gaming Licenses. (i) The Letter of Intent issued by the LGA shall have been replaced by a Class 3 Remote Gaming License and the written approval of the LGA of the change in beneficial ownership resulting from the Acquisition shall have been obtained; and
(ii) MG, Holdco and their subsidiaries shall have obtained any and all Permits from the KGC necessary to permit the operation and conduct by MG, Holdco and Holdco’s subsidiaries of online poker and casino games in Kahnawake, including (A) client provider authorizations, (B) key person licenses, (C) approvals of business entities associated with or related to MG, Holdco and Holdco’s subsidiaries, (D) approvals of individuals associated with or related to MG, Holdco and Holdco’s subsidiaries, (E) approvals of any other individuals or entities the KGC deems necessary or desirable to the KGC’s approval of the operation or conduct by MG, Holdco and Holdco’s subsidiaries of online poker and casino games in Kahnawake, (F) approvals of any control systems to be used in the operation or conduct of such games in Kahnawake, such control systems being understood to include all aspects of the system of internal controls for the conduct of online poker and casino games as set forth in the Regulations Concerning Interactive Gaming enacted by the KGC or in any amendment, successor or replacement of such regulations, and (G) design, implementation and approvals of any continuous compliance program;
provided that, in each case, such Permits are granted on terms and conditions (x) that do not impose limitations or restrictions of any kind (other than limitations and restrictions that are generally applicable to all other holders of such Permits) on the ownership or operation of the businesses or subsidiaries of MG or any of its affiliates (other than Holdco and its subsidiaries) or (y) that would not reasonably be expected to have a material impact on the Business.
(g) Unique Active Accounts. The number of Unique Active Poker Accounts of the Businesses as of the Closing Date and the number of Unique Active Casino Accounts of the Businesses as of the Closing Date in each case shall be not less than the amount set forth for such term in Section 6.02(g) of the Seller Disclosure Letter, and MG and Holdco shall have received a certificate signed by an authorized officer of Parent and an authorized officer of UIM to such effect.
SECTION 6.03. Conditions to Obligations of Sellers. The obligation of the Sellers to effect the Closing is subject to the satisfaction (or waiver by the Sellers, if permitted by Applicable Law) on or prior to the Closing Date of the following conditions:
(a) Representations and Warranties. (i) The representations and warranties of MG in this Agreement that are qualified as to materiality or Purchaser Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date (in which case, as of such earlier date);
(ii) the representations and warranties of MG set forth in Sections 4.02 and 4.03(i) shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date; and
(iii) the representations and warranties of MG set forth in this Agreement (other than the representations and warranties of MG set forth in Sections 4.02 and 4.03(i)) shall be true and correct as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case, as of such earlier date), and except to the extent that the facts or matters causing such representations and warranties to fail to be true and correct (without giving effect to any qualifier as to materiality or Purchaser Material Adverse Effect set forth therein), individually or in the aggregate, have not had a Purchaser Material Adverse Effect which has not been cured as of the Closing Date and would not reasonably be expected to have a Purchaser Material Adverse Effect.
The Sellers shall have received a certificate signed by an authorized officer of MG to the effect of clauses (i) through (iii) of this Section 6.03(a).
(b) Performance of Obligations of MG and Holdco. MG and Holdco shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by MG and Holdco by the time of the Closing, and the Sellers shall have received a certificate signed by an authorized officer of MG and an authorized officer of Holdco to such effect.
(c) Absence of Proceedings. There shall not be pending or threatened any Proceeding by any Governmental Entity challenging or seeking to restrain, limit or prohibit the Acquisition or any other transaction contemplated by this Agreement or the Ancillary Agreements or seeking to obtain from Parent, Sellers, Holdco or any of their subsidiaries in connection with the Acquisition any material damages.
(d) Kahnawake Gaming License. MG, Holdco and their subsidiaries shall have obtained any and all Permits from the KGC necessary to permit the operation and conduct by MG, Holdco and Holdco’s subsidiaries of online poker and casino games in Kahnawake, including (A) client provider authorizations, (B) key person licenses, (C) approvals of business entities associated with or related to MG, Holdco and Holdco’s subsidiaries, (D) approvals of individuals associated with or related to MG, Holdco and Holdco’s subsidiaries, (E) approvals of any other individuals or entities the KGC deems necessary or desirable to the KGC’s approval of the operation or conduct by MG, Holdco and Holdco’s subsidiaries of online poker and casino games in Kahnawake, (F) approvals of any control systems to be used in the operation or conduct of such games in Kahnawake, such control systems being understood to include all aspects of the system of internal controls for the conduct of online poker and casino games as set forth in the Regulations Concerning Interactive Gaming enacted by the KGC or in any amendment, successor or replacement of such regulations, and (G) design, implementation and approvals of any continuous compliance program.
(e) SBM Guarantee. SBM and SBM Parent shall have executed and delivered the SBM Guarantee, which shall be in full force and effect.
SECTION 6.04. Frustration of Closing Conditions. None of MG, Holdco, Parent or the Sellers may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to act in good faith or to take the actions required by Section 5.06 to be taken in order to cause the Closing to occur.
ARTICLE VII
Termination, Amendment and Waiver
SECTION 7.01. Termination. (a)  Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Acquisition and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:
(i) by mutual written consent of Parent, UIM, MG and Holdco;
(ii) by either MG or Holdco, on one hand, or UIM and Parent, on the other hand, if:
(A) the Closing shall not have occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(a)(ii)(A) shall not be available to any party if the failure of the Closing to occur on or before the Outside Date is due to a breach by such party of its obligations under this Agreement or the failure of any of such party’s representations and warranties in this Agreement to be true; or
(B) if any Restraint having the effects set forth in Section 6.01(b) shall be in effect and shall have become final and nonappealable;
(iii) by Parent and the Sellers, if MG or Holdco breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of MG contained herein fails to be true and correct, which breach or failure (A) would give rise to the failure of a condition set forth in Section 6.01 or Section 6.03 and (B) is not reasonably capable of being cured by MG within 30 days after MG’s receipt of written notice thereof from Parent and the Sellers (provided that MG and Holdco are not entitled to terminate this Agreement under Section 7.01(a)(iv));
(iv) by MG and Holdco if either Parent or any Seller breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Parent or any Seller contained herein fails to be true and correct, which breach or failure (A) would give rise to the failure of a condition set forth in Section 6.01 or Section 6.02 and (B) is not reasonably capable of being cured by Parent or such Seller, as the case may be, within 30 days after Parent or such Seller’s receipt of written notice thereof from MG and Holdco (provided that Parent and the Sellers are not entitled to terminate this Agreement under Section 7.01(a)(iii));
(v) by MG or Holdco if any Restraint having any of the effects set forth in Section 6.02(c) shall be in effect and shall have become final and nonappealable;
(vi) by UIM or Parent if any Restraint having any of the effects set forth in Section 6.03(c) shall be in effect and shall have become final and nonappealable; or
(vii) by MG or Holdco if a Parent Change in Control shall have occurred.
(b) In the event of termination by Parent and the Sellers or MG and Holdco pursuant to this Section 7.01, written notice thereof shall forthwith be given to the other parties and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:
(i) MG and Holdco shall return all documents and other material received from Parent or Sellers relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Sellers; and
(ii) all confidential information received by MG and Holdco with respect to the Businesses shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.
SECTION 7.02. Termination Fee. (a) Parent shall pay to MG a fee of $5,000,000 (the “Termination Fee”) if:
(i) MG or Holdco terminates this Agreement pursuant to Section 7.01(a)(vii), or
(ii) (A) prior to the termination of this Agreement, any person makes a Parent Acquisition Proposal, (B) this Agreement is terminated pursuant to

Section 7.01(a)(iv) in connection with the failure by Parent or any Seller to perform any of its covenants or agreements contained in this Agreement and (C) within 6 months of such termination any Parent Change in Control is consummated.
Any Termination Fee due under this Section 7.02(a) shall be paid by wire transfer of same-day funds (x) in the case of clause (i) above, on the business day immediately following the date of termination of this Agreement and (y) in the case of clause (ii) above, on the date of the occurrence of the events referred to in clause (ii)(C) above.
(b) The parties acknowledge and agree that the agreements contained in Section 7.02(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, MG and Holdco would not enter into this Agreement. Accordingly, if Parent fails promptly to pay the amount due pursuant to Section 7.02(a), and, in order to obtain such payment, MG commences a suit, action or other proceeding that results in a Judgment in its favor for the Termination Fee, Parent shall pay to MG its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, action or other proceeding, together with interest on the amount of the Termination Fee from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A., in effect on the date such payment was required to be made.
SECTION 7.03. Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 7.01, this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) Section 5.05 (relating to confidentiality), (ii) Section 5.07 (relating to certain expenses), (iii) Sections 3.22 and 4.06 (relating to finder’s fees and broker’s fees), (iv) Section 7.01(b), Section 7.02 and this Section 7.03 and (v) Section 5.09 (relating to publicity). Nothing in this Section 7.03 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.
ARTICLE VIII
Indemnification
SECTION 8.01. Indemnification by Parent and the Sellers. (a)  Parent and the Sellers, jointly and severally, shall indemnify Holdco and its affiliates and each of their respective Representatives and stockholders (each, a “Purchaser Indemnified Party”) against, and hold them harmless from, any Losses, as incurred (payable promptly upon written request, but subject to an undertaking to repay any Losses if it is determined by a court of competent jurisdiction that such Purchaser Indemnified Party is not entitled to such indemnification), arising from, in connection with or otherwise with respect to:
(i) any inaccuracy in, or breach of, any representation or warranty of Parent or any Seller contained in this Agreement, any Ancillary Agreement or any document delivered in connection herewith or therewith other than with respect to the representations and warranties contained in Section 3.14 (it being agreed that for purposes of determining the existence of any such inaccuracy or breach or the amount of any Loss with respect thereto, all such representations and warranties that are qualified as to materiality or Seller Material Adverse Effect shall be deemed to be not so qualified);
(ii) any failure by Parent or any Seller to perform any covenant, agreement, obligation or undertaking contained in this Agreement (other than Article XI, with respect to which all remedies at law or equity shall be available, including a direct suit against Parent or any Holdco Interest Holder for damages for breach of contract) or in any Ancillary Agreement;
(iii) (A) any Excluded Liability and (B) any liability, obligation or commitment arising out of any actual or alleged violation within five years prior to the Closing Time by Parent, any Seller or any Conveyed Subsidiary of any U.S. federal, state or local Applicable Law relating to the regulation of gambling or gaming;
(iv) any and all actions, suits, proceedings, demands, assessments, judgments, damages (but not including consequential damages, punitive damages, lost profits or other similar damages unless such damages are (x) in the case of lost profits, directly related to the matter giving rise to Losses for which indemnification is sought and not speculative or contingent in character, (y) in the case of any damages in the form of diminution in value, directly related to the matter giving rise to Losses for which indemnification is sought hereunder or (z) in the case of any of the foregoing, damages recovered by third parties in connection with Losses indemnified hereunder), awards, costs and expenses (including third-party fees and expenses) incident to any of the foregoing or incurred in connection with the enforcement of the rights of any such indemnified party with respect to the foregoing; and
(v) all fees and expenses incurred after the Closing in connection with obtaining the Italian License.
(b) Notwithstanding any other provision of this Article VIII, Parent and the Sellers shall not have any liability:
(i) under clause (i) and, as it relates to clause (i), clause (iv) of Section 8.01(a) for any Loss unless (A) the amount of such Loss exceeds $50,000, in which case the entire amount of such Loss shall be included for purposes of computing the Losses that are indemnifiable hereunder and/or applicable against the Deductible Amount (defined below), and (B) the aggregate amount of such Losses for which indemnification would otherwise be available exceeds $3,000,000 (the “Deductible Amount”), in which case the entire amount of such Losses shall be indemnifiable hereunder; provided, however, that the limitations set forth in this clause (i) shall not apply to any claim for indemnification to the extent arising out of an inaccuracy or breach of any representation or warranty contained in Sections 3.01, 3.02 or 3.22 or Section 3.07(e) (to the extent, but only to the extent, related to material Business Intellectual Property) (the “Seller Specified Representations”) or to any Loss incurred due to fraud, intentional misrepresentation, intentional misconduct or intentional concealment by or on behalf of Parent or any Seller;
(ii) under clause (i) and, as it relates to clause (i), clause (iv) of Section 8.01(a) in excess of $35,000,000; provided, however, that the limitation set forth in this clause (ii) shall not apply to any claim for indemnification to the extent arising out of an inaccuracy or breach of any Seller Specified Representation or to any Loss incurred due to fraud, intentional misrepresentation, intentional misconduct or intentional concealment by or on behalf of Parent or Seller; or
(iii) under clause (v) of Section 8.01(a) for any fees and expenses in excess of €500,000; it being further agreed that the amount of any Loss relating to VAT paid by Holdco or its subsidiaries for which indemnification is provided under clause (v) of Section 8.01(a) shall be net of any such VAT actually recovered by or refunded to the indemnified party.
SECTION 8.02. Indemnification by MG and Holdco. (a)  MG shall indemnify Parent, the Sellers, their affiliates and each of their respective Representatives and stockholders against, and agrees to hold them harmless from, any Losses, as incurred (payable promptly upon written request, but subject to an undertaking to repay any Losses if it is determined by a court of competent jurisdiction that such indemnified party is not entitled to such indemnification), for or on account of or arising from or in connection with or otherwise with respect to:
(i) any inaccuracy in, or breach of, any representation or warranty of MG contained in this Agreement, any Ancillary Agreement or any document delivered in connection herewith or therewith (it being agreed that for purposes of determining the existence of any such inaccuracy or breach or the amount of any Loss with respect thereto, all such representations and warranties that are qualified as to materiality or Purchaser Material Adverse Effect shall be deemed to be not so qualified);
(ii) any failure by MG or Holdco to perform any covenant, agreement, obligation or undertaking contained in this Agreement (other than Section 2.05 or Article XI, with respect to which all remedies at law or equity shall be available, including a direct suit against MG for damages for breach of contract) or in any Ancillary Agreement; and
(iii) any and all actions, suits, proceedings, demands, assessments, judgments, damages (but not including consequential damages, punitive damages, lost profits or other similar damages unless such damages are (x) in the case of lost profits, directly related to the matter giving rise to Losses for which indemnification is sought and not speculative or contingent in character, (y) in the case of any damages in the form of diminution in value, directly related to the matter giving rise to Losses for which indemnification is sought hereunder or (z) in the case of any of the foregoing, damages recovered by third parties in connection with Losses indemnified hereunder), awards, costs and expenses (including third-party fees and expenses) incident to any of the foregoing or incurred in connection with the enforcement of the rights of any such indemnified party with respect to the foregoing.
(b) Holdco shall indemnify Parent, the Sellers, their affiliates and each of their respective Representatives and stockholders against, and agrees to hold them harmless from, any Losses, as incurred (payable promptly upon written request), for or on account of or arising from or in connection with or otherwise with respect to:
(i) any Assumed Liability;
(ii) any and all actions, suits, proceedings, demands, assessments, judgments, damages (but not including consequential damages, punitive damages, lost profits or other similar damages unless such damages are (x) in the case of lost profits, directly related to the matter giving rise to Losses for which indemnification is sought and not speculative or contingent in character, (y) in the case of any damages in the form of diminution in value, directly related to the matter giving rise to Losses for which indemnification is sought hereunder or (z) in the case of any of the foregoing, damages recovered by third parties in connection with Losses indemnified hereunder), awards, costs and expenses (including third-party fees and expenses) incident to any of the foregoing or incurred in connection with the enforcement of the rights of any such indemnified party with respect to the foregoing; and
(iii) the amount of any Loss relating to VAT paid by Holdco or its subsidiaries for which an indemnification payment has been made under clause (v) of Section 8.01(a), to the extent that any such VAT is actually recovered by or refunded to the Purchaser Indemnified Party by whom such VAT payment was made.
(c) Notwithstanding any other provision of this Article VIII, MG shall not have any liability under clause (i) and, as it relates to clause (i), clause (iii) of Section 8.02(a) for any Loss unless the amount of such Loss exceeds $50,000; provided, however, that the limitation set forth in this Section 8.02(c) shall not apply to any claim for indemnification to the extent arising out of an inaccuracy or breach of any representation or warranty contained in Sections 4.01, 4.02, 4.03 or 4.04 (the “Purchaser Specified Representations”) or to any Loss incurred due to fraud, intentional misrepresentation, intentional misconduct or intentional concealment by or on behalf of MG.
SECTION 8.03. Termination of Indemnification. Except with respect to any fraud, intentional misrepresentation, intentional misconduct or intentional concealment by or on behalf of any party, such party’s obligations to indemnify and hold harmless any other party pursuant to Section 8.01(a)(i) and, as it relates thereto, Section 8.01(a)(iv) (other than with respect to the Seller Specified Representations) or 8.02(a)(i) and, as it relates thereto, Section 8.02(a)(iii) (other than with respect to the Purchaser Specified Representations) shall terminate on December 31, 2011; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the applicable indemnified party shall have, before the expiration of such period, previously made a claim by delivering a notice of such claim pursuant to Section 8.04 to the applicable indemnifying party. Any other obligation to indemnify and hold harmless any party shall terminate upon the expiration of the relevant statute of limitations, taking into account extensions thereof; provided, however, that such obligations shall not terminate with respect to any item as to which the applicable indemnified party has, as of the expiration of the relevant period, taking into account extensions thereof, a pending suit against the applicable indemnifying party.
SECTION 8.04. Procedures. (a)  Third Party Claims. If a claim by a third party is made against a party hereto or any of its affiliates (the “indemnified party”) in respect of, arising out of or involving a matter for which the indemnified party is entitled to be indemnified by another party hereto (the “indemnifying party”) pursuant to this Article VIII (a “Third Party Claim”), such indemnified party must notify the indemnifying party in writing of the Third Party Claim within 10 business days following receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent (and only to the extent) the indemnifying party shall have been actually and materially prejudiced as a result of such failure. Thereafter, the indemnified party shall deliver to the indemnifying party, promptly following the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.
(b) Assumption. If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party; provided, however, that such counsel is not reasonably objected to by the indemnified party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the reasonable fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof. If the indemnifying party chooses to defend or prosecute a Third Party Claim, all the indemnified parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The indemnified party (A) shall agree to any settlement, compromise or discharge of a Third Party Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, which releases the indemnified party completely in connection with such Third Party Claim and that would not otherwise adversely affect the indemnified party, and (B) shall not enter into any settlement, compromise or discharge of a Third Party Claim without the prior written consent of the indemnifying party (which shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party that the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. In the case of any Third Party Claim referred to in the immediately preceding sentence, if such equitable relief or other relief portion of such Third Party Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion of such Third Party Claim relating to money damages.
(c) Other Claims. In the event any indemnified party should have a claim against any indemnifying party under Section 8.01 or 8.02 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party. Subject to Sections 8.03 and 8.05, the failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to such indemnified party under Section 8.01 or 8.02, except to the extent that the indemnifying party has been actually and materially prejudiced by such failure.
SECTION 8.05. Survival of Representations and Covenants. (a) The representations, warranties, covenants and agreements contained in this Agreement, the Ancillary Agreements and in any document delivered in connection herewith shall survive the Closing and remain in full force and effect until the indemnification obligation therefor terminates in accordance with Section 8.03.
(b) The obligations of Parent and the Sellers under Section 8.01 and the obligations of MG under Section 8.02 shall not be affected by any knowledge by any indemnified party at or prior to the Closing of any breach of representation or warranty, whether such knowledge came from Parent, a Seller, MG or any other person, or any waiver of Section 6.02 or 6.03. Notwithstanding anything to the contrary in this Agreement, no party hereto (such party, the “non-breaching party”) shall be entitled to indemnification under this Article VIII with respect to any breach or inaccuracy of any representation or warranty of any other party hereto (such other party, the “breaching party”) if (i) the breaching party (and, if the breaching party is a Seller, each of Parent and UIM) provides written notice to such non-breaching party at least five business days prior to the Closing describing in detail such breach or inaccuracy, (ii) the breaching party (and, if the breaching party is a Seller, each of Parent and UIM) simultaneously and irrevocably informs such non-breaching party in writing that, because of such breach or inaccuracy such non-breaching party is not required to consummate the transactions contemplated by this Agreement pursuant to Article VI and (iii) the Closing occurs.
SECTION 8.06. Tax Treatment of Indemnification Payments. For all Tax purposes, the parties agree to treat, to the extent permitted by Applicable Law, any indemnity payment under this Agreement as an adjustment to the Purchase Price, which shall be allocated among the Sellers in a manner to be agreed upon by MG, Parent and the Sellers.
SECTION 8.07. Tax Matters. Nothing in this Article VIII (except for Section 8.06) shall be construed to apply to indemnities relating to, or impose liabilities with respect to, Taxes, which are exclusively governed by Article IX.
ARTICLE IX
Tax Indemnification
SECTION 9.01. Tax Indemnification. (a) Parent and the Sellers, jointly and severally, shall indemnify the Purchaser Indemnified Parties against, and hold them harmless from, any Losses, payable promptly upon written request, arising from, in connection with or otherwise with respect to:
(i) whether or not accrued, assessed or currently due and payable, Taxes imposed on or with respect to any Conveyed Subsidiary for any Pre-Closing Tax Period; provided, however, that any amount payable under this Section 9.01(a)(i) shall be reduced by the amount of any decrease in the Taxes of such Conveyed Subsidiary attributable to any realized net operating loss (or similar tax attribute) or credit relating to or arising from the Pre-Closing Tax Period;
(ii) Taxes that are Excluded Liabilities pursuant to Section 1.03(b)(iii), including any such liability to which such party is subject as a result of principles of transferee or successor liability;
(iii) any breach of the covenant in Section 5.01(a)(xvi);
(iv) any withholding Taxes imposed on, or with respect to, payments made under this Agreement (including any interest or penalties relating to such Taxes that are imposed on MG and/or Holdco);
(v) any Restrictive Covenant Withholding Amount imposed on, or with respect to, payments made under this Agreement; and

(vi) any and all actions, suits, proceedings, demands, assessments, judgments, damages, awards, costs and expenses (including third-party fees and expenses) incident to any of the foregoing or incurred in connection with the enforcement of the rights of any such indemnified party with respect to the foregoing.
(b) Holdco shall indemnify Parent, the Sellers and each of their respective Representatives (if applicable) and stockholders against, and hold them harmless from, any Losses, as incurred (payable promptly upon written request), arising from, in connection with or otherwise with respect to:
(i) whether or not accrued, assessed or currently due and payable, Taxes imposed on or with respect to any Conveyed Subsidiary for any Post-Closing Tax Period;
(ii) whether or not accrued, assessed or currently due and payable, Taxes with respect to any Acquired Asset or the Businesses for any Post-Closing Tax Period; and
(iii) any and all actions, suits, proceedings, demands, assessments, judgments, damages, awards, costs and expenses (including third-party fees and expenses) incident to any of the foregoing or incurred in connection with the enforcement of the rights of any such indemnified party with respect to the foregoing.
(c) In the case of any Taxes that are payable for any complete Tax period that includes but does not end on the Closing Date (the “Straddle Tax Period”), to the extent permitted by law or administrative practice, the taxable year of a Conveyed Subsidiary that includes the Closing Date shall close on the Closing Date (inclusive of the Closing Date to the extent permitted by such law or administrative practice), so long as doing so does not have any material adverse impact on such Conveyed Subsidiary. In the case of any Tax that is payable for a Straddle Tax Period that does not close on the Closing Date pursuant to the immediately preceding sentence, the portions of such Tax that relate to the Pre-Closing Tax Period shall be deemed to be:
(i) in the case of any property Tax, the amount of such Tax for the Straddle Tax Period multiplied by a fraction the numerator of which is the number of days in the Straddle Tax Period on or prior to the Closing Date, and the denominator of which is the number of all days in the entire Straddle Tax Period; and
(ii) in the case of any Tax (other than any property Tax), the amount that would be payable if the relevant Tax period ended on the Closing Date.
SECTION 9.02. Termination of Indemnification. The obligations to indemnify and hold harmless any party pursuant to Section 9.01, shall terminate 60 days after expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver or extension thereof); provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified shall have, before the expiration of the applicable period, previously made a specific claim by delivering to the party claimed to be providing the indemnification a notice of such claim pursuant to Section 9.03, stating in reasonable detail the basis of such claim.
SECTION 9.03. Procedures Relating to Indemnification of Tax Claims. (a) Each party entitled to an indemnity payment pursuant to Section 9.01(a) or (c) (a “Tax Indemnified Party”) agrees to give written notice to the indemnifying party (the “Tax Indemnitor”) (including, in the case where Holdco or any of its affiliates is the Tax Indemnified Party, any Conveyed Subsidiary) which involves the assertion of any claim, or the commencement of any audit, suit, action or proceeding (collectively, a “Tax Claim”) in respect of which indemnity may be sought (an “Indemnifiable Tax”) within 30 days of such receipt or such earlier time as would allow the Tax Indemnitor to timely respond to such Tax Claim.
(b) The Tax Indemnitor shall, at its own expense, assume control of the defense of any Tax Claim for any Indemnifiable Tax. If the Tax Indemnitor assumes control of such defense, the Tax Indemnitor shall (i) notify the Tax Indemnified Party of significant developments with respect to such Tax Claim and keep the Tax Indemnified Party reasonably informed, (ii) consult with the Tax Indemnified Party with respect to any issue that reasonably could be expected to have an adverse effect on the Tax Indemnified Party or any of its affiliates (including by giving rise to an indemnity obligation of the Tax Indemnified Party or any of its affiliates) and (iii) give the Tax Indemnified Party a copy of any Tax adjustment proposed in writing with respect to such Tax Claim and copies of any other material correspondence with the relevant Taxing Authority with respect to such Tax Claim. The Tax Indemnitor shall not pay or compromise any Tax liability asserted with respect to any Tax Claim for any Indemnifiable Tax without the prior written consent of the Tax Indemnified Party, which consent shall not be unreasonably withheld, delayed or conditioned.
(c) With respect to any Tax claim relating to Taxes for any Straddle Period, Holdco shall control the defense of such Tax Claim; provided that Holdco shall (i) notify Parent and the applicable Seller of significant developments with respect to such Tax Claim and keep Parent and such Seller reasonably informed, (ii) consult with Parent and the applicable Seller with respect to any issue that reasonably could be expected to have an adverse effect on Parent and the applicable Seller or any of its affiliates (including by giving rise to an indemnity obligation of the Seller or any of its affiliates) and (iii) give Parent and the applicable Seller a copy of any Tax adjustment proposed in writing with respect to such Tax Claim and copies of any other material correspondence with the relevant Taxing Authority with respect to such Tax Claim. Holdco shall not pay or compromise any Tax liability asserted with respect to any Tax claim relating to Taxes for any Straddle Period, without the prior written consent of Parent and the applicable Seller, which consent shall not be unreasonably withheld, delayed or conditioned.

(d) Without limiting the generality of Section 10.04, the Tax Indemnified Party shall give the Tax Indemnitor such information with respect to any Tax Claim as the Tax Indemnitor may reasonably request. In addition, if, and to the extent required, the Tax Indemnified Party shall promptly execute and deliver, or cause to be executed and delivered by the relevant taxpayer, reasonable powers of attorney or other documents authorizing the Tax Indemnitor to defend and settle such Tax Claim in accordance with this Section 9.03.
ARTICLE X
Tax Matters
SECTION 10.01. Tax Returns; Tax Payments; Tax Refunds. (a) Each Seller shall prepare and, to the extent permitted by law, file (or cause to be prepared and, to the extent permitted by law, cause to be filed) all Tax Returns required to be filed by the Conveyed Subsidiaries sold by it after the Closing Date with respect to any Tax period that actually ends on or before such Closing Date.
(b) Following the Closing Date, Holdco shall prepare and file, or cause to be prepared and filed, all Tax Returns for Straddle Tax Periods with respect to the Acquired Assets and the Businesses or required to be filed by the Conveyed Subsidiaries.
(c) Holdco shall prepare and file, or cause to be prepared and filed, all other Tax Returns required to be filed by the Conveyed Subsidiaries after the Closing Date with respect to any Post-Closing Tax Period.
(d) In the case of Section 10.01(a), the applicable Seller shall submit such Tax Return to MG and Holdco (together with schedules, statements and, to the extent reasonably required by MG or Holdco, supporting documentation) at least 30 days prior to the due date (including extensions) of such Tax Return. In the case of Section 10.01(b), Holdco shall submit such Tax Return to Parent and the applicable Seller (together with schedules, statements and, to the extent reasonably required by Parent or the applicable Seller, supporting documentation) at least 30 days prior to the due date (including extensions) of such Tax Return. If MG or Holdco (in the case of Section 10.01(a)) or Parent (in the case of Section 10.01(b)) objects to any item on any such Tax Return, it shall, within 30 days of delivery of such Tax Return, notify the party responsible for the preparation of such Tax Return in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection is duly delivered, MG, Holdco and the Sellers (as applicable) shall negotiate in good faith and use their reasonable best efforts to resolve such items.
(e) To the extent any amount for which Parent or the Sellers are responsible pursuant to Section 9.01(a) is required to be paid after the Closing Date, Parent or such Sellers, as the case may be, shall either (i) pay such amount to the applicable Taxing Authority at or before the time at which payment of such amount is due (including estimated Taxes), and furnish Holdco or the applicable Conveyed Subsidiary with evidence of such payment, or (ii) pay such amount to Holdco or the applicable Conveyed Subsidiary at least five days before payment of such amount is due (including estimated Taxes).
(f) Any refund paid or credited to a Conveyed Subsidiary with respect to a Pre-Closing Tax Period shall be for the account of Parent or UIM, as applicable, except for any refund attributable to any post-Closing deduction, loss, credit or similar benefit. The portion of any refund paid or credited to a Conveyed Subsidiary that is attributable to the pre-Closing portion of any Straddle Tax Period shall be for the account of Parent or UIM, as applicable, except for any refund attributable to any post-Closing deduction, loss, credit or similar benefit. All other refunds shall be for the Conveyed Subsidiaries’ account. The applicable Conveyed Subsidiary shall pay to Parent or UIM, as applicable, the amount of any refund that is for Parent’s or UIM’s account within 30 days after receipt thereof by the applicable Conveyed Subsidiary. Any such payment shall be net of any Taxes incurred or imposed on any applicable Conveyed Subsidiary that is directly attributable to the receipt of such refund. The parties shall cooperate in making a formal or informal claim for any refund attributable to a Straddle Tax Period.
SECTION 10.02. Tax Sharing Agreements. Any and all existing Tax sharing agreements between any Conveyed Subsidiary, on the one hand, and the Sellers or any affiliate of the Sellers (other than the Conveyed Subsidiaries), on the other hand, shall be terminated as of the Closing Date. After such date, none of the Conveyed Subsidiaries, the Sellers or any affiliate of the Sellers shall have any further rights or liabilities thereunder.
SECTION 10.03. FIRPTA. At the Closing Date, the applicable Seller shall deliver or cause to be delivered to Holdco (or one of Holdco’s subsidiaries designated by Holdco) duly completed and executed certificates, in form and substance reasonably satisfactory to Holdco (A) that CIDC Delaware is not a “foreign person” within the meaning of Section 1445 of the Code and (B) that none of the assets to be transferred by the other Sellers pursuant to this Agreement constitute a “United States real property interest” within the meaning of Section 897(c)(1) of the Code.
SECTION 10.04. Cooperation on Tax Matters. After the Closing Date, the parties shall furnish, or cause to be furnished, to each other, upon request, in a timely manner, such information (including access to books and records) and assistance relating to the Conveyed Subsidiaries, the Acquired Assets or the Businesses as is reasonably necessary for the filing of any Tax Return, for the preparation of any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment.

ARTICLE XI
Put-Call Provisions
SECTION 11.01. Put and Call Rights. On the terms and subject to the conditions set forth in this Article XI, the Holdco Interest Holder shall have the right (the “Put Right”) to irrevocably elect to cause MG to purchase, and MG shall have the right (the “Call Right”) to irrevocably elect to purchase from the Holdco Interest Holder, in each case free and clear of all liabilities, Holdco Interests for the applicable Put-Call Prices on the applicable Put-Call Closing Dates.
SECTION 11.02. Method of Exercise; Determination of Applicable Put-Call Price.
(a) Required Information. In each of 2013, 2014, 2015 and (if MG elects to deliver a Put-Call Indication of Interest in connection with such year in accordance with the procedures set forth below) 2016 (each such year, a “Put-Call Year”), MG shall cause to be delivered to Parent (A) by February 15 of such Put-Call Year, (1) the business plan in the Annual Information Package for such Put-Call Year, (2) the unaudited balance sheet, income statement and statement of cash flows in the Annual Information Package for such Put-Call Year and (3) the Prior Year Unaudited Financials for such Put-Call Year and (B) by March 1 of such Put-Call Year, the audited consolidated financial statements in the Annual Information Package for such Put-Call Year. Notwithstanding anything in this Section 11.02(a) to the contrary, the Annual Information Package shall not be required to be delivered for the 2014 or 2015 Put-Call Year if all the Holdco Interests have been purchased by MG prior to the beginning of such Put-Call Year.
(b) 2013, 2014 and 2015 Put-Call Years. On or prior to the Indication of Interest Deadline (i) in each of the 2013, 2014 and 2015 Put-Call Years, Parent, on behalf of the Holdco Interest Holder, shall have the option, in its sole discretion, to deliver to MG a Put-Call Indication of Interest, and (ii) in the 2015 Put-Call Year, MG shall have the option, in its sole discretion, to deliver to Parent a Put-Call Indication of Interest. Any such Put-Call Indication of Interest shall be non-binding; provided, however, that if Parent or MG fails to deliver a Put-Call Indication of Interest on or prior to the Indication of Interest Deadline for any Put-Call Year in which Parent or MG, as the case may be, is entitled to deliver such a notice pursuant to this Section 11.02(b), then such party shall be deemed to have irrevocably waived its Put Right or Call Right, as the case may be, for such Put-Call Year.
(c) 2016 Put-Call Year. Unless all the Holdco Interests have been purchased by MG prior to the beginning of the 2016 Put-Call Year, on or prior to the Indication of Interest Deadline for such Put-Call Year, MG shall have the option, in its sole discretion, to deliver to Parent, on behalf of the Holdco Interest Holder, a Put-Call Indication of Interest for such Put-Call Year, which notice shall be non-binding; provided, however, that if MG fails to deliver a Put-Call Indication of Interest on or prior to the Indication of Interest Deadline for such Put-Call Year and the business plan and financial results at or prior to the times required pursuant to Section 11.02(a) for such Put-Call Year, then MG shall be deemed to have irrevocably waived its Call Right with respect to the 2016 Put-Call Year.
(d) Determination of Put-Call Price. Commencing upon delivery by any party of a Put-Call Indication of Interest for any Put-Call Year in accordance with Section 11.02(b) or (c), the Put-Call Price shall be determined for such year in accordance with Annex III. If neither party has delivered a Put-Call Indication of Interest by the Indication of Interest Deadline for any Put-Call Year, then the Put-Call Price shall not be determined for such Put-Call Year.
(e) Binding Exercise Periods. (i) If the Put-Call Price has been determined in accordance with Annex III for any of the 2013, 2014 or 2015 Put-Call Years, then, prior to the end of the Seller Exercise Period in such Put-Call Year, Parent shall, on behalf of the Holdco Interest Holder, deliver to MG a Seller Election Notice which states the Seller Election Number for such Put-Call Year. In the event that Parent fails to deliver a Seller Election Notice to MG prior to the end of the Seller Exercise Period for any Put-Call Year in accordance with this Section 11.02, the Seller Election Number for such Put-Call Year shall be deemed to be zero and, as of the end of the Seller Exercise Period for such year, such number shall be the final, binding and irrevocable Seller Election Number for such year.
(ii) If the Put-Call Price has been determined in accordance with Annex III for any of the 2015 or 2016 Put-Call Years, then, prior to the end of the MG Exercise Period in such Put-Call Year, MG shall deliver to Parent, on behalf of the Holdco Interest Holder, a MG Election Notice which states the MG Election Number for such Put-Call Year. In the event that MG fails to deliver a MG Exercise Notice to Parent prior to the end of the MG Exercise Period for any Put-Call Year in accordance with this Section 11.02, the MG Election Number for such Put-Call Year shall be deemed to be equal to (A) in the case of the 2015 Put-Call Year, the Seller Election Number for such year and (B) in the case of the 2016 Put-Call Year, zero, and in each case, as of the end of the MG Exercise Period for such year such number shall be the final, binding and irrevocable MG Election Number.
SECTION 11.03. Put-Call Closings. (a) The closing of the purchase and sale of the Holdco Interests in each Put-Call Year or pursuant to any Put Acceleration Event or Call Acceleration Event (each such closing, a “Put-Call Closing”) pursuant to this Article XI shall take place at such place as shall be reasonably agreed between Parent, the Holdco Interest Holder and MG, on the fifth business day following the satisfaction (or, to the extent permitted by Applicable Law, waiver by the party or parties entitled to the benefits thereof) of the conditions set forth in Section 11.05, or, if on such day any condition set forth in Section 11.05 (other than conditions that by their terms are to be satisfied at the Put-Call Closing, but subject to the satisfaction or waiver at or prior to the Put-Call Closing of all such conditions) has not been satisfied (or, to the extent permitted by Applicable Law, waived by the party or parties entitled to the benefit thereof), as soon as practicable after all the conditions set forth in Section 11.05 have been satisfied (or, to the extent permitted by Applicable Law, waiver by the party or parties entitled to the benefits thereof), or at such other time and date as shall be agreed between Parent, the Holdco Interest Holder and MG. The date on which each Put-Call Closing occurs is referred to in this Agreement as a “Put-Call Closing Date”.
(b) At each Put-Call Closing:
(i) Parent shall, on behalf of the Holdco Interest Holder, deliver, or cause to be delivered, to MG (A) such appropriately executed stock powers or stock transfer forms duly endorsed in blank and other appropriate instruments of transfer relating to the Holdco Interests to be acquired by MG pursuant to this Article XI at such Put-Call Closing, in form and substance reasonably satisfactory to MG and its counsel, and (B) such other documents as MG or its counsel may reasonably request to demonstrate satisfaction of the conditions set forth in this Article XI and consummation of the transactions contemplated by this Article XI to occur at such Put-Call Closing; and
(ii) MG shall deliver, or cause to be delivered, to the Holdco Interest Holder, (A) if the Put-Call Price applicable to the Holdco Interests to be acquired at such Put-Call Closing is greater than zero, and subject to Section 11.03(c), payment, by wire transfer to a bank account designated in writing by the Holdco Interest Holder (such designation to be made at least three business days prior to the applicable Put-Call Closing Date), of immediately available funds in an amount in U.S. dollars equal to such Put-Call Price, and (B) such other documents as Parent or its counsel, in each case on behalf of the Holdco Interest Holder, may reasonably request to demonstrate satisfaction of the conditions set forth in this Article XI and consummation of the transactions contemplated by this Article XI to occur at such Put-Call Closing.
(c) Notwithstanding anything to the contrary in this Article XI, if the Seller Election Number for the 2013 or 2014 Put-Call Year is greater than 25% of the number of Holdco Interests outstanding and held by the Holdco Interest Holder immediately following the Closing (as adjusted for any split, reverse split, combination, subdivision or reclassification of the Holdco Shares subsequent to such date), then MG shall have the option, in its sole discretion, to defer payment of up to 75% of the Put-Call Price applicable to such Put-Call Year, together with interest thereon at a rate equal to LIBOR plus 0.50%, until December 31, 2015, payable by wire transfer of immediately available funds in U.S. dollars. MG’s obligation to pay such deferred payment shall be evidenced by a promissory note governed by the laws of the State of New York.
SECTION 11.04. Representations and Warranties. (a) Each of Parent and the Holdco Interest Holder represents to MG, and each of MG and Holdco represents and warrants to each of Parent and the Holdco Interest Holder, in each case as of each Put-Call Closing Date, as follows:

(i) It has full power and authority to consummate the transactions contemplated to occur on such Put-Call Closing Date.
(ii) The consummation by it of the transactions contemplated to occur on such Put-Call Closing Date do not on such date conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under any provision of any Judgment or any Applicable Law, other than any such items that, individually or in the aggregate, have not had a material adverse effect on its ability to perform its obligations under this Article XI that has not been cured.
(b) Each of Parent and the Holdco Interest Holder represents to MG, as of each Put-Call Closing Date, that each Holdco Interest being sold on such Put-Call Closing Date is owned beneficially and of record by the Holdco Interest Holder, free and clear of all Liens.
SECTION 11.05. Conditions to Put-Call Closings. (a) The obligation of MG to purchase and pay for, and the obligation of Parent to sell, on behalf of the Holdco Interest Holder, the applicable Holdco Interests on any Put-Call Closing Date, is subject to the satisfaction or waiver on or prior to such Put-Call Closing Date of the following conditions:
(i) The determination of the Put-Call Price applicable to the Holdco Interests to be purchased on such Put-Call Closing Date shall have become final and binding in accordance with Annex III.
(ii) No Restraint shall be in effect that prevents the consummation of the acquisition of the applicable Holdco Interests by MG on such Put-Call Closing Date.
(b) The obligation of MG to purchase and pay for the applicable Holdco Interests on any Put-Call Closing Date is subject to the satisfaction or waiver by MG on or prior to such Put-Call Closing Date of the following condition: The representations and warranties of Parent and the Holdco Interest Holder in Section 11.04 that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case as of such Put-Call Closing Date as though made on such Put-Call Closing Date.
(c) The obligation of Parent to sell, on behalf of the Holdco Interest Holder, the applicable Holdco Interests on any Put-Call Closing Date, is subject to the satisfaction or waiver by Parent on or prior to such Put-Call Closing Date of the following condition: The representations and warranties of MG and Holdco in Section 11.04 that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case as of such Put-Call Closing Date as though made on such Put-Call Closing Date.
SECTION 11.06. Acceleration of Put Rights. (a) Upon the consummation of any transaction described in Section 7.1(b) or Section 9.1(c) of the Shareholder Agreement (each consummation of any such transaction, a “Put Acceleration

Event”), the Holdco Interest Holder shall have the right to accelerate the exercise of its Put Rights upon the terms and subject to the conditions set forth in this Section 11.06. The terms and conditions of any Put-Call Closing in connection with any Put Acceleration Event shall be governed by Sections 11.03, 11.04 and 11.05.
(b) Within 20 business days of the occurrence of any Put Acceleration Event, MG shall cause to be delivered to Parent, on behalf of the Holdco Interest Holder, (i) a written notice of the occurrence of such Put Acceleration Event and the date thereof (each such notice, a “Put Acceleration Event Notice”) and (ii) if and to the extent then available and not previously delivered to Parent, the Annual Information Package for the year in which such Put Acceleration Event occurred. On or prior to the Indication of Interest Deadline for such Put Acceleration Event, Parent, on behalf of the Holdco Interest Holder, shall have the option, in its sole discretion, to deliver to MG a Put Acceleration Indication of Interest, which notice shall be non-binding; provided, however, that if Parent fails to deliver a Put Acceleration Indication of Interest on or prior to the Indication of Interest Deadline in connection with any Put Acceleration Event, then Parent, on behalf of the Holdco Interest Holder, shall be deemed to have irrevocably waived the right to accelerate the exercise of the Put Rights in connection with such Put Acceleration Event. Commencing upon delivery by Parent of a Put Acceleration Indication of Interest in connection with any Put Acceleration Event in accordance with the immediately preceding sentence, the Put-Call Price shall be determined for the exercise of the Put Rights in connection with such Put Acceleration Event in accordance with Annex III. If Parent has not delivered a Put Acceleration Indication of Interest by the Indication of Interest Deadline in connection with any Put Acceleration Event, then the Put-Call Price for the exercise of the Put Rights in connection with such Put Acceleration Event shall not be determined.
(c) If the Put-Call Price has been determined in accordance with Annex III in connection with a Put Acceleration Event, then, prior to the end of the Seller Exercise Period in connection with such Put Acceleration Event, Parent shall, on behalf of the Holdco Interest Holder, deliver to MG a Seller Election Notice. In the event that Parent fails to deliver a Seller Election Notice to MG prior to the end of the Seller Exercise Period in connection with any Put Acceleration Event in accordance with this Section 11.06, then the Holdco Interest Holder shall be deemed to have elected not to exercise its Put Rights in connection with such Put Acceleration Event and, as of the end of the Seller Exercise Period in connection with such Put Acceleration Event, such election shall be final, binding and irrevocable.
SECTION 11.07. Acceleration of Call Rights. (a) MG shall have the right to accelerate the exercise of its Call Rights upon the terms and subject to the conditions set forth in this Section 11.07. The terms and conditions of any Put-Call Closing in connection with any Call Acceleration Event shall be governed by Sections 11.03, 11.04 and 11.05.
(b) Within 10 business days of the occurrence of any Parent Change in Control, Parent, on behalf of the Holdco Interest Holder, shall cause to be delivered to

MG a written notice of the occurrence of such Parent Change in Control (each such notice, a “Call Acceleration Event Notice”).
(c) MG shall have the option, in its sole discretion, to deliver to Parent, on behalf of the Holdco Interest Holder, a Call Acceleration Indication of Interest (i) within 90 days of the consummation of a Parent Change in Control involving a Competitor, (ii) at any time if a Restricted Person Event occurs upon or at any time following the occurrence of a Parent Change in Control and (iii) at any time following the consummation of a Parent Change in Control not involving a Competitor, which notice, in each case, shall be non-binding; provided, however, that if at any time MG elects to deliver a Call Acceleration Indication of Interest, MG shall cause to be delivered to Parent, on behalf of the Holdco Interest Holder, if and to the extent then available and not previously delivered to Parent, the Annual Information Package for the year in which the applicable Call Acceleration Indication of Interest is given. Commencing upon delivery by MG of a Call Acceleration Indication of Interest in accordance with the immediately preceding sentence, the Put-Call Price shall be determined for the exercise of the Call Rights in connection with such Call Acceleration Event in accordance with Annex III. If MG elects to exercise its Call Rights in connection with such Call Acceleration Event, MG shall deliver to Parent, on behalf of the Holdco Interest Holder, a written notice to such effect; provided, however, that any such election must be an election by MG to exercise its Call Rights with respect to all Holdco Interests then outstanding and held by the Holdco Interest Holders; provided, further, that in the case of a Call Acceleration Event described in clause (i) of the first sentence of this paragraph (c), if MG fails to deliver such notice to Parent within 15 days following the date on which the determination of the applicable Put-Call Price has become final and binding in accordance with Annex III, MG shall be deemed to have elected not to exercise its Call Rights in connection with such Call Acceleration Event and, as of such 15th day, such election shall be final, binding and irrevocable; and provided, further, that in the case of any Call Acceleration Event described in clause (iii) of the first sentence of this paragraph (c), MG shall be entitled to deliver a Call Acceleration Indication of Interest with respect to such Call Acceleration Event only once per calendar year.
(d) Following the consummation of a Put-Call Closing in connection with a Call Acceleration Event described in clause (iii) of the first sentence of Section 11.07(c) (such closing, the “First Top-Up Closing”), (a) MG shall cause to be delivered to Parent, on behalf of the Holdco Interest Holder, an Annual Information Package for the 2015 Put-Call Year in accordance with Section 11.02(a), notwithstanding the occurrence of such First Top-Up Closing, and (b) the Put-Call Price applicable to the Holdco Interests purchased by MG in the First Top-Up Closing shall be recalculated pursuant to the procedures set forth in Article III, using the Equity Value determined as of December 31, 2014. Such Put-Call Price, as so recalculated, is referred to as the “Top-Up Price”. If the Top-Up Price exceeds the Put-Call Price paid by MG at the First Top-Up Closing, MG shall, within five business days after the date on which the determination of the Top-Up Price, as calculated pursuant to Article III, becomes final and binding, deliver payment to the Holdco Interest Holder, by wire transfer to a bank account designated in writing by the Holdco Interest Holder (such designation to be made at least three business days prior to such fifth business day), of immediately available funds in an amount in U.S. dollars equal to such excess.
ARTICLE XII
General Provisions
SECTION 12.01. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by MG, Holdco, Parent or any Seller (including by operation of law in connection with a merger or consolidation of MG, Holdco, Parent or any Seller) without the prior written consent of the other parties hereto. Notwithstanding the foregoing, (a) Holdco may assign its right to purchase the Shares and Acquired Assets or any portion thereof hereunder to a subsidiary of Holdco without the prior written consent of Parent or the Sellers and (b) Holdco may assign its rights to indemnity, in whole or in part, to any purchaser of all or substantially all of the Businesses or to its affiliates; provided, however, that no assignment shall limit or affect the assignor’s obligations hereunder. Any attempted assignment in violation of this Section 12.01 shall be void. Subject to the immediately preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns.
SECTION 12.02. No Third-Party Beneficiaries. Except as provided in Article VIII and Article IX, this Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such successors and assigns, any legal or equitable rights, remedies, obligations or liabilities hereunder. Nothing in this Agreement shall constitute an amendment or supplement to any other Contract or Seller Benefit Plan that is enforceable by any person other than the parties hereto or their permitted assigns.
SECTION 12.03. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be (a) delivered by hand or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when received, or (b) sent by facsimile and shall be deemed given upon confirmation of completed transmission, as follows:
(i) if to MG or Holdco,
Mangas Gaming
5 rue François 1er
75008 Paris
FRANCE
Tel.: +33.1.58.56.06.17
Fax: +33.1.58.56.06.01

Attention: Isabelle Parize
                 Celine Fronval
with a copy to:
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019-7475
Tel.: 212-474-1000
Fax: 212-474-3700
Attention: Mark I. Greene, Esq.
                  Andrew R. Thompson, Esq.
(ii) if to Parent or the Sellers,
GigaMedia Limited
22/F
60 Wyndham Street
Central, Hong Kong
Tel.: 852-3166-9800
Fax: 852 3166 9801
Attention: General Counsel
with copies to:
Skadden, Arps, Slate, Meagher & Flom LLP
42/F, Edinburgh Tower, The Landmark
15 Queen’s Road Central, Hong Kong
Tel.: 852-3740-4700
Fax: 852-3740-4727
Attention: Alec P. Tracy, Esq.
and
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036-6522
Tel.: 212-735-2760
Fax: 917-777-2760
Attention: Stephen M. Banker, Esq.

SECTION 12.04. Interpretation; Annexes and Exhibits; Certain Definitions. (a) When a reference is made in this Agreement to an Article, Section, Annex or Exhibit, such reference shall be to an Article, Section, Annex or Exhibit of this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Annex or Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. The term “made available” and words of similar import means that the relevant documents, instruments or materials were (x) posted and made available to MG, Holdco and their Representatives on the Merrill Corp. data site maintained by Parent and the Sellers for the purpose of the transactions contemplated by this Agreement, prior to the date of this Agreement or (y) provided by e-mail to Cravath, Swaine & Moore LLP or (z) in the case of documents, instruments and materials made available to Parent or any Seller, provided by e-mail to Skadden, Arps, Slate, Meagher & Flom LLP.
(b) For all purposes hereof:
“AAMS” means the Amministrazione Autonoma dei Monopoli di Stato.
“Acquisition Proposal” means any proposal or offer (whether or not in writing) by any person (other than MG or Holdco) with respect to any (i) merger, consolidation, amalgamation, arrangement, share exchange, other business combination or similar transaction involving Parent or any Seller or Conveyed Subsidiary, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a subsidiary of Parent or otherwise) of any of the assets or businesses of the Businesses, other than, in the case of this clause (ii), any transaction consisting solely of a sale of Excluded Assets, (iii) issuance, sale or other disposition, directly or indirectly, to any person (or the stockholders of any person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 10% or more of the voting power of Parent or any Seller or Conveyed Subsidiary, (iv) transaction in which any person (or the stockholders of any person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership, of 10% or more of the voting power of Parent or any Seller or Conveyed Subsidiary or (v) any combination of the foregoing (in each case, other than the Acquisition and the other transactions contemplated by this Agreement, the Shareholder Agreement and the Ancillary Agreements).
“2009 Everest Poker NGR” means the poker Net Gaming Revenue of the Businesses for the fiscal year ended December 31, 2009.
“2009 MG Poker NGR” means the Net Gaming Revenue of MG Poker for the fiscal year ended December 31, 2009 on a Pro Forma Basis.
“affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.
“Annual Information Package” means, with respect to any year, collectively, (A) a business plan for Holdco and its subsidiaries, prepared by the management team of the Holdco Business, for the three fiscal years beginning on January 1 of such year, (B) the unaudited balance sheet, income statement and statement of cash flows of Holdco and its subsidiaries for the most recent fiscal quarter of Holdco ended prior to such year, (C) the unaudited consolidated financial statements of Holdco and its subsidiaries for the most recent fiscal year of Holdco ended prior to such year (such unaudited consolidated financial statements, the “Prior Year Unaudited Financials” for such year) and (D) the audited consolidated financial statements of Holdco and its subsidiaries for the most recent fiscal year of Holdco ended prior to such Put-Call Year.
“ApexStar” means ApexStar Pacific Limited, a company incorporated under the laws of the British Virgin Islands and a direct, wholly owned subsidiary of IMLL.
“Assigned Contracts” means (a) the assets of the Parent Asset Sellers and UIM Asset Sellers set forth in Section 1.02(a)(vi)(A), (b) the Contracts listed in Section 1.02(a)(vi)(B) of the Seller Disclosure Letter and (c) the Conveyed Subsidiary Contracts.
“Assumed Benefit Plan” means each Seller Benefit Plan (i) sponsored by a Conveyed Subsidiary as of the Closing Date, (ii) that Holdco or any of its affiliates has explicitly agreed to assume pursuant to this Agreement or (iii) that Holdco or any of its affiliates is required to assume under Applicable Law or any applicable collective bargaining agreement, in each case other than Seller Benefit Plans that the Sellers and their affiliates have expressly agreed to retain pursuant to this Agreement.
“Assumed Foreign Benefit Plan” means each Assumed Benefit Plan that is not an Assumed U.S. Benefit Plan.

“Assumed U.S. Benefit Plan” means each Assumed Benefit Plan that is sponsored, maintained or contributed to by Parent, the Sellers or any Conveyed Subsidiary primarily for the benefit of Employees based primarily in the United States (including Puerto Rico).
“Business Intellectual Property” means Intellectual Property owned in whole or in part by, or exclusively or non-exclusively licensed to Parent, any Seller or Conveyed Subsidiary, to the extent used or held for use in, or arising from, the operation or conduct of the Businesses.
“Call Acceleration Event” means any of (a) a Parent Change in Control and (b) a Restricted Person Event.
“Call Acceleration Indication of Interest” means, with respect to any Call Acceleration Event, a written notice stating that MG is interested in accelerating the exercise of its Call Rights in connection with such Call Acceleration Event.
“Canadian Newco” means a company to be incorporated and organized under the laws of Quebec promptly following the date of this Agreement and which will be a wholly owned subsidiary of Holdco.
“Cash Purchase Price” means $100,000,000.
“CESL” means Cambridge Entertainment Software Limited, a company incorporated under the laws of the British Virgin Islands and an indirect, wholly owned subsidiary of Parent.
“Change of Control Payment” means the aggregate amount of all change of control, bonus or other similar payments that are payable by the Parent, Sellers and their respective affiliates under any Seller Benefit Plan to any person as a result of or in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, whether payable before, on or after the Closing Date and whether payable solely by virtue of such execution, delivery or consummation or conditioned upon any other event (including termination of employment) and, in each case, any employer-paid portion of any employment and payroll taxes related thereto.
“CIDC Delaware” means Cambridge Interactive Development Corp., a corporation organized under the laws of Delaware and a direct, wholly owned subsidiary of CESL.
“CIDC Quebec” means Cambridge Interactive Development Corp., a company organized under the laws of Quebec and a direct, wholly owned subsidiary of CESL.
“CIDC UK” means Cambridge Interactive Development Co. Ltd., a company incorporated under the laws of England and Wales and a direct, wholly owned subsidiary of CESL.

“Closing Time” means 23:59, Greenwich Mean Time, on the day immediately preceding the Closing Date.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Commonly Controlled Entity” means any person that, together with Parent, any Seller or Conveyed Subsidiary is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
“Competitor” means a person who (i) directly or indirectly engages in any Competitive Activity or (ii) directly or indirectly operates a physical licensed cash-wager gambling facility (including casinos).
“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, contract, obligation, commitment, arrangement, understanding, instrument, license or other agreement (other than a Permit), whether oral or written, including all amendments thereto.
“Controlled Group Liability” shall mean any and all liabilities (i) under Title IV of ERISA, other than for payment of premiums to the Pension Benefit Guaranty Corporation, (ii) under Section 302 or 4068(a) of ERISA, (iii) under Section 412(n) or 4971 of the Code, and (iv) for violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code (collectively, “COBRA”) or the group health requirements of Sections 701 et seq. of ERISA and Sections 9801 et seq. of the Code.
“Conveyed Subsidiary” means the Parent Conveyed Subsidiaries and the UIM Conveyed Subsidiaries.
“Conveyed Subsidiary Contract” means any Contract (including any purchase order or sales order) to which any Conveyed Subsidiary is a party.
“Conveyed Subsidiary Permit” means any Permit issued to or owned, used or possessed by any Conveyed Subsidiary that is used or held for use or in, or arises from, the operation or conduct of the Businesses, but only to the extent such Permit can be transferred, sold, conveyed, assigned or delivered in connection herewith.
“Conveyed Subsidiary Personal Property” means all tangible personal property and interests therein, including apparatus, materials, office supplies, fixtures, tools, toolings, machinery, equipment, furniture, furnishings and vehicles, wherever located, that are used or held for use by any Conveyed Subsidiary in, or arise from, the operation or conduct of the Business.
“Conveyed Subsidiary Receivables” means all accounts, accounts receivable, pre-paid expenses, advance payments, prepayments, security deposits, deferred charges, letters of credit, deposits, notes receivable and other rights to payment of the Conveyed Subsidiaries.

“Current Everest Share of MG Poker Business” means, as of a date:
(i) if no Specified Acquisition has occurred prior to such date, the quotient of:
(A) the poker Net Gaming Revenue of Holdco and its subsidiaries for the most-recently ended fiscal year of Holdco prior to such date for which audited financial statements of Holdco and its subsidiaries have been published and
(B) the sum of (1) the poker Net Gaming Revenue of Holdco and its subsidiaries for the most-recently ended fiscal year of Holdco prior to such date for which audited financial statements of Holdco and its subsidiaries have been published and (2) the Net Gaming Revenue of MG Poker for the most-recently ended fiscal year of MG prior to such date for which audited financial statements of MG and its subsidiaries have been published; and
(ii) if a Specified Acquisition has occurred prior to such date, the quotient of:
(A) the poker Net Gaming Revenue, calculated on a Pro Forma Basis, of Holdco and its Subsidiaries for the most-recently ended fiscal year of Holdco prior to such date for which audited financial statements of Holdco and its subsidiaries have been published; and
(B) the sum of (1) the poker Net Gaming Revenue, calculated on a Pro Forma Basis, of Holdco and its subsidiaries for the most-recently ended fiscal year of Holdco prior to such date for which audited financial statements of Holdco and its subsidiaries have been published, and (2) the Net Gaming Revenue, calculated on a Pro Forma Basis, of MG Poker for the most-recently ended fiscal year prior of MG to such date for which audited financial statements of MG and its subsidiaries have been published.
“Derivative Work” has the meaning set forth in 17 U.S.C. Section 101.
“Employee” shall mean any employee employed by Parent or any Seller or any Conveyed Subsidiary, or their respective affiliates, and who provides services primarily with respect to the Businesses, including those employees on medical leave, family leave, military leave or personal leave under the policies of Parent, any Seller, any Conveyed Subsidiary or any of their respective affiliates, as applicable.
“Employee on Disability Leave” shall mean any Employee who is employed primarily in the United States and who, as of the Closing Date, is on short-term or long-term disability leave; provided, however, that the term “Employee on Disability Leave” shall exclude any Employee whose employment is required to transfer as of the Closing Date to Holdco or its subsidiaries pursuant to any applicable collective bargaining agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Equity Value” means, with respect to Holdco and its subsidiaries, taken as a whole, as of any date, the cash price that a willing buyer and willing seller, neither of whom is under any compulsion to buy or sell, would be willing to pay or receive, as the case may be, in consideration for all the Holdco Interests, in an arms’ length transaction on such date, negotiated without time constraints, both parties having reasonable knowledge of relevant facts. In determining the foregoing, (i) no minority discount or majority premium will be included in any such valuation, (ii) consideration shall be given to a range of analytical methodologies, potentially including comparable company trading analysis, comparable transactions analysis and discounted cash flow analysis; provided that in performing any comparable company trading analysis or comparable transactions analysis adjustments shall be made to ensure that the basis of accounting and of relevant metrics are equivalent between Holdco and the other companies included in such analysis, (iii) the financial impact of any management fees paid or payable to MG or any of its affiliates by Holdco or any of its subsidiaries shall not be excluded in determining “Equity Value”, (iv) in determining “Equity Value”, the effect of any changes in accounting methods or systems made by Holdco and its subsidiaries as part of the integration of the Businesses into the MG group of companies shall be eliminated, except, in the case of this clause (iv), to the extent approved by the Holdco Interest Holder, (v) cash and cash equivalents transferred by Holdco and its subsidiaries to MG or any of its affiliates (other than Holdco and its subsidiaries) pursuant to a pooling arrangement, and not yet returned to Holdco and its subsidiaries, shall be treated as cash of Holdco, and (vi) Funds Held on Deposit Liabilities shall be treated as liabilities of Holdco.
“Everest Gaming Financial Services” means Everest Gaming Financial Services Ltd, a company incorporated under the laws of England and Wales and a direct, wholly owned subsidiary of Everest Gaming Malta.
“Everest Gaming Malta” means Everest Gaming Limited, a company organized under the laws of Malta and a direct, wholly owned subsidiary of UIM.
“Everest Gaming Marketing Services” means Everest Gaming Marketing Services Ltd, a company incorporated under the laws of England and Wales and a direct, wholly owned subsidiary of UIM.
“First WSOP Installment” means the payment of $2,800,000 pursuant to the WSOP Agreement.
“Funds Held on Deposit Liabilities” means, as of a time, the sum of (a) the cash value of all active player account balances (including player chips, program reward points, and value placeholders) as of such time, (b) all cash earmarked for player awards (including prize pools for tournaments not yet concluded and progressive jackpot pools) as of such time, (c) player chips in play on a poker table as of such time and (d) for purposes of determining Funds Held on Deposit Liabilities as of the Closing Time, an

amount (which amount shall not be less than zero) equal to the excess of (i) the aggregate amount of checks issued between the date that is one year prior to the date of this Agreement and the date that is one year prior to the date on which the Closing Time occurs that remain uncashed as of the Closing Time over (ii) the product of (A) $1,000 and (B) the number of days between the date of this Agreement and the date which contains the Closing Time.
“Gaming Authority” means all international, U.S. federal, non-U.S., state, territorial, provincial, local and other regulatory and licensing bodies and agencies with authority over Online Cash-Wager Online Gambling Sites in any Gaming Jurisdiction.
“Gaming Jurisdiction” means all jurisdictions and their political subdivisions, in which (a) Online Cash-Wager Gambling Sites are operated by Holdco or any of its subsidiaries, (b) end users of such Online Cash-Wager Gambling Sites operated by Holdco or any of its subsidiaries are resident or located or (c) the board of directors of Holdco has, in accordance with the business objectives of Holdco (as determined by the board of directors of Holdco in good faith), approved Holdco or any of its subsidiaries seeking any license, permit, approval, authorization, registration, finding of suitability, franchise, concession or entitlement with respect to the activities described in clause (a) or (b), so long as, for purposes of this clause (c), (x) payments in violation of Applicable Law are not required as a matter of practice in such jurisdiction in connection with obtaining a Gaming License from the applicable Gaming Authority in such jurisdiction and (y) at the time of approval of seeking a Gaming License in such jurisdiction, the board of directors of Holdco believes in good faith that obtaining a Gaming License from the applicable Gaming Authority in such jurisdiction will result in more than a de minimis amount of future business for Holdco and its subsidiaries.
“Gaming Licenses” means all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, concessions and entitlements issued by a Gaming Authority necessary for or relating to the operation of Online Cash-Wager Online Gambling Sites.
“GAAP” means United States generally accepted accounting principles.
“GIS” means Global Interactive Services Limited, a company organized under the laws of Quebec and a direct, wholly owned subsidiary of UIM.
“Guarantee” of or by any person means any obligation, contingent or otherwise, of such person guaranteeing any Indebtedness of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term Guarantee shall not include endorsements for collection or deposit, in each case in the ordinary course of business.
“Holdco” means a société par actions simplifiée to be registered with the Trade and Companies Registry of Paris and organized under the laws of France promptly following the date of this Agreement and which will be a wholly owned subsidiary of MG.
“Holdco Acquisition” means an acquisition following the Closing Date outside the ordinary course of business by Holdco or any of its subsidiaries of a Person or business.
“Holdco Business” means the Businesses, as combined and conducted by Holdco and its subsidiaries following the Closing.
“Holdco Interest Holder” means a company to be organized under the laws of a jurisdiction that has a tax treaty with the Republic of France, which company will be a wholly owned subsidiary of Parent.
“Holdco Interests” means shares of Holdco.
“IMLL” means Internet Media Licensing Limited, a company incorporated under the laws of the British Virgin Islands and a direct, wholly owned subsidiary of CESL.
“Implementing Agreements” means the various agreements to be executed by Parent, the Sellers, the Conveyed Subsidiaries, Holdco and one or more subsidiaries of Holdco designated by Holdco after the date of this Agreement for the purpose of implementing the sale, transfer and conveyance on the Closing Date of the Acquired Assets, Assumed Liabilities and the Shares to Holdco or one or more subsidiaries of Holdco designated by Holdco, as the case may be, as contemplated by this Agreement, in each case in a form reasonably acceptable to the parties hereto, which form shall not contain any terms or conditions having the effect of modifying, amending or supplementing the terms and conditions of this Agreement.
“Indebtedness” of any person means (i) all obligations of such person for borrowed money, (ii) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such person upon which interest charges are customarily paid by such person, other than trade credit incurred in the ordinary course of business, (iv) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (v) all obligations of such person issued or assumed as the deferred purchase price of property or services, (vi) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (vii) all capital lease obligations of such person, (viii) the notional amount of all obligations of such person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements and (ix) all obligations of such person as an account party in respect of letters of credit and bankers’ acceptances. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner.
“Indication of Interest Deadline” means, (a) with respect to Put-Call Indications of Interest, ten calendar days after the date on which the information listed in clauses (A) through (C) of the definition of the term “Annual Information Package” in this Agreement are delivered to Parent for the applicable year and (b) with respect to a Put Acceleration Indication of Interest, the later of (i) the date on which the Annual Information Package is delivered to Parent for the applicable year and (ii) ten calendar days after the date on which the relevant Put Acceleration Event Notice has been delivered to Parent.
“Initial Everest Share of Total MG Poker Business” means:
(i) if no Specified Acquisition has occurred prior to such date, the quotient of
(A) the product of (1) 0.92 and (2) 2009 Everest Poker NGR and
(B) the sum of (1) 2009 Everest Poker NGR and (2) 2009 MG Poker NGR; and
(ii) from and after the occurrence of a Specified Acquisition:
(A) if such Specified Acquisition is a Holdco Acquisition, the sum of:
(1) the product of (x) the Initial Everest Share of Total MG Poker Business as in effect immediately prior to such Specified Acquisition (after giving effect to any previous adjustments under this clause (ii)) and (y) an amount equal to (I) one minus (II) the Poker NGR Dilution Factor with respect to such Specified Acquisition, and
(2) an amount equal to the Poker NGR Dilution Factor with respect to such Specified Acquisition and
(B) if such Specified Acquisition is an MG Acquisition, the product of:
(1) the Initial Everest Share of Total MG Poker Business as in effect immediately prior to such Specified Acquisition (after giving effect to any previous adjustments under this clause (ii)) and
(2) an amount equal to (x) one minus (y) the Poker NGR Dilution Factor with respect to such Specified Acquisition.
“Intellectual Property” means any and all domestic and foreign intellectual property, including without limitation any and all (i) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions and reexaminations thereof (ii) trademarks, service marks, logos, trade names, corporate names, domain names, trade dress, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) copyrights and copyrightable works and all applications, registrations and renewals in connection therewith, (iv) trade secrets and confidential or proprietary business information, whether or not subject to statutory registration, research records, records of inventions, invention disclosures, mask works, test information and market surveys (including confidential or proprietary research and development, know-how, formulas, compositions, processes and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (v) proprietary rights in and to Software and (vi) all similar proprietary rights in any of the foregoing, excluding, in each case, generally available Software.
“Intercompany Indebtedness” means any Indebtedness (i) of any Seller or Conveyed Subsidiary, on the one hand, owed to any Seller or Conveyed Subsidiary, on the other hand and (ii) any Indebtedness arising from or in connection with the transactions contemplated in Section 1.01 of this Agreement. For the avoidance of doubt, Intercompany Indebtedness shall not include the UIM Note (if any), the IMLL Note and any Indebtedness by or among UIM on the one hand and IMLL on the other hand.
“Kahnawake” means the Mohawk Indian Territory of Kahnawake.
“KGC” means the Kahnawake Gaming Commission.
“knowledge of Parent” means the knowledge of the individuals listed on Section 12.04(b)(i) of the Seller Disclosure Letter; provided that any such individual will be deemed to have knowledge of a particular fact, circumstance, event or matter only if such individual has actual knowledge of such fact, circumstance, event or matter or (other than in the case of Section 3.19(c)) would be reasonably expected to have had actual knowledge of such fact, circumstance, event or matter if such individual had made reasonable inquiry and investigation under the circumstances.
“knowledge of MG” and “knowledge of Holdco” means the knowledge of the individuals listed on Section 12.04(b)(ii) of the MG Disclosure Letter; provided that any such individual will be deemed to have knowledge of a particular fact, circumstance, event or matter only if such individual has actual knowledge of such fact, circumstance, event or matter or would be reasonably expected to have had actual knowledge of such fact, circumstance, event or matter if such individual had made reasonable inquiry and investigation under the circumstances.
“knowledge of UIM” means the knowledge of the individuals listed on Section 12.04(b)(iii) of the Seller Disclosure Letter; provided that any such individual will be deemed to have knowledge of a particular fact, circumstance, event or matter only if such individual has actual knowledge of such fact, circumstance, event or matter or (other than in the case of Section 3.19(c)) would be reasonably expected to have had actual knowledge of such fact, circumstance, event or matter if such individual had made reasonable inquiry and investigation under the circumstances.
“LGA” means the Lotteries and Gaming Authority in Malta.
“LIBOR” means the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”) for the applicable BBA LIBOR interest period (as selected by MG from time to time), as published by Bloomberg (or other commercially available source providing quotations of BBA LIBOR as agreed upon by the parties from time to time) at approximately 11:00 a.m., London time, two business days prior to the commencement of such interest period, for deposits in U.S. dollars (for delivery on the first day of such Interest Period) with a term equivalent to such interest period.
“Losses” of any person means any and all demands, claims, suits, actions, causes of action, proceedings, assessments, losses, damages, liabilities, costs and expenses incurred by such person, including interest, penalties and attorneys’ fees, third-party expert and consultant fees and expenses, fines, Judgments, awards and financial responsibility for investigation, removal and clean-up costs and natural resource damages.
“MG Acquisition” means an acquisition that is not a Holdco Acquisition following the Closing Date outside the ordinary course of business by MG or any of its subsidiaries of a Person or business.
“MG Election Notice” means, with respect to any of the 2015 or 2016 Put-Call Years, a written notice delivered by MG to Parent, on behalf of the Holdco Interest Holder, which states the MG Election Number for such Put-Call Year. Each MG Exercise Notice shall be deemed given on the date of receipt by Parent, on behalf of the Holdco Interest Holder, and such notice shall thereafter be irrevocable by MG.
“MG Election Number” means, with respect to any of the 2015 or 2016 Put-Call Years, the number of Holdco Interests with respect to which MG has elected to exercise its Call Right in such Put-Call Year. The MG Election Number shall (a) in the case of the 2015 Put-Call Year, be at least equal to the Seller Election Number for such year and (b) in the case of each of the 2015 and 2016 Put-Call Years, not be greater than the number of Holdco Interests then outstanding and held by the Holdco Interest Holder.
“MG Exercise Period” means (a) with respect to the exercise of the Call Rights in the 2015 Put-Call Year (other than in connection with a Call Acceleration Event), the period beginning on the date on which MG receives the Seller Election Notice for such Put-Call Year or, if no Seller Election Notice is delivered by Parent in accordance with Section 11.02(b)(iii) for such Put-Call Year, on the day after the last day of the Seller Exercise Period for such Put-Call Year, and ending on December 31, 2015 and (b) with respect to the exercise of the Call Rights in the 2016 Put-Call Year (other than in connection with a Call Acceleration Event), the period beginning on the date on which the determination of the Equity Value applicable to the 2016 Put-Call Year has become final and binding in accordance with Annex III and ending on December 31, 2016.
“MG Poker” means the poker operations of MG and its subsidiaries, other than Holdco and its subsidiaries.
“Multiemployer Plan” means “multiemployer plan” within the meaning of section 3(37) of ERISA.
“New CIDC Delaware” means a corporation to be incorporated under the laws of Delaware promptly following the date of this Agreement and which will be a wholly owned subsidiary of Holdco.
“New Maltese Holdco” means a company to be organized under the laws of Malta promptly following the date of this Agreement and which will be a wholly owned subsidiary of Holdco.
“Non-Poker Business FMV” means, as of a date, the final and binding Equity Value as of such date, as determined in accordance with Annex II or Annex III, as applicable, minus the Poker Business FMV as of such date.
“Online Cash-Wager Gambling Sites” means online cash-wager gaming sites, other than sites on which players do not have any opportunity to win money, tangible goods or services.
“Outside Date” means March 31, 2010; provided, however, that if, on March 31, 2010, the conditions set forth in Section 6.02(f)(i) shall not have been satisfied or waived but all other conditions to the parties’ obligations to effect the Closing (other than the delivery of certificates and documents to be delivered at the Closing) have been satisfied or waived, then the Outside Date shall be automatically extended to May 31, 2010; provided, further, that in the event that the Outside Date is automatically extended pursuant to the preceding proviso, then neither party shall be entitled to assert the failure of a condition to such party’s obligation to effect the Closing based solely on facts, events or conduct within the knowledge of such party as of March 31, 2010.
“Parent Asset Seller” means any of CESL, CIDC Delaware, CIDC Quebec and IMLL.
“Parent Change in Control” means any of (a) Parent failing to own, directly or indirectly, beneficially and of record, 100% of the outstanding capital stock of, and other equity and voting interests (including voting and convertible or exchangeable indebtedness) in, each Holdco Interest Holder and (b)(i) a merger, reorganization, amalgamation, arrangement, share exchange, consolidation, tender or exchange offer, business combination or recapitalization involving Parent as a result of which either (A) the shareholders of Parent immediately preceding such transaction would hold less than 50% of the outstanding shares of, or less than 50% of the outstanding voting power of, the ultimate parent company resulting from such transaction immediately after consummation thereof or (B) any single person or group, other than Permitted Holders, would hold 50% or more of the outstanding shares or voting power of the ultimate parent company resulting from such transaction immediately after the consummation thereof, (ii) the direct or indirect acquisition (including by means of a tender offer or an exchange offer) by any person or group, other than Permitted Holders, of beneficial ownership, or the right to acquire beneficial ownership, or formation of any group (other than a group consisting solely of Permitted Holders) which beneficially owns or has the right to acquire beneficial ownership, of more than 50% of the outstanding voting power of Parent, in each case on a fully diluted basis, or (iii) the occupation of a majority of the seats (other than vacant seats) on the board of directors of Parent by directors who were not (A) directors on the date of this Agreement, (B) appointed by directors who were directors on the date of this Agreement or by directors so appointed, (C) appointed by Permitted Holders or (D) nominated for election to Parent’s board of directors by directors described in the preceding clauses (A) through (C).
“Parent Conveyed Subsidiary” means any of CIDC UK and ApexStar.
“Parent Stock Seller” means any of CESL and IMLL.
“Participant” means any current or former director, officer, employee, independent contractor or consultant of Parent, any Seller or Conveyed Subsidiary, or any of their respective affiliates, in each case, who provides or has provided services primarily with respect to the Business.
“Permitted Holder” means any of (i) Jeffrey Koo, Jr., (ii) Andre Koo, (iii) any of the directors and executive officers of Parent as of the date of this Agreement or (iv) any entity that is wholly owned by any of the foregoing.
“person” means any individual, firm, company, corporation, partnership, limited liability company, trust, joint venture, business association, Governmental Entity or other entity.
“Personal Property” means (a) the assets of the Parent Asset Sellers and UIM Asset Sellers set forth in Section 1.02(a)(ii) and (b) the Conveyed Subsidiary Personal Property.
“Poker Business FMV” means, as of a date, the portion of the final and binding Equity Value as of such date, as determined in accordance with Annex II or Annex III, as applicable, that is attributable to the poker businesses of Holdco and its subsidiaries, taken as a whole.
“Poker FMV Adjustment Factor” means, as of a date, the quotient of (A) the Initial Everest Share of Total MG Poker Business as of such date and (B) the Current Everest Share of MG Poker Business as of such date.
“Poker NGR Dilution Factor” means with respect to a Specified Acquisition the quotient of:

(i) the poker Net Gaming Revenue, calculated on a Pro Forma Basis, of the business or person that is the subject of such Specified Acquisition for the most-recently ended 12-month period immediately prior to the date of such Specified Acquisition; and
(ii) the sum of (A) the poker Net Gaming Revenue, calculated on a Pro Forma Basis, of the business or person that is the subject of such Specified Acquisition for the most-recently ended 12-month period immediately prior to the date of such Specified Acquisition and (B) the poker Net Gaming Revenue, calculated on a Pro Forma Basis, of Holdco and its Subsidiaries for the most-recently ended 12-month period immediately prior to the date of such Specified Acquisition and (C) the Net Gaming Revenue, calculated on a Pro Forma Basis, of MG Poker for the most-recently ended 12-month period immediately prior to the date of such Specified Acquisition.
“Post-Closing Tax Period” means any taxable period (or portion thereof) beginning after the Closing Date.
“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or prior to the Closing Date.
“Proceeding” means any suit, claim, action, arbitration, interference, opposition, reexamination, hearing or other litigation or proceeding (including any administrative or criminal proceeding).
“Pro Forma Basis” means, for purposes of calculating Net Gaming Revenue of a person as of a date, that such calculation shall give pro forma effect to all acquisitions outside the ordinary course of business by such person that have occurred during the 12-month period or fiscal year, as the case may be, ended on or prior to such date as if they occurred on the first day of such 12-month period or fiscal year, as the case may be. For the avoidance of doubt for purposes of determining the Poker NGR Dilution Factor, Holdco NGR Adjustment Factor and Maximum NGR Amount with respect to a Specified Acquisition, the Net Gaming Revenue of the person or business that is the subject of such Specified Acquisition shall not be included in the Net Gaming Revenue that is being calculated on a Pro Forma Basis.
“Purchaser Material Adverse Effect” means any state of facts, change, effect, condition, development, event or occurrence that materially and adversely affects (i) the ability of MG and Holdco to perform their obligations under this Agreement and the Ancillary Agreements within the time period for performance contemplated therein or (ii) the ability of MG and Holdco to consummate the Acquisition and the other transactions contemplated by this Agreement and the Ancillary Agreements.
“Put Acceleration Indication of Interest” means, with respect to any Put Acceleration Event, a written notice stating that Parent, on behalf of the Holdco Interest Holder, is interested in accelerating the exercise of its Put Rights in connection with such Put Acceleration Event.

“Put-Call Indication of Interest” means (a) with respect to Parent in any of the 2013, 2014 or 2015 Put-Call Years, a written notice delivered by Parent, on behalf of the Holdco Interest Holder, to MG which states that Parent is interested in exercising its Put Right for such Put-Call Year, and (b) with respect to MG in any of the 2015 or 2016 Put-Call Years, a written notice delivered by MG to Parent which states that MG is interested in exercising its Call Right for such Put-Call Year.
“Receivables” means (a) the assets of the Parent Asset Sellers and UIM Asset Sellers set forth in Section 1.02(a)(iii) and (b) the Conveyed Subsidiary Receivables.
“Relevant Transfer” shall have the meaning given to it in the Transfer of Undertakings (Protection of Employment) Regulations 2006, as amended from time to time.
“Representatives” means, with respect to any person, such person’s directors, officers and employees and its and their respective investment bankers, accountants, attorneys, consultants and other advisors, agents and representatives.
“Restricted Person Event” means Parent or a Holdco Interest Holder becoming a person who (i) is determined by a Gaming Authority to be unsuitable to directly or indirectly beneficially own an interest in Holdco or (ii) causes Holdco or any of its subsidiaries to lose or to be threatened by a Gaming Authority with the loss of any Gaming License.
“SEC” means the United States Securities and Exchange Commission.
“Second WSOP Installment” means the payment of $5,600,000 pursuant to the WSOP Agreement.
“Seller” means any of UIM, CESL, CIDC Delaware, IMLL, GIS and, from and after the date on which they become parties to this Agreement, UIM Canco 1, UIM Canco 2 and UIM Canco 3.
“Seller Benefit Plan” means each “employee pension benefit plan” (as defined in Section 3(2) of ERISA, “employee welfare benefit plan” (as defined in Section 3(1) of ERISA)) and each other plan, arrangement, agreement, program or policy relating to stock options, stock purchases, other equity-based compensation, compensation, bonus, incentive, deferred compensation, employment, severance, retention, employment, consulting, change in control, termination, fringe benefits, disability, medical, life, vacation, retirement, pension, relocation plan or policy, employee loan, supplemental unemployment or other employee benefits or benefits provided under a collective bargaining agreement, in each case sponsored, maintained, contributed to or entered into or required to be sponsored, maintained, contributed to or entered into by Parent, any Seller or Conveyed Subsidiary or any Commonly Controlled Entity, in each case providing any compensation or benefits to any Participant, or with respect to which any Conveyed Subsidiary has any liability, or with respect to which

Parent, any Seller or Commonly Controlled Entity has any liability with respect to a Participant.
“Seller Election Notice” means, (a) with respect to any of the 2013, 2014 or 2015 Put-Call Years, a written notice delivered to MG by Parent, on behalf of the Holdco Interest Holder, which states the Seller Election Number for such Put-Call Year and (b) with respect to any Put Acceleration Event, a written notice delivered to MG by Parent, on behalf of the Holdco Interest Holder, which states that Parent elects to exercise its Put Rights with respect to all Holdco Interests then outstanding and held by the Holdco Interest Holder in connection with such Put Acceleration Event. Each Seller Election Notice shall be deemed given on the date of receipt by MG and such notice shall thereafter be irrevocable by Parent and the Holdco Interest Holder.
“Seller Election Number” means, with respect to any of the 2013, 2014 or 2015 Put-Call Years, the number of Holdco Interests with respect to which the Holdco Interest Holder has elected to exercise its Put Right in such Put-Call Year. The Seller Election Number for any Put-Call Year shall not be greater than the number of Holdco Interests then outstanding and held by the Holdco Interest Holder.
“Seller Equity Plans” means the GigaMedia Limited 2007 Equity Incentive Plan and the GigaMedia Limited 2006 Equity Incentive Plan.
“Seller Exercise Period” means, with respect to the exercise of the Put Rights, the period of 15 consecutive calendar days beginning on the date on which the determination of the Equity Value applicable to such exercise of the Put Rights has become final and binding in accordance with Annex III.
“Seller Material Adverse Effect” means any state of facts, change, effect, condition, development, event or occurrence that materially and adversely affects (i) the business, assets, condition (financial or otherwise) or results of operations of the Businesses, taken as a whole (other than any fact, change, effect, condition, development, event or occurrence relating to (a) changes in GAAP or Applicable Law, (b) changes generally affecting the industry in which the Businesses operate, other than any changes that disproportionately affect the Businesses relative to other persons or businesses operating in the industry in which the Businesses operate, (c) changes in global or national political conditions (including the outbreak or escalation or war or acts of terrorism) or due to natural disasters, other than any changes that disproportionately affect the Businesses relative to other persons or businesses operating in the industry in which the Businesses operate, (d) the effects of the actions or omissions expressly required by this Agreement or that are taken with the prior written consent of MG or Holdco, in connection with the transactions contemplated hereby and (e) adverse changes resulting from the identity of MG or Holdco or the actions, inactions or plans of MG or Holdco or their affiliates with respect to the Businesses), (ii) the ability of Parent or any Seller to perform its obligations under this Agreement and the Ancillary Agreements within the time period for performance contemplated therein or (iii) the ability of Parent or any Seller to consummate the Acquisition and the other transactions contemplated by this Agreement and the Ancillary Agreements.

“Software” means all types of computer software programs, including operating systems, application programs, software tools, firmware and software imbedded in equipment, including both object code and source code. The term “Software” shall also include all written or electronic data, documentation and materials that explain the structure or use of Software or that were used in the development of Software or are used in the operation of the Software including logic diagrams, flow charts, procedural diagrams, error reports, manuals and training materials, look-up tables and databases.
“Specified Acquisition” means a Holdco Acquisition or an MG Acquisition.
“subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which that is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person or by another subsidiary of such person.
“Target Working Capital Amount” means $11,200,000.
“Tax” or “Taxes” means (i) all forms of taxation imposed by any Federal, state, provincial, local, foreign or other Taxing Authority, including income, franchise, property, sales, use, stamp, excise, employment, unemployment, payroll, social security, estimated, value added, ad valorem, transfer, recapture, withholding, health and other taxes of any kind, duties, levies, imposts, license and registration fees and other similar charges and assessments, in each case and including any interest, penalties and additions thereto, all amounts payable pursuant to an agreement or arrangement with respect to any taxes and (ii) including any such liability with respect to the foregoing to which such party is subject as a result of principles of transferee or successor liability.
“Taxing Authority” means any Governmental Entity exercising any authority to impose, regulate or administer the imposition of Taxes.
“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Third Party Software” means Software with respect to which a third party holds any copyright or other ownership right (and, therefore, such Software is not owned exclusively by the Sellers and Conveyed Subsidiaries).
“Transfer Time” shall mean (i) in the case of each Employee who is not an Employee on Disability Leave, 12:01 a.m., New York City time, on the Closing Date, and (ii) in the case of each Employee who is an Employee on Disability Leave and who accepts the offer of employment of Holdco or its subsidiaries, as provided in Section 5A.01, 12:01 a.m. on the date that such Employee on Disability Leave actually begins active employment with Holdco or its affiliates.

“Transferred Permits” means (a) the assets of the Parent Asset Sellers and UIM Asset Sellers set forth in Section 1.02(a)(v) and (b) the Conveyed Subsidiary Permits.
“Transferred Personnel Files” shall mean all personnel files that relate to a Transferred Employee, other than information contained in such files to the extent that Parent and the Sellers are prohibited from making such information available as a result of Applicable Laws regarding the safeguarding of data privacy or any other legal obligation to maintain the confidentiality of such information.
“UIM Asset Seller” means any of UIM, GIS and, from and after the date on which they become parties to this Agreement, UIM Canco 1, UIM Canco 2 and UIM Canco 3.
“UIM Canco 1”, “UIM Canco 2” and “UIM Canco 3” each means a company (but not the same company) to be incorporated and organized under the laws of Quebec promptly following the date of this Agreement and which will be a wholly owned subsidiary of UIM.
“UIM Conveyed Subsidiary” means any of Everest Gaming Malta, Everest Gaming Financial Services and Everest Gaming Marketing Services.
“Unique Active Casino Account” means, as of a date, a player account that (a) has placed a real-money wager in connection with casino-style games offered by the Businesses during the three months prior to such date and (b) has deposited real money with the Businesses at any time prior to such date.
“Unique Active Poker Account” means, as of a date, a player account that (a) has been raked or paid a real-money fee to the Businesses in connection with poker activity during the three months prior to such date and (b) has deposited real money with the Businesses at any time prior to such date.
“Working Capital Amount” means an amount equal to (a) the sum of the following assets reflected on the books and records of the Businesses, in each case as of the Closing Time: (i) cash reserves and security deposits held for the benefits of payment processors utilized by the Businesses (other than security deposits for the London office of the Businesses), (ii) receivables from payment processors for revenues earned but not yet received, (iii) accounts receivable not covered by clause (ii), (iv) prepaid expenses and other current assets (including prepaid marketing, prepaid tournament awards and other prepaid expenses but excluding the carrying balance pursuant to the WSOP Agreement), and (v) capitalized cost per player acquisition payments net of associated amortization, minus (b) the sum of the following liabilities reflected on the books and records of the Businesses, in each case as of the Closing Time: (i) accounts payable and (ii) accrued expenses (including accrued compensation and benefits (including vacation and bonuses), accrued professional service fees, including for legal, audit and tax professionals, accrued partner commissions and chargeback accruals); provided, however, that cash and cash equivalents (including the reserve for amount of uncashed checks), Funds Held on Deposit Liabilities, accrued income tax receivables or payables, deferred income tax assets or liabilities, deferred rent, and all intercompany balances (including Intercompany Indebtedness) are excluded from the calculation of the Working Capital Amount; provided, further, that in determining the Working Capital Amount all Excluded Assets and Excluded Liabilities shall be deemed not to be assets or liabilities, as applicable, of the Businesses. The Working Capital Amount shall be calculated (x) in accordance with the principles specified in this definition, (y) to the extent not inconsistent with clause (x), GAAP applied in a manner consistent with the Interim Financials and (z) to the extent not inconsistent with clauses (x) and (y), in a manner, using accounts in the Businesses’ accounting systems and based on principles and methodology, in each case in this clause (z) consistent with the Company’s past practices as the same were used in the preparation of the Interim Financials. The accounts specified on Section 12.04(b)(v) of the Seller Disclosure Letter reflect accounts in the accounting system of the Businesses as of the date of this Agreement that track various items specified in the calculation of the Working Capital Amount.
“WSOP Agreement” means the Promotional Agreement dated as of February 24, 2008 among Harrah’s License Company LLC, UIM, GIS and CIDC Delaware, as in effect on the date of this Agreement.
SECTION 12.05. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.
SECTION 12.06. Entire Agreement. This Agreement, the Shareholder Agreement, the bylaws of Holdco and any ancillary and/or implementation documents signed on the date of this Agreement or on the Closing Date, together with the exhibits and schedules hereto and thereto, are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties in respect of the subject matter contained herein and therein and supersede all prior agreements and understandings between the parties with respect hereof and thereof. Neither party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Shareholder Agreement, the Ancillary Agreements or the Confidentiality Agreement.
SECTION 12.07. Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances. Upon such determination that any term or other provision is invalid, illegal on unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

SECTION 12.08. Consent to Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 12.08. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
SECTION 12.09. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
SECTION 12.10. Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Ancillary Agreements, as applicable, by, among other things, the mutual waivers and certifications in this Section 12.10.
SECTION 12.11. Enforcement in Equity and at Law. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 12.12. Other Subsidiaries and Affiliates. (a) In the event that Parent, any subsidiary of Parent (other than a Seller) or any Seller (other than a Conveyed Subsidiary) owns, leases or licenses any assets that are used, held for use or intended to be used in, or arising from, the operation or conduct of the Businesses and that would constitute Acquired Assets but for the fact that such assets are owned, leased or licensed by such subsidiary (and not a Seller or Conveyed Subsidiary), each of Parent and each Seller agrees (i) that such assets shall be deemed to constitute Acquired Assets and (ii) to sell or cause such subsidiary to sell such assets to Holdco (or a subsidiary of Holdco designated by Holdco) and to otherwise comply with the terms of this Agreement.
(b) Parent and the Sellers agree that, if any of the Acquired Assets are assigned to any of the Sellers or Conveyed Subsidiaries from any of their affiliates or subsidiaries prior to the Closing, Parent and the Sellers shall take all action prior to the Closing necessary to establish that the applicable Seller or Conveyed Subsidiary, as the case may be, is the assignee of such assets and to record such assignments.
SECTION 12.13. Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing MG and Holdco, on the one hand, or Parent and the Sellers, on the other hand, may waive compliance by the other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other further exercise thereof or the exercise of any other right, power or privilege.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, MG, Holdco, Parent and the Sellers have duly executed this Agreement as of the date first written above.

MANGAS GAMING,
By:
Name:
Title:

GIGAMEDIA LIMITED,
By:
Name:
Title:

ULTRA INTERNET MEDIA, S.A.,
By:
Name:
Title:

CAMBRIDGE ENTERTAINMENT SOFTWARE LIMITED,
By:
Name:
Title:

CAMBRIDGE INTERACTIVE DEVELOPMENT CORP.,
By:
Name:
Title:

INTERNET MEDIA LICENSING LIMITED,
By:
Name:
Title:

GLOBAL INTERACTIVE SERVICES LIMITED,
By:
Name:
Title:

Solely for the purposes of Section 5.17, MONTE-CARLO SBM INTERNATIONAL S.A.R.L.,
By:
Name:
Title:

ANNEX I
to Stock and Asset Purchase Agreement
Index of Defined Terms

Term

2009 Bonuses	Section 5.01A(d)(i)
2009 Everest Poker NGR	Section 12.04(b)
2009 MG Poker NGR	Section 12.04(b)
2010 Bonus Plans	Section 5.01A(d)(ii)
AAMS	Section 12.04(b)
Accounting Firm	Section 2.04(b)
Acquired Assets	Section 1.02(a)
Acquisition	Section 1.01
Acquisition Proposal	Section 12.04(b)
Active Employee	Section 5.01A(a)(i)
affiliate	Section 12.04(b)
Agreement	Preamble
Ancillary Agreements	Section 1.02(b)(iv)
Annual Information Package	Section 12.04(b)
ApexStar	Section 12.04(b)
Applicable Law	Section 3.03
Assigned Contracts	Section 12.04(b)
Assumed Benefit Plan	Section 12.04(b)
Assumed Foreign Benefit Plan	Section 12.04(b)
Assumed Liabilities	Section 1.03(a)
Assumed U.S. Benefit Plan	Section 12.04(b)
Assumed U.S. Welfare Plan	Section 3.16(e)
Balance Sheet	Section 3.04(a)
breaching party	Section 8.05(b)
Brylane Finance Limited	Section 3.01(c)
Business	Preamble
Business Intellectual Property	Section 12.04(b)
Business Property	Section 3.06
Call Acceleration Event	Section 12.04(b)
Call Acceleration Event Notice	Section 11.07(b)
Call Acceleration Indication of Interest	Section 12.04(b)
Call Right	Section 11.01
Canadian Newco	Section 12.04(b)
Canadian Restrictive Covenant Proposals	Section 1.05(b)(i)
Cash Purchase Price	Section 12.04(b)
CESL	Section 12.04(b)
Change of Control Payments	Section 12.04(b)
CIDC Delaware	Section 12.04(b)
CIDC Quebec	Section 12.04(b)

Term

CIDC Quebec Assumed Liabilities	Section 5.19
CIDC Quebec Assets	Section 5.19
CIDC UK	Section 12.04(b)
Closing	Section 2.01
Closing Funds Held on Deposit Liabilities	Section 2.04(a)
Closing Date	Section 2.01
Closing Deposits Shortfall	Section 2.06
Closing Payment	Section 2.02(a)(ii)
Closing Statement	Section 2.04(a)
Closing Time	Section 12.04(b)
Closing Working Capital Amount	Section 2.04(a)
COBRA	Section 12.04(b)
Code	Section 12.04(b)
Commonly Controlled Entity	Section 12.04(b)
Competitive Activities	Section 5.10(a)(i)
Competitor	Section 12.04(b)
Confidentiality Agreement	Section 5.05(a)
Consent	Section 3.03
Contingent Additional Consideration	Section 2.05
Contingent Additional Consideration Determination Amount	Annex II
Contingent Additional Consideration Determination Date	Annex II
Contingent Additional Consideration Equity Value Expert	Annex II
Contingent Additional Consideration Information Package	Annex II
Continuation Period	Section 5.01A(b)
Contract	Section 12.04(b)
Controlled Group Liability	Section 12.04(b)
Conveyed Subsidiary	Section 12.04(b)
Conveyed Subsidiary Contract	Section 12.04(b)
Conveyed Subsidiary Permit	Section 12.04(b)
Conveyed Subsidiary Personal Property	Section 12.04(b)
Conveyed Subsidiary Receivables	Section 12.04(b)
Covered Employee Liabilities	Section 1.03(a)(iv)
Current Everest Share of MG Poker Business	Section 12.04(b)
Deductible Amount	Section 8.01(b)(i)
Derivative Work	Section 12.04(b)
Determination Date	Annex III
Disability Period	Section 5.01A(a)(i)
Downside Value Protection Amount	Annex III
Employee	Section 12.04(b)
Employee on Disability Leave	Section 12.04(b)
Environmental Claim	Section 3.18(b)(i)
Environmental Laws	Section 3.18(b)(ii)
Equity Value	Section 12.04(b)
Equity Value Expert Commencement Date	Annex III
Equity Value Experts	Annex III
ERISA	Section 12.04(b)

Term

Estimated Closing Statement	Section 2.02(a)(i)
Estimated Funds Held on Deposit Liabilities Section	Section 2.02(a)(i)
Estimated Deposits Shortfall	Section 2.06
Estimated Working Capital Amount	Section 2.02(a)(i)
Everest Gaming Financial Services	Section 12.04(b)
Everest Gaming Malta	Section 12.04(b)
Everest Gaming Marketing Services	Section 12.04(b)
Excluded Assets	Section 1.02(b)
Excluded Liabilities	Section 1.03(b)
Final Contingent Additional Consideration Expert	Annex II
Final Contingent Additional Consideration Expert Equity Value	Annex II
Final Contingent Additional Consideration Expert Report	Annex II
Final Equity Value Expert	Annex III
Final Equity Value Expert Report	Annex III
Final Expert Equity Value	Annex III
First Top-Up Closing	Section 11.07(d)
First WSOP Installment	Section 12.04(b)
Financial Statement	Section 3.04(a)
Full Year Financials	Section 3.04(a)
Funds Held on Deposit Liabilities	Section 12.04(b)
GAAP	Section 12.04(b)
Gaming Authority	Section 12.04(b)
Gaming Jurisdiction	Section 12.04(b)
Gaming Licenses	Section 12.04(b)
GIS	Section 12.04(b)
GIS Assets	Section 1.01(b)
Governmental Entity	Section 3.03
GST Legislation	Section 3.14
Guarantee	Section 12.04(b)
Hazardous Materials	Section 3.18(b)(iii)
Holdco	Section 12.04(b)
Holdco Acquisition	Section 12.04(b)
Holdco Business	Section 12.04(b)
Holdco Interest Holder	Section 12.04(b)
Holdco Interests	Section 12.04(b)
Holdco NGR Adjustment Factor	Annex III
Holdco Welfare Plans	5.01A (g)
IMLL	Section 12.04(b)
IMLL Note	Section 1.01(b)(v)
Implementing Agreements	Section 12.04(b)
Indebtedness	Section 12.04(b)
Indemnifiable Tax	Section 9.03(a)
indemnified party	Section 8.04(a)
indemnifying party	Section 8.04(a)
Indication of Interest Deadline	Section 12.04(b)
Initial Contingent Additional Consideration Expert	Annex II

Term
Initial Contingent Additional Consideration Expert Commencement Date	Annex II
Initial Contingent Additional Consideration Expert Equity Value	Annex II
Initial Contingent Additional Consideration Expert Report	Annex II
Initial Equity Value Expert	Annex III
Initial Equity Value Expert Report	Annex III
Initial Everest Share of MG Poker Business	Section 12.04(b)
Initial Expert Equity Value	Annex III
Initial Expert Report Deadline	Annex III
Intellectual Property	Section 12.04(b)
Intercompany Indebtedness	Section 12.04(b)
Interim Financials	Section 3.04(a)
IP License	Section 3.08(a)(xix)
ITA	Section 1.05(b)(i)
Italian License	Section 5.06(f)(iii)
Italian License Applicant	Section 5.06(f)(iii)
Judgment	Section 3.03
Kahnawake	Section 12.04(b)
Kahnawake License	Section 1.01(a)(i)
Kahnawake Servers	Section 1.01(a)(i)
KGC	Section 12.04(b)
knowledge	Section 12.04(b)
LGA	Section 12.04(b)
LIBOR	Section 12.04(b)
Liens	Section 3.05
Losses	Section 12.04(b)
Material Contract	Section 3.08(a)
Maximum NGR Amount	Annex III
MG	Preamble
MG Acquisition	Section 12.04(b)
MG Disclosure Letter	Article IV
MG Election Number	Section 12.04(b)
MG Exercise Notice	Section 12.04(b)
MG Exercise Period	Section 12.04(b)
MG Poker	Section 12.04(b)
Multiemployer Plan	Section 12.04(b)
Net Gaming Revenues	Annex III
New CIDC Delaware	Section 12.04(b)
New Maltese Holdco	Section 12.04(b)
non-breaching party	Section 8.05(b)
Non-Poker Business FMV	Section 12.04(b)
Notice of Disagreement	Section 2.04(b)
Online Cash-Wager Gambling Sites	Section 12.04(b)
Outside Date	Section 12.04(b)
Parent	Preamble
Parent Acquisition Proposal	Section 5.03(a)

Term

Parent Asset Seller	Section 12.04(b)
Parent Change in Control	Section 12.04(b)
Parent Stock Seller	Section 12.04(b)
Participant	Section 12.04(b)
paying party	Section 5.06(h)
Permits	Section 3.11
Permitted Holder	Section 12.04(b)
Permitted Liens	Section 3.05
person	Section 12.04(b)
Personal Property	Section 12.04(b)
Poker Business FMV	Section 12.04(b)
Poker FMV Adjustment Factor	Section 12.04(b)
Poker NGR Dilution Factor	Section 12.04(b)
Post-Closing Tax Period	Section 12.04(b)
Pre-Closing Service	5.01A(a)(iii)
Pre-Closing Tax Period	Section 12.04(b)
primary obligor	Section 12.04(b)
Prior Year Unaudited Financials	Section 12.04(b)
Proceeding	Section 12.04(b)
Pro Forma Basis	Section 12.04(b)
Purchase Price	Section 1.01
Purchaser Indemnified Party	Section 8.01(a)
Purchaser Material Adverse Effect	Section 12.04(b)
Purchaser Specified Representations	Section 8.02(c)
Put Acceleration Event	Section 11.06(a)
Put Acceleration Event Notice	Section 11.06(b)
Put Acceleration Indication of Interest	Section 12.04(b)
Put Right	Section 11.01
Put-Call Closing	Section 11.03(a)
Put-Call Closing Date	Section 11.03(a)
Put-Call Indication of Interest	Section 12.04(b)
Put-Call Price	Annex III
Put-Call Year	Section 11.02(a)
Put Right	Section 11.01
QST Legislation	Section 3.14
QTA	Section 3.14
Real Property Lease	Section 3.06
Receivables	Section 12.04(b)
Reference Value Adjustment Payment	Section 2.04(c)
Release	Section 3.18(b)(iv)
Relevant Transfer	Section 12.04(b)
Representatives	Section 12.04(b)
Restraint	Section 6.01(b)
Restricted Person Event	Section 12.04(b)
Restrictive Covenant Withholding Amount	Section 1.05(b)(i)
SBM	Preamble

Term

Securities Act	Section 3.24
SEC	Section 12.04(b)
Second WSOP Installment	Section 12.04(b)
Seller	Section 12.04(b)
Seller Benefit Plan	Section 12.04(b)
Seller Disclosure Letter	Article III
Seller Election Notice	Section 12.04(b)
Seller Election Number	Section 12.04(b)
Seller Equity Plans	Section 12.04(b)
Seller Exercise Period	Section 12.04(b)
Seller Material Adverse Effect	Section 12.04(b)
Seller Specified Representations	Section 8.01(b)(i)
Seller Supplier	Section 3.07(j)
Shareholder Agreement	Section 5.14(b)
Shares	Preamble
Software	Section 12.04(b)
Source Code Contract	Section 3.08(e)
Specified Acquisition	Section 12.04(b)
Stage 2 Contingent Additional Consideration Expert Commencement Date	Annex II
Stage 2 Equity Value Expert Commencement Date	Annex III
Straddle Tax Period	Section 9.01(c)
subsidiary	Section 12.04(b)
Supplier Rights	Section 3.07(j)
Target Working Capital Amount	Section 12.04(b)
Tax	Section 12.04(b)
Tax Claim	Section 9.03(a)
Tax Indemnified Party	Section 9.03(a)
Tax Indemnitor	Section 9.03(a)
Tax Return	Section 12.04(b)
Taxing Authority	Section 12.04(b)
Termination Fee	Section 7.02(a)
Terms and Conditions of Employment	Section 5.03A(b)
Third Party Claim	Section 8.04(a)
Third Party Software	Section 12.04(b)
Top-Up Price	Section 11.07(d)
Transfer Taxes	Section 5.12(a)
Transfer Time	Section 12.04(b)
Transferred Benefit Plan Assets	Section 1.02(a)(ix)
Transferred Employee	Section 5.01A(a)(i)
Transferred Personnel Files	Section 12.04(b)
UIM	Preamble
UIM Asset Seller	Section 12.04(b)
UIM Canco 1	Section 12.04(b)
UIM Canco 2	Section 12.04(b)
UIM Canco 3	Section 12.04(b)

Term

UIM Conveyed Subsidiary	Section 12.04(b)
UIM General Assets	Section 1.01(a)
UIM General Liabilities	Section 1.02(a)
UIM Kahnawake Assets	Section 1.01(a)
UIM Kahnawake Liabilities	Section 1.01(a)
UIM Trademark Liabilities	Section 1.01(a)
UIM Trademarks	Section 1.01(a)
Unique Active Casino Accounts	Section 12.04(b)
Unique Active Poker Accounts	Section 12.04(b)
Workers’ Comp Claims	Section 5.01A(g)(iii)
Workers’ Compensation Event	Section 5.01A(g)(iii)
Working Capital Amount	Section 12.04 (b)
WSOP Agreement	Section 12.04(b)

ANNEX II
to Stock and Asset Purchase Agreement
Contingent Additional Consideration
SECTION 1. Determination of Contingent Additional Consideration. (a) MG shall cause to be delivered to Parent (i) by February 15, 2012, (A) a business plan for Holdco and its subsidiaries, prepared by the management team of the Holdco Business, for the three fiscal years beginning on January 1, 2012, (B) the unaudited balance sheet, income statement and statement of cash flows of Holdco and its subsidiaries for the fiscal quarter of Holdco ended December 31, 2011, and (C) the Prior Year Unaudited Financials for such year and (ii) by March 1, 2012, the audited consolidated financial statements of Holdco and its subsidiaries for the fiscal year of Holdco ended December 31, 2011 (the business plan and financial statements referred to in clauses (i) and (ii), the “Contingent Additional Consideration Information Package”).
(b) Within seven calendar days after the latest to occur of (x) the last day of the month in which the second anniversary of the Closing occurs (the last day of such month, the “Contingent Additional Consideration Determination Date”), (y) the date on which the Prior Year Unaudited Financials are provided to Parent pursuant to Section 1(a) and (z) the date on which the management accounts for the month in which the Contingent Additional Consideration Determination Date occurs are delivered (such seventh calendar day, the “Initial Contingent Additional Consideration Expert Commencement Date”), Parent, on behalf of IMLL, and MG each shall designate by written notice to the other an internationally recognized investment bank or independent appraiser (each such investment bank or independent appraiser, an “Initial Contingent Additional Consideration Expert”) to, acting as experts and not as arbitrators, (i) prepare a report which (A) sets forth such Initial Contingent Additional Consideration Expert’s determination of the Equity Value, the Non-Poker Business FMV and the Poker Business FMV, in each case as of the Contingent Additional Consideration Determination Date, each of which shall be a single amount as opposed to a range, and (B) includes work papers which indicate the basis for and calculation of each such Equity Value, Non-Poker Business FMV and Poker Business FMV (each report described in this clause (i), an “Initial Contingent Additional Consideration Expert Report”) and (ii) deliver to Parent, on behalf of IMLL, or MG, as the case may be, an oral and written opinion addressed to such party as to each such Equity Value, Non-Poker Business FMV and Poker Business FMV (the Equity Value, Non-Poker Business FMV and Poker Business FMV amounts set forth by each Initial Contingent Additional Consideration Expert’s report and oral and written opinions, such Expert’s “Initial Contingent Additional Consideration Expert Equity Value”, “Initial Contingent Additional Consideration Expert Non-Poker Business FMV” and “Initial Contingent Additional Consideration Expert Poker Business FMV”, respectively). Each Initial Contingent Additional Consideration Expert shall deliver its Initial Contingent Additional Consideration Expert Report on the date that is 20 calendar days after the Initial Contingent Additional Consideration Expert Commencement Date (such date, the “Initial Contingent Additional Consideration Expert Report Deadline”), and in determining the Initial Contingent Additional Consideration Expert Equity Value set forth in such report, such Initial Contingent Additional Consideration Expert shall take into consideration all relevant facts and circumstances relating to Holdco, its subsidiaries and the Holdco Business that are available as of the Contingent Additional Consideration Determination Date. The fees and expenses of each Initial Contingent Additional Consideration Expert shall be paid by the party selecting such firm. The Initial Contingent Additional Consideration Experts shall be permitted to review all books and records and other information of Holdco and its subsidiaries relating to (1) the business plan and financial statements listed in Section 1(a) and (2) the calculation of the Equity Value, Non-Poker Business FMV and Poker Business FMV as of the Contingent Additional Consideration Determination Date. The Initial Contingent Additional Consideration Experts shall be granted access to the management of Holdco upon reasonable prior notice to make inquiries of management relevant to the preparation of the Initial Contingent Additional Consideration Expert Reports; provided that such inquiries do not impose a material burden on management. Each of Parent and MG shall instruct its respective Initial Contingent Additional Consideration Expert to (w) not consult with the other Initial Contingent Additional Consideration Expert with respect to its view as to the Equity Value, Non-Poker Business FMV or Poker Business FMV prior to the time that both firms have delivered their respective opinions to Parent or MG, as applicable, (x) determine the Equity Value, Non-Poker Business FMV and Poker Business FMV in accordance with this Annex II, (y) deliver its Initial Contingent Additional Consideration Expert Report, together with its oral and written opinions as to the Equity Value, Non-Poker Business FMV and Poker Business FMV on the Initial Contingent Additional Consideration Report Deadline and (z) deliver a copy of its written opinion and its Initial Contingent Additional Consideration Expert Report to MG and Parent.
(c) If the Initial Contingent Additional Consideration Expert Equity Values differ and (i) the lesser Initial Contingent Additional Consideration Expert Equity Value equals or exceeds 90% of the higher Initial Contingent Additional Consideration Expert Equity Value, (ii) the lesser Initial Contingent Additional Consideration Expert Non-Poker Business FMV equals or exceeds 90% of the higher Initial Contingent Additional Consideration Expert Non-Poker Business FMV and (iii) the lesser Initial Contingent Additional Consideration Expert Poker Business FMV equals or exceeds 90% of the higher Initial Contingent Additional Consideration Expert Poker Business FMV, then (x) the Equity Value for purposes of calculating the Contingent Additional Consideration shall be deemed to be an amount equal to (1) the sum of the Initial Contingent Additional Consideration Expert Equity Values divided by (2) two, (y) the Non-Poker Business FMV for purposes of calculating the Contingent Additional Consideration shall be deemed to be an amount equal to (1) the sum of the Initial Contingent Additional Consideration Expert Non-Poker Business FMVs divided by (2) two, and (z) the Poker Business FMV for purposes of calculating the Contingent Additional Consideration shall be deemed to be an amount equal to (1) the sum of the Initial Contingent Additional Consideration Expert Poker Business FMVs divided by (2) two. Such amounts shall be the final and binding Equity Value, Non-Poker Business FMV and Poker Business FMV for purposes of calculating the Contingent Additional Consideration, in the absence of manifest error in the calculation thereof or in the preparation by any Initial Contingent Additional Consideration Expert of its report or opinions pursuant to Section 1(b).

(d) If the Initial Contingent Additional Consideration Expert Equity Values differ and Section 1(c) does not apply, then:
(i) Within seven calendar days after the date on which Parent and MG have received both of the Initial Contingent Additional Consideration Expert Reports (such seventh calendar day, the “Stage 2 Contingent Additional Consideration Expert Commencement Date”), the Initial Contingent Additional Consideration Experts shall jointly select a third internationally recognized investment bank or independent appraiser (the “Final Contingent Additional Consideration Expert” and, together with the Initial Contingent Additional Consideration Experts, the “Contingent Additional Consideration Equity Value Experts”) to, acting as an expert and not as an arbitrator, (A) prepare a report which (1) sets forth the Final Contingent Additional Consideration Expert’s determination of the Equity Value, Non-Poker Business FMV and Poker Business FMV, in each case as of the Contingent Additional Consideration Determination Date (taking into consideration all relevant facts and circumstances relating to Holdco, its subsidiaries and the Holdco Business that are available as of the Contingent Additional Consideration Determination Date), each of which shall be a single amount as opposed to a range, and (2) includes work papers which indicate the basis for and calculation of such Equity Value, Non-Poker Business FMV and Poker Business FMV (the report described in this clause (A), a “Final Contingent Additional Consideration Expert Report”) and (B) deliver an oral and written opinion addressed to each of Parent, on behalf of IMLL, and MG as to such Equity Value, Non-Poker Business FMV and Poker Business FMV (the Equity Value, Non-Poker Business FMV and Poker Business FMV amounts set forth by such report and oral and written opinions, the “Final Contingent Additional Consideration Expert Equity Value”, “Final Contingent Additional Consideration Expert Non-Poker Business FMV” and “Final Contingent Additional Consideration Expert Poker Business FMV”, respectively), in each case within 20 calendar days after the Stage 2 Contingent Additional Consideration Expert Commencement Date. The fees and expenses of the Final Contingent Additional Consideration Expert shall be paid 50% by Parent, on behalf of IMLL, and 50% by MG. The Final Contingent Additional Consideration Expert shall be permitted to review all books and records and other information of Holdco and its subsidiaries relating to the business plan and financial statements listed in Section 1(a) and the calculation of the Equity Value, Non-Poker Business FMV and Poker Business FMV, in each case as the Contingent Additional Consideration Determination Date. The Final Contingent Additional Consideration Expert shall be granted access to the management of Holdco upon reasonable prior notice to make inquiries of management relevant to the preparation of the Final Contingent Additional Consideration Expert Report; provided that such inquiries do not impose a material burden on management. The Final Contingent Additional Consideration Expert shall not be provided with the Initial Contingent Additional Consideration Expert Reports, Initial Contingent Additional Consideration Expert Equity Values, Initial Contingent Additional Consideration Expert Non-Poker Business FMVs or Initial Contingent Additional

Consideration Expert Poker Business FMVs and shall not consult with the Initial Contingent Additional Consideration Experts with respect thereto.
(ii) The Equity Value for purposes of calculating the Contingent Additional Consideration shall be deemed to be an amount equal to (A) the sum of (1) the Final Contingent Additional Consideration Expert Equity Value and (2) the Initial Contingent Additional Consideration Expert Equity Value that is closest to the Final Contingent Additional Consideration Expert Equity Value, divided by (B) two; provided, however, that if the Final Contingent Additional Consideration Expert Equity Value is lower than the lesser Initial Contingent Additional Consideration Expert Equity Value, then the Equity Value shall be deemed to be the lesser Initial Contingent Additional Consideration Expert Equity Value; and provided, further, that if the Final Contingent Additional Consideration Expert Equity Value is higher than the greater Initial Contingent Additional Consideration Expert Equity Value, then the Equity Value shall be deemed to be the greater Initial Contingent Additional Consideration Expert Equity Value. Such amount shall be the final and binding Equity Value, in the absence of manifest error in the calculation thereof or in the preparation by the Final Contingent Additional Consideration Expert or any Initial Contingent Additional Consideration Expert of its report or opinions pursuant to this Section 1.
(iii) The Poker Business FMV for purposes of calculating the Contingent Additional Consideration shall be deemed to be an amount equal to (A) the sum of (1) the Final Contingent Additional Consideration Expert Poker Business FMV and (2) the Initial Contingent Additional Consideration Expert Poker Business FMV that is closest to the Final Contingent Additional Consideration Expert Poker Business FMV, divided by (B) two; provided, however, that if the Final Contingent Additional Consideration Expert Poker Business FMV is lower than the lesser Initial Contingent Additional Consideration Expert Poker Business FMV, then the Poker Business FMV shall be deemed to be the lesser Initial Contingent Additional Consideration Expert Poker Business FMV; and provided, further, that if the Final Contingent Additional Consideration Expert Poker Business FMV is higher than the greater Initial Contingent Additional Consideration Expert Poker Business FMV, then the Poker Business FMV shall be deemed to be the greater Initial Contingent Additional Consideration Expert Poker Business FMV. Such amount shall be the final and binding Poker Business FMV for purposes of calculating the Contingent Additional Consideration, in the absence of manifest error in the calculation thereof or in the preparation by the Final Contingent Additional Consideration Expert or any Initial Contingent Additional Consideration Expert of its report or opinions pursuant to this Section 1.
(iv) The Non-Poker Business FMV for purposes of calculating the Contingent Additional Consideration shall be deemed to be an amount equal to (A) the Equity Value as determined pursuant to Section 1(d)(ii) less (B) the Poker Business FMV as determined pursuant to Section 1(d)(iii).

(e) Upon the execution and delivery by Parent and Parent’s Initial Contingent Additional Consideration Expert of a customary confidentiality agreement with MG in form and substance reasonably satisfactory to MG, MG will provide to such person all information reasonably requested relating to the Net Gaming Revenues of the MG Poker Business for the period relevant to the determination of the Equity Value and the Poker Business FMV. Such information also will be provided to the Final Contingent Additional Consideration Expert upon such person’s execution and delivery of such a confidentiality agreement with MG.
SECTION 2. Definitions. For purposes of this Agreement:
“Contingent Additional Consideration Determination Amount” means an amount equal to (a) the sum of (i) the product of (A) the Poker Business FMV as of the Contingent Additional Consideration Determination Date and (B) the Poker FMV Adjustment Factor as of the Contingent Additional Consideration Determination Date and (ii) the Non-Poker Business FMV as of the Contingent Additional Consideration Determination Date, less (b) the aggregate capital contributions made by MG and the Holdco Interest Holder to Holdco after the Closing Date and prior to the Contingent Additional Consideration Determination Date.

ANNEX III
to Stock and Asset Purchase Agreement
Put-Call Price
SECTION 1. Determination of Put-Call Price. (a) For a period of 15 consecutive calendar days beginning on the date of delivery to Parent of the Prior Year Audited Financials for any year in which a Put-Call Price is to be determined in accordance with Article XI (or, in the case of a calculation of the Put-Call Price in connection with a Put Acceleration Event, the date on which a Put Acceleration Indication of Interest is delivered by Parent, if later than such date), Parent, on behalf of the Holdco Interest Holder, and MG shall attempt to reach agreement as to the Put-Call Price as of December 31 of the immediately preceding year (the “Determination Date”). For purposes of determining such Put-Call Price, the parties shall consider all relevant facts and circumstances relating to Holdco, its subsidiaries and the Holdco Business as of such Determination Date. During such 15 calendar-day period, Parent and its Representatives shall be permitted to review all books and records and other information of Holdco and its subsidiaries relating to (1) the Annual Information Package for such year and (2) the calculation of such Put-Call Price. If MG and Parent reach such an agreement, then the Put-Call Price shall be deemed to be the amount so agreed upon by MG and Parent and such amount shall be final and binding.
(b) In the event that Parent, on behalf of the Holdco Interest Holder, and MG are unable to reach an agreement as to the Put-Call Price within the 15 calendar-day period referred to in Section 1(a), then within seven calendar days after the expiration of such 15 calendar-day period (such seventh calendar day for any Put-Call Price determination, the “Equity Value Expert Commencement Date” for such Put-Call Price), Parent, on behalf of the Holdco Interest Holder, and MG each shall designate by written notice to the other an internationally recognized investment bank or independent appraiser (each such investment bank or independent appraiser, an “Initial Equity Value Expert”) to, acting as experts and not as arbitrators, (i) prepare a report which (A) sets forth such Initial Equity Value Expert’s determination of the Equity Value, the Non-Poker Business FMV and the Poker Business FMV, in each case as of the applicable Determination Date, each of which shall be a single amount as opposed to a range, and (B) includes work papers which indicate the basis for and calculation of such Equity Value (each report described in this clause (i), an “Initial Equity Value Expert Report”) and (ii) deliver to Parent, on behalf of the Holdco Interest Holder, or MG, as the case may be, an oral and written opinion addressed to such party as to such Equity Value, Non-Poker Business FMV and Poker Business FMV (the Equity Value, Non-Poker Business FMV and Poker Business FMV amounts set forth by each Initial Equity Value Expert’s report and oral and written opinions, such Expert’s “Initial Expert Equity Value”, “Initial Expert Non-Poker Business FMV” and “Initial Expert Poker Business FMV”). Each Initial Equity Value Expert shall deliver its Initial Equity Value Expert Report for each Put-Call Year on the date that is 20 calendar days after the Equity Value Expert Commencement Date for such Put-Call Price (such date, the “Initial Expert Report Deadline”), and in determining the Initial Expert Equity Value set forth in such report, such Initial Equity Value Expert shall take into consideration all relevant facts and circumstances relating to Holdco, its subsidiaries and the Holdco Business available as of the Determination Date. The fees and expenses of each Initial Equity Value Expert shall be paid by the party selecting such firm. The Initial Equity Value Experts shall be permitted to review all books and records and other information of Holdco and its subsidiaries relating to (a) the Annual Information Package for such year and (b) the calculation of the Equity Value, Non-Poker Business FMV and Poker Business FMV as of the applicable Determination Date. The Initial Equity Value Experts shall be granted access to the management of Holdco upon reasonable prior notice to make inquiries of management relevant to the preparation of the Initial Equity Value Expert Reports; provided that such inquiries do not impose a material burden on management. Each of Parent and MG shall instruct its respective Initial Equity Value Expert to (w) not consult with the other Initial Equity Value Expert with respect to its view as to the Equity Value, Non-Poker Business FMV or Poker Business FMV prior to the time that both firms have delivered their respective opinions to Parent or MG, as applicable, for such Put-Call Price, (x) determine the Equity Value, Non-Poker Business FMV and Poker Business FMV in accordance with this Annex III, (y) deliver its Initial Equity Value Expert Report, together with its oral and written opinions as to the Equity Value, Non-Poker Business FMV and Poker Business FMV on the Initial Expert Report Deadline for such Put-Call Price and (z) deliver a copy of its written opinion and Initial Equity Value Expert report to MG and Parent.
(c) If the Initial Expert Equity Values, Initial Expert Non-Poker Business FMVs or Initial Expert Poker Business FMVs for any Put-Call Price differ and (i) the lesser Initial Expert Equity Value for such Put-Call Price equals or exceeds 90% of the higher Initial Expert Equity Value for such Put-Call Price, (ii) the lesser Initial Expert Non-Poker Business FMV for such Put-Call Price equals or exceeds 90% of the higher Initial Expert Equity value for such Put-Call Price and (iii) the lesser Initial Expert Poker Business FMV equals or exceeds 90% of the higher Initial Expert Poker Business FMV, then (A) the Equity Value applicable to such Put-Call Price shall be deemed to be an amount equal to (1) the sum of the Initial Expert Equity Values divided by (2) two, (B) the Non-Poker Business FMV applicable to such Put-Call Price shall be deemed to be an amount equal to (1) the sum of the Initial Expert Non-Poker Business FMVs divided by (2) two, and (C) the Poker Business FMV applicable to such Put-Call Price shall be deemed to be an amount equal to (1) the sum of the Initial Expert Poker Business FMVs divided by (2) two. Such amounts shall be the final and binding Equity Value, Non-Poker Business FMV and Poker Business FMV for such Put-Call Price, in the absence of manifest error in the calculation thereof or in the preparation by any Initial Equity Value Expert of its report or opinions pursuant to Section 1(b).
(d) If the Initial Expert Equity Values for any Put-Call Price differ and Section 1(c) does not apply, then:
(i) Within seven calendar days after the date on which Parent and MG have received both of the Initial Equity Value Expert Reports (such seventh calendar day for such Put-Call Price, the “Stage 2 Equity Value Expert Commencement Date” for such Put-Call Year), the Initial Equity Value Experts shall jointly select a third internationally recognized investment bank or independent appraiser (the “Final Equity Value Expert” and, together with the Initial Equity Value Experts, the “Equity Value Experts”) to, acting as an expert and not as an arbitrator, (A) prepare a report which (1) sets forth the Final Equity Value Expert’s determination of the Equity Value, Non-Poker Business FMV and Poker Business FMV, in each case as of the applicable Determination Date (taking into consideration all relevant facts and circumstances relating to Holdco, its subsidiaries and the Holdco Business available as of the Determination Date), each of which shall be a single amount as opposed to a range, and (2) includes work papers which indicate the basis for and calculation of such Equity Value, Non-Poker Business FMV and Poker Business FMV (the report described in this clause (A), a “Final Equity Value Expert Report”) and (B) deliver an oral and written opinion addressed to each of Parent, on behalf of the Sellers, and MG as to such Equity Value, Non-Poker Business FMV and Poker Business FMV (the Equity Value, Non-Poker Business FMV and Poker Business FMV amounts set forth by such report and oral and written opinions, the “Final Expert Equity Value”, “Final Expert Non-Poker Business FMV” and “Final Expert Poker Business FMV”, respectively), in each case within 20 calendar days after the Stage 2 Equity Value Expert Commencement Date. The fees and expenses of the Final Equity Value Expert shall be paid 50% by Parent, on behalf of the Holdco Interest Holder, and 50% by MG. The Final Equity Value Expert shall be permitted to review all books and records and other information of Holdco and its subsidiaries relating to (a) the Annual Information Package for such year and (b) the calculation of the Equity Value, Non-Poker Business FMV and Poker Business FMV as of the Determination Date. The Final Equity Value Expert shall be granted access to the management of Holdco upon reasonable prior notice to make inquiries of management relevant to the preparation of the Final Equity Value Expert Report; provided that such inquiries do not impose a material burden on management. The Final Equity Value Expert shall not be provided with the Initial Equity Value Expert Reports, Initial Expert Equity Values, Initial Expert Non-Poker Business FMVs or Initial Expert Poker Business FMVs and shall not consult with the Initial Equity Value Experts with respect thereto.
(ii) The Equity Value applicable to such Put-Call Price shall be deemed to be an amount equal to (A) the sum of (1) the Final Expert Equity Value for such Put-Call Price and (2) the Initial Expert Equity Value for such Put-Call Price that is closest to the Final Expert Equity Value for such Put-Call Price, divided by (B) two; provided, however, that if the Final Expert Equity Value for such Put-Call Price is lower than the lesser Initial Expert Equity Value for such Put-Call Price, then the Equity Value applicable to such Put-Call Price shall be deemed to be the lesser Initial Expert Equity Value; and provided, further, that if the Final Expert Equity Value for such Put-Call Price is higher than the greater Initial Expert Equity Value for such Put-Call Price, then the Equity Value applicable to such Put-Call Price shall be deemed to be the greater Initial Expert Equity Value for such Put-Call Price. Such amount shall be the final and binding Equity Value applicable to such Put-Call Price, in the absence of manifest error in the calculation thereof or in the preparation by the Final Equity Value Expert or any Initial Equity Value Expert of its report or opinions pursuant to this Section 1.
(iii) The Poker Business FMV applicable to such Put-Call Price shall be deemed to be an amount equal to (A) the sum of (1) the Final Expert Poker Business FMV for such Put-Call Price and (2) the Initial Expert Poker Business FMV for such Put-Call Price that is closest to the Final Expert Poker Business FMV for such Put-Call Price, divided by (B) two; provided, however, that if the Final Expert Poker Business FMV for such Put-Call Price is lower than the lesser Initial Expert Poker Business FMV for such Put-Call Price, then the Poker Business FMV applicable to such Put-Call Price shall be deemed to be the lesser Initial Expert Poker Business FMV; and provided, further, that if the Final Expert Poker Business FMV for such Put-Call Price is higher than the greater Initial Expert Poker Business FMV for such Put-Call Price, then the Poker Business FMV applicable to such Put-Call Price shall be deemed to be the greater Initial Expert Poker Business FMV for such Put-Call Price. Such amount shall be the final and binding Poker Business FMV applicable to such Put-Call Price, in the absence of manifest error in the calculation thereof or in the preparation by the Final Equity Value Expert or any Initial Equity Value Expert of its report or opinions pursuant to this Section 1.
(iv) The Non-Poker Business FMV for purposes applicable to such Put-Call Price shall be deemed to be an amount equal to (A) the Equity Value for such Put-Call Price less (B) the Poker Business FMV for such Put-Call Price.
(e) Upon the execution and delivery by Parent of a customary confidentiality agreement with MG in form and substance reasonably satisfactory to MG, MG will provide to Parent all information reasonably requested relating to the Net Gaming Revenues of the MG Poker Business for the period relevant to the determination of the Equity Value and the Poker Business FMV. Such information also will be provided to Parent’s Initial Equity Value Expert and to the Final Equity Value Expert upon such person’s execution and delivery of such a confidentiality agreement with MG.
SECTION 2. Definitions. For purposes of this Agreement:
“Downside Value Protection Amount” means, for any Put-Call Price, the greater of (a) zero and (b) the excess of:
(i) the product of (A)(1) the final and binding Equity Value applicable to such Put-Call Price (as determined in accordance with this Annex III), less (2) the aggregate amount of dividends received by MG and the Holdco Interest Holder in respect of the Holdco Interests after the applicable Determination Date and prior to the Put-Call Closing applicable to such Put-Call Price and (B) the percentage of the issued and outstanding shares of Holdco that would be owned by MG following the consummation of the Put-Call Closing applicable to such Put-Call Price, over
(ii) (A) the sum of:
(1) the Reference Value Adjustment Payment; and
(2) any Contingent Additional Consideration paid by MG prior to such Put-Call Closing; and
(3) the aggregate amount of Put-Call Prices paid by MG prior to such Put-Call Closing; and
(4) any capital contribution made by MG prior to such Put-Call Closing;
less (B) any dividends received by MG prior to such Put-Call Closing.
“Holdco NGR Adjustment Factor” means, as of a date with respect to a Holdco Acquisition, the quotient of:
(a) the sum of (i) the Net Gaming Revenue, calculated on a Pro Forma Basis, of the business that is the subject of such Holdco Acquisition for the most-recently ended 12-month period immediately prior to the date of such Specified Acquisition and (ii) the Net Gaming Revenue, calculated on a Pro Forma Basis, of Holdco and its subsidiaries for the most-recently ended 12-month period immediately prior to the date of such Specified Acquisition; and
(b) the Net Gaming Revenue, calculated on a Pro Forma Basis, of Holdco and its subsidiaries for the most-recently ended 12-month period immediately prior to the date of such Specified Acquisition.
“Maximum NGR Amount” means, as of a date, (a) if no Holdco Acquisitions have occurred on or prior to such date, $80,000,000, and (b) if one or more Holdco Acquisitions have occurred on or prior to such date, the product of (i) $80,000,000 and (ii) the product of the Holdco NGR Adjustment Factors for all Holdco Acquisitions that have occurred on or prior to such date.
“Net Gaming Revenue” means, with respect to a person, and without duplication, the sum of (a) fees (including rake) paid to such person by players or end users of such person (less refunded tournament fees), (b) net player losses in casino-style games, games of chance or other cash wagering activity, (c) cash payouts where payment has been made but not collected by the winner thereof within 12 months from the date of payout, net of any such payments actually claimed after such 12-month period plus (d) the change in accounting provision for abandoned accounts, minus the sum of (i) the net cash value of amounts credited to player accounts or prize pools related to player retention or promotion (other than amounts classified as marketing expenses consistent with past practice) and (ii) adjustment for accounting provisions for bad debt with respect to players or end users.
“Put-Call Price” means, with respect to the Holdco Interests to be acquired at any Put-Call Closing, an amount equal to (a) the sum of (i) the product of (A) the Poker Business FMV as of the date of the Determination Date applicable to such Put-Call Closing and (B) the Poker FMV Adjustment Factor as of such Determination Date and (ii) the Non-Poker Business FMV as of such Determination Date (as determined in accordance with this Annex III), less the aggregate amount of dividends received by MG and the Holdco Interest Holder in respect of the Holdco Interests after the applicable Determination Date and prior to such Put-Call Closing, multiplied by (b) the percentage of the issued and outstanding shares of Holdco represented by the number of Holdco Interests to be acquired by MG at such Put-Call Closing; provided, however, that if the Net Gaming Revenues of Holdco and its subsidiaries, on a consolidated basis, for the most recently completed fiscal year of Holdco prior to such Put-Call Closing, as set forth on the audited financial statements of Holdco and its subsidiaries for such completed fiscal year, are less than the Maximum NGR Amount, then the Put-Call Price for such Put-Call Closing shall be equal to the lesser of (x) the Downside Value Protection Amount for such Put-Call Closing and (y) the product obtained by multiplying the amounts described in clauses (a) and (b) above.

Exhibit 4.42(2)
Execution Version
AMENDMENT NO. 1 (this “Amendment”) dated as of March 31, 2010, to the STOCK AND ASSET PURCHASE AGREEMENT (the “Agreement”) dated as of December 15, 2009, among MANGAS GAMING, a société par actions simplifiée registered with the Trade and Companies Registry of Paris under the number 501 420 939 with its registered office located at 5 rue François 1er, 75008 Paris and organized under the laws of France (“MG”), GIGAMEDIA LIMITED, a company organized under the laws of Singapore (“Parent”), ULTRA INTERNET MEDIA, S.A., a company organized under the laws of Nevis (“UIM”), the subsidiaries of Parent and UIM listed on the signature pages thereto, the other persons who joined the Agreement as parties thereto pursuant to Section 5.18 of the Agreement and the Joinder Agreement dated as of March 31, 2010, and, solely for the purposes of Section 5.17 of the Agreement, MONTE-CARLO SBM INTERNATIONAL S.A.R.L., a company with its registered office located at 67, rue Ermesinde, L-1469 Luxembourg, organized under the laws of Luxembourg (“SBM”).
WHEREAS Parent, the Sellers, MG and the other parties to the Agreement desire to amend the Agreement as provided in this Amendment;
NOW, THEREFORE, in consideration of the covenants and agreements contained in this Amendment, the parties hereto hereby agree as follows:
SECTION 1.01. Amendments to Section 1.01. (a)  Section 1.01(b)(iv)(C) of the Agreement is hereby amended and restated in its entirety as follows:
“(C) UIM Canco 3 shall transfer, sell, convey, assign and deliver to Everest Gaming Malta, and Everest Gaming Malta shall purchase, acquire and accept from UIM Canco 3, all the right, title and interest as of such time of UIM Canco 3 in, to and under the UIM General Assets (other than (1) the Contracts set forth on Exhibit A to Amendment No. 1 and (2) the UIM-EGL Receivable), in each case free and clear of all liabilities (other than Assumed Liabilities), for (x) an amount in cash equal to a portion of the Cash Purchase Price and (y) the assumption from UIM of the UIM General Liabilities (other than the Assumed Liabilities to the extent arising from the Contracts set forth on Exhibit A to Amendment No. 1 and the UIM-EGL Receivable);”
(b) Section 1.01(b)(iv) is hereby amended by inserting the following new clauses (D) and (E) at the end thereof:
“(D) UIM Canco 3 shall transfer, sell, convey, assign and deliver to Cordovan Limited, and Cordovan Limited shall purchase, acquire and accept from UIM Canco 3, all the right, title and interest as of such time of UIM Canco 3 in, to and under the Contracts set forth on Exhibit A to Amendment No. 1, in each

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case free and clear of all liabilities (other than Assumed Liabilities), for (x) an amount in cash equal to a portion of the Cash Purchase Price and (y) the assumption from UIM of the Assumed Liabilities to the extent arising from the Contracts set forth on Exhibit A to Amendment No. 1;
(E) UIM Canco 3 shall transfer, sell, convey, assign and deliver to New Maltese Holdco, and New Maltese Holdco shall purchase, acquire and accept from UIM Canco 3, all the right, title and interest as of such time of UIM Canco 3 in, to and under the UIM-EGL Receivable, free and clear of all liabilities (other than Assumed Liabilities), for (x) an amount in cash equal to the outstanding amount of the UIM-EGL Receivable and (y) the assumption from UIM of the Assumed Liabilities to the extent arising from the UIM-EGL Receivable”;
(c) Section 1.01(b)(v) of the Agreement is hereby amended and restated in its entirety as follows:
“(v)(A) CESL shall transfer, sell, convey, assign and deliver to Holdco, and Holdco shall purchase, acquire and accept from CESL, (1) all the right, title and interest as of such time of CESL in, to and under the Acquired Assets owned by CESL (other than the Contracts set forth on Exhibit B to Amendment No. 1 and the capital stock of, or other equity or voting interests in, CIDC Delaware, CIDC Quebec, IMLL and CIDC UK), free and clear of all liabilities (other than Assumed Liabilities) and (2) all the issued shares in the capital of, and other equity and voting interests in, CIDC UK, free and clear of all encumbrances except as imposed by applicable securities laws, for (x) a portion of the Cash Purchase Price and (y) the assumption of the Assumed Liabilities of CESL (except to the extent arising from the Contracts listed on Exhibit B to Amendment No. 1); and
(B) CESL shall transfer, sell, convey, assign and deliver to Everest Gaming Malta, and Everest Gaming Malta shall purchase, acquire and accept from CESL, all the right, title and interest as of such time of CESL in, to and under the Contracts set forth on Exhibit B to Amendment No. 1, free and clear of all liabilities (other than Assumed Liabilities), for (x) a portion of the Cash Purchase Price and (y) the assumption of the Assumed Liabilities of CESL to the extent arising from the Contracts listed on Exhibit B to Amendment No. 1;”
SECTION 1.02. Amendments to Section 1.02. Section 1.02(b) of the Agreement is hereby amended by deleting the text “and” at the end of clause (v) thereof, replacing the text “.” with the text “; and” at the end of clause (vi) thereof and inserting the following new clause (vii) immediately after clause (vi) thereof:
“(vii)(A) the Stock Purchase Agreement to be entered into by and between IMLL and GV Experiences International Corporation relating to the sale to IMLL of the capital stock of UIM, (B) the Transfer Agreement to be entered into by and between UIM and 9218-2146 Quebec Inc. pursuant to this Agreement,

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(C) the Transfer Agreement to be entered into by and between UIM and 9218-2161 Quebec Inc. and related agreements in connection with the transfer of UIM Trademarks from UIM to 9218-2161 Quebec Inc. pursuant to this Agreement, (D) the Transfer Agreement to be entered into by and between UIM and 9218-2179 Quebec Inc. pursuant to this Agreement, (E) the Transfer Agreement to be entered into by and between CIDC Quebec and GIS pursuant to this Agreement and (E) the bank accounts of the Asset Sellers.”
SECTION 1.03. Amendments to Section 2.02. (a) Section 2.02(a)(i) is hereby amended by deleting all references therein to “Closing Time” and replacing such references with “Calculation Time”.
(b) Section 2.02(a)(i) is hereby amended by deleting the reference to “(the “Estimated Closing Statement”)” and replacing it with “(the “Estimated March 31 Statement”)”. All references to “Estimated Closing Statement” in the Agreement are hereby deleted and replaced with “Estimated March 31 Statement”.
(c) Sections 2.02(a)(ii)(D) and 2.02(a)(ii)(E) are hereby amended by deleting the text “prior to the Closing” in each place in which it appears therein and replacing it with the text “prior to the Calculation Time”.
SECTION 1.04. Amendments to Section 2.04. (a) Section 2.04(a) and (b) are hereby amended by deleting all references therein to “Closing Time” and replacing such references with “Calculation Time”.
(b) Section 2.04(a) is hereby amended by deleting the reference to “(the “Closing Statement”)” and replacing it with “(the “March 31 Statement”)”. All references to “Closing Statement” in the Agreement are hereby deleted and replaced with “March 31 Statement”.
(c) Section 2.04(a) is hereby amended by deleting the reference to “(the “Closing Funds Held on Deposit Liabilities”)” and replacing it with “(the “March 31 Funds Held on Deposit Liabilities”)”. All references to “Closing Funds Held on Deposit Liabilities” in the Agreement are hereby deleted and replaced with “March 31 Funds Held on Deposit Liabilities”.
(d) Section 2.04(a) is hereby amended by deleting the reference to “(the “Closing Working Capital Amount”)” and replacing it with “(the “March 31 Working Capital Amount”)”. All references to “Closing Working Capital Amount” in the Agreement are hereby deleted and replaced with “March 31 Working Capital Amount”.
(e) The final sentence of Section 2.04(a) is hereby amended and restated in its entirety as follows:
“In no event shall any actions taken by or relating to Parent, the Sellers, the Conveyed Subsidiaries or the Businesses between the Calculation Time and the Closing, or by or relating to MG, Holdco or the Businesses following the Closing, with respect to the accounting books and records of the Businesses on which the

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March 31 Statement is to be based (including any changes in any reserve or other account) or with respect to the operations or results of the Businesses be considered in the determination of, or otherwise have any effect on, the March 31 Funds Held on Deposit Liabilities or the March 31 Working Capital Amount.”
(f) Sections 2.04(c)(iv) and (v) are hereby amended by deleting the text “prior to the Closing” in each place in which it appears therein and replacing it with the text “prior to the Calculation Time”.
SECTION 1.05. Amendments to Section 5.01. (a) Section 5.01(a)(xv) is hereby amended by (i) deleting all references therein to “pre-Closing periods” and replacing such references with “pre-Calculation Time periods”, (ii) deleting all references therein to “post-Closing periods” and replacing such references with “post-Calculation Time periods” and (iii) by adding at the end of clause (B) thereof, but before the text “or”, the following text:
“(it being agreed that the funds held in transit received by the Conveyed Subsidiaries prior to the Calculation Time as set forth in Schedule 1.05 of Amendment No. 1 shall not be considered receivables for purposes of this clause (B))”.
(b) Section 5.01(a) is further amended by deleting the text “or” at the end of clause (xxii) thereof, inserting the following new clause (xxiii) immediately after clause (xxii) thereof and renumbering the final clause thereof as clause (xxiv):
“(xxiii) enter into any Contract or transaction with Parent or any of its affiliates after the Calculation Time, other than the Contracts and transactions set forth on Exhibit C to Amendment No. 1 or as may be approved in writing by MG; or”
(c) The final sentence of Section 5.01(d) is hereby amended and restated in its entirety as follows:
“Prior to the Calculation Time, Parent shall pay, or cause to be paid or otherwise canceled, all Indebtedness (x) owed to Parent and its subsidiaries (other than the Sellers and Conveyed Subsidiaries), on the one hand, by the Sellers and Conveyed Subsidiaries, on the other hand, and (y) owed by Parent and its subsidiaries (other than the Sellers and Conveyed Subsidiaries), on the one hand, to the Sellers and Conveyed Subsidiaries, on the other hand, other than the IMLL Note, the UIM Note, any Indebtedness by or among UIM on the one hand and IMLL on the other hand and the EGL Loan (as defined below) and the EGFS Note.”
SECTION 1.06. Amendments to Section 5.15. Section 5.15 of the Agreement is hereby amended and restated in its entirety as follows:
“SECTION 5.15. Treatment of Conveyed Subsidiaries’ Indebtedness and Cash. Notwithstanding anything to the contrary in Section 5.01, prior to the Calculation Time (a) Parent and the Sellers shall, or shall cause the Conveyed

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Subsidiaries to, repay in full all outstanding Indebtedness of the Conveyed Subsidiaries (other than Intercompany Indebtedness, the EGFS Note and the loan of $4,300,000 by GigaMedia International Holdings Limited to Everest Gaming Malta (the “EGL Loan”)), and cause all related Liens on the assets of the Conveyed Subsidiaries to be released, and (b) Parent and the Sellers shall use all reasonable efforts to remove all cash and cash equivalents from the Conveyed Subsidiaries in excess of the Funds Held on Deposit Liabilities of the Asset Sellers and Conveyed Subsidiaries. Notwithstanding anything in this Agreement to the contrary, Parent and the Sellers shall not remove any cash or cash equivalents from any Conveyed Subsidiary after the Calculation Time (whether by dividend, distribution, loan by a Conveyed Subsidiary to Parent, the Sellers or any of their subsidiaries or affiliates, loan to a Conveyed Subsidiary by Parent, the Sellers or any of their subsidiaries or affiliates, investment in or capital contribution to any person by a Conveyed Subsidiary or any other transaction or arrangement), provided that Parent and the Sellers shall cause EGL to repay the EGL Loan prior to the Closing.
SECTION 1.07. Amendments to Section 11.05. Section 11.05(a) of the Agreement is hereby amended by inserting the following new clause (iii) at the end thereof:
“(iii) In the case of any Put-Call Closing (A) in the 2013, 2014 or 2015 Put-Call Year or in connection with any Put Acceleration Event for which a Seller Election Notice is delivered, the Seller Exercise Period shall have expired, (B) in the 2015 or 2016 Put-Call Year (other than in connection with any Call Acceleration Event) for which an MG Election Notice is delivered, the MG Exercise Period shall have expired, or (C) in connection with any Call Acceleration Event, MG shall have delivered to Parent, on behalf of the Holdco Interest Holder, a written notice of MG’s election to exercise its Call Rights in connection with such Call Acceleration Event in accordance with Section 11.07(c).”
SECTION 1.08. Amendments to Section 12.04. (a) Section 12.04(b) is hereby amended by inserting the following new defined terms therein (in appropriate alphabetical order):
“Amendment No. 1” means Amendment No. 1 to this Agreement, dated as of March 31, 2010, among MG, Parent, UIM, the subsidiaries of MG, Parent and UIM listed on the signature pages thereto and, solely for the purposes of Section 5.17 hereof, SBM.
“Calculation Time” means 23:59, Greenwich Mean Time, on March 31, 2010.
“Cordovan Limited” means Cordovan Limited, a company incorporated under the laws of Gibraltar and a direct, wholly owned subsidiary of New Maltese Holdco.

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“EGFS Note” means the promissory note, in an aggregate principal amount of $1,500,000.00, dated as of the date of Amendment No. 1 by Everest Gaming Financial Services in favor of GigaMedia International Holding Limited in the form attached to Amendment No. 1 as Exhibit D.
“UIM-EGL Receivable” means the Intercompany Indebtedness owed, as of the date of Amendment No. 1, by Everest Gaming Malta to UIM in an aggregate principal amount of $9,410,000.
(b) Clause (d) of the definition of the term “Funds Held on Deposit Liabilities” is hereby amended by deleting all references therein to “Closing Time” and replacing such references with “Calculation Time”.
(c) The definition of the term “Outside Date” is hereby amended by replacing the text “March 31, 2010” with the text “April 15, 2010” in each place in which it appears therein.
(d) The definition of the term “Working Capital Amount” is hereby amended by (i) inserting the text “the EGL Loan, the EGFS Note and” immediately prior to the text “all Excluded Assets and Excluded Liabilities” in the second proviso to the first sentence thereof and (ii) deleting all references therein to “Closing Time” and replacing such references with “Calculation Time”.
SECTION 1.09. Additional Agreements. (a)  Prior to the Closing, Parent shall cause Everest Gaming Financial Services and GigaMedia International Holding Limited to execute and deliver the EGFS Note and shall cause GigaMedia International Holding Limited to advance cash in an amount equal to $1,500,000.00 to Everest Gaming Financial Services.
(b) At the Closing (i) MG shall, and Parent shall cause Everest Gaming Financial Services and GigaMedia International Holding Limited to, execute and deliver an assignment and assumption agreement substantially in the form attached as Exhibit A to the EGFS Note and (ii) MG shall pay to GigaMedia International Holding Limited an amount in cash equal to $900,000.00 pursuant to the terms of such assignment and assumption agreement.
(c) The funds lent under the EGFS Note and under the EGL Loan shall not be included in the amount of cash and cash equivalents shown on the Estimated March 31 Statement or the March 31 Statement.
(d) The amounts owed to the Conveyed Subsidiaries by Paysafe Card and Wirecard as of the Calculation Time shall not be included in the Working Capital Amount and shall not be included in the amount of cash and cash equivalents shown on the Estimated March 31 Statement or the March 31 Statement. Such amounts owed by Paysafe Card and Wirecard as of the Calculation Time were equal to $1,704,000.
(e) The working capital amounts taken into account for purposes of determining the Proposed Allocation shall not affect in any way the calculation of the

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Working Capital Amount for purposes of the Estimated March 31 Statement or the March 31 Statement.
(f) Prior to the date on which the Second WSOP Installment (or any lesser amount agreed upon by the parties in lieu thereof), or any other amount shall be paid (which date shall be subject to the consent of each of Parent, on behalf of the Holdco Interest Holder, and MG, which consents shall not be unreasonably withheld or delayed) to the counterparty under the WSOP Agreement, (i) MG shall contribute to Holdco (or one or more of Holdco’s subsidiaries designated by Holdco) an amount in cash equal to 60% of such amounts and (ii) Parent, on behalf of the Holdco Interest Holder, shall contribute to Holdco (or one or more of Holdco’s subsidiaries designated by Holdco) an amount in cash equal to 40% of such amounts. If such amounts are not paid to the counterparty under the WSOP Agreement (or as directed by the court in the WSOP Litigation) within five business days after such agreed upon payment date, all of such funds shall be promptly returned to MG and Parent, as the case may be. Notwithstanding anything in the Agreement or this Amendment to the contrary, the Second WSOP Installment shall not be paid after the Calculation Time and prior to the Closing without the prior written consent of MG, which consent shall not be unreasonably withheld or delayed.
(g) In the event that a bond is required to be posted, or any amount is required to be paid, by the court in connection with the pending litigation between UIM and Harrah’s Entertainment Inc. relating to the WSOP Agreement (the “WSOP Litigation”), in each case to the extent requiring an actual cash payment to be made, then either:
(i) (A) MG shall contribute to Holdco (or one or more of Holdco’s subsidiaries designated by Holdco) an amount in cash equal to 60% of the amount of such cash payment, (B) Parent, on behalf of the Holdco Interest Holder, shall contribute to Holdco (or one or more of Holdco’s subsidiaries designated by Holdco) an amount in cash equal to 40% of the amount of such cash payment, and (C) Holdco shall, or shall cause one or more of its subsidiaries to, make such payment;
(ii) Parent, on behalf of the Holdco Interest Holder, shall directly pay 40% of such amount and MG shall directly pay 60% of such amount as shall be so required; or
(iii) if such payment has already been paid 100% by Parent or its Affiliates (other than Holdco and its subsidiaries), then MG shall reimburse Parent and such Affiliates for 60% of the amount so paid.
(h) As of the Closing, Holdco shall assume control of the WSOP Litigation and any litigation relating to the WSOP Litigation or the subject matter thereof (including, in each case, any amendments thereof, whether to add plaintiffs, causes of action, remedies or otherwise) and thereafter all decisions and actions with respect thereto (including with respect to any settlement discussions, decisions to settle

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such litigation and the terms and conditions of any such proposed or final settlement) shall be made solely at the direction of the Mangas representatives on the Holdco board of directors (notwithstanding anything to the contrary in the Shareholders Agreement); provided that, if such settlement would require Parent or any of its affiliates to (x) take any action or become subject to any restriction (other than a release of claims related to the WSOP Agreement) or (y) pay more than 40% of any amount required to be paid pursuant to such settlement, then such settlement shall require the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed. MG agrees to consult with Parent from time to time, and at the reasonable request of Parent, with respect to the progress of the such litigation (it being understood and agreed that no consent or approval by Parent or any of its affiliates shall be required, except as set forth above). Any amount due under settlement of such litigation shall be either paid by Holdco or funded 60% by MG and 40% by Parent, and, if funded by MG and Parent, shall be paid using the procedures set forth in paragraph (g) above.
(i) All expenses incurred in connection with the WSOP Litigation incurred after the Closing Time shall be either paid by Holdco or funded 60% by MG and 40% by Parent, and, if funded by MG and Parent, shall be paid using the procedures set forth in paragraph (g) above.
(j) MG and Parent acknowledge that (i) Parent has not received a consent to assign the WSOP Agreement, and therefore the WSOP Agreement may be terminated in accordance with its terms as a result of the transactions contemplated by this Agreement and (ii) assignment of the WSOP Agreement is subject to the notice of termination of the WSOP Agreement sent by UIM to Harrah’s License Company, LLC, dated April 1, 2010. Neither the failure to obtain such consent, nor the termination of the WSOP Agreement, shall be a breach of the Agreement.
(k) In the event that Holdco or any of its affiliates receives a refund of all or any portion of the First WSOP Installment, MG and Parent shall cause Cordovan Limited to promptly pay the full amount of such refund to Parent or its designee.
(l) Subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by the party or parties entitled to the benefits thereof) of the conditions set forth in Article VI of the Agreement, other than conditions that by their nature are to be satisfied as of the Closing, by 5:00 p.m. (EDT) on April 5, 2010 and subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by the party or parties entitled to the benefits thereof) of the conditions set forth in Article VI of the Agreement on April 7, 2010, the parties to the Agreement agree that the Closing shall occur on April 7, 2010 or as soon as possible thereafter, notwithstanding the five business day requirement contained in Section 2.01 of the Agreement.
(m) Parent and the Sellers shall use their commercially reasonable efforts to make available to Holdco and its subsidiaries the economic claims, rights and benefits of Parent and the Sellers under the Contracts listed on Exhibit E hereto, which may be effected through arrangements including subcontracting, sublicensing or subleasing to Holdco and its subsidiaries of any and all rights of Parent and the Sellers

8

thereunder and shall include the enforcement by Parent and the Sellers of such rights. To the extent, and only to the extent, Holdco or one or more of its subsidiaries is able to receive the economic claims, rights and benefits under such Contracts, Holdco (or its applicable subsidiary) shall be responsible for the liabilities, if any, arising thereunder.
SECTION 1.10. Interim Period Expenses. (a)  Within 60 days after the Closing Date, Parent shall prepare and deliver to MG a statement (the “Expense Statement”) setting forth the amount of funds expended by the Parent Asset Sellers (net of any cash received by Parent, the Parent Asset Sellers or any of their affiliates (other than Conveyed Subsidiaries) from Conveyed Subsidiaries from and including April 1, 2010, other than (i) payments made pursuant to Sections 1.01 or 2.02(b) of the Agreement and (ii) repayment of the EGL Loan) in the ordinary course of business for the benefit of the Businesses from (and including) April 1, 2010 through the Closing, other than Excluded Liabilities (except as set forth on Schedule 1.10 to Amendment No. 1) (the “Interim Expenses”).
(b) During the 30-day period following receipt by MG of the Expense Statement, MG and its Representatives shall be permitted to review all books and records and other information of Parent Asset Sellers and their respective Representatives relating to the Expense Statement. The Expense Statement shall become final and binding upon the parties on the 30th day following delivery thereof, unless MG gives written notice of its disagreement with the Expense Statement (the “Expense Notice of Disagreement”) to Parent prior to such date which shall specify the nature of any disagreement so asserted. Any Expense Notice of Disagreement shall (x) specify in reasonable detail the nature of the disagreement so asserted and (y) only include disagreements that are (1) based on mathematical errors or (2) based on the Interim Expenses as set forth on the Expense Statement, not being properly calculated consistent with this Agreement. If an Expense Notice of Disagreement is given by MG in a timely manner, then the Expense Statement (as revised in accordance with this sentence) shall become final and binding upon the parties hereto on the earlier of (A) the date the parties hereto resolve in writing any differences they have with respect to the matters specified in the Expense Notice of Disagreement and (B) the date any disputed matters specified in the Notice of Disagreement are finally resolved in writing by the Accounting Firm. During the 30-day period following the delivery of an Expense Notice of Disagreement, the parties hereto shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Expense Notice of Disagreement. If, at the end of such 30-day period, the parties hereto are unable to so resolve any such differences, the parties hereto shall submit to the Accounting Firm for resolution any and all matters that remain in dispute and that were included in the Expense Notice of Disagreement. The Accounting Firm, acting as experts and not as arbitrators, shall be instructed to render its determination of all matters submitted to it within 60 days following submission. The parties hereto agree that they shall be bound by the determination of the Accounting Firm. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The fees and expenses of the Accounting Firm incurred pursuant to this Section 1.10 shall be borne 50% by MG and 50% by Parent. The fees and disbursements of the advisors of Parent incurred in connection with review of the

9

Expense Statement and any Expense Notice of Disagreement shall be borne by Parent, and the fees and expenses of MG’s advisors and any advisor to Holdco appointed by MG incurred in connection with the Expense Statement and any Expense Notice of Disagreement shall be borne by MG.
(c) Within 5 days after the Expense Statement becomes final and binding on the parties, Holdco shall pay or cause the Conveyed Subsidiaries to pay to Parent an amount equal to 100% of, the amount of Interim Expenses as set forth on such Expense Statement, in each case by wire transfer to an account to be designated by Parent.
SECTION 1.11. Waivers. (a)  MG hereby waives compliance by Parent, the Sellers and the Conveyed Subsidiaries with respect to any representation, warranty or covenant in the Agreement, in each case solely to the extent necessary to permit the issuance and existence of the EGFS Note.
(b) MG hereby waives compliance by Parent and the Sellers with Section 5.15(b) of the Agreement solely with respect to the amount of the EGFS Note.
(c) MG and Holdco hereby waive the requirement set forth in Section 2.02(a)(i) of the Agreement that five business days elapse between the delivery of the Estimated March 31 Statement and the Closing Date.
(d) MF hereby waives compliance by Parent and the Sellers with Section 5.01 of the Agreement solely to the extent necessary to permit the making of the EGL Loan and EGFS Note and repayment of the EGL Loan prior to Closing.
SECTION 1.12. Interpretation; Exhibits; Certain Definitions. When a reference is made in this Amendment to a Section or Exhibit, such reference shall be to a Section or Exhibit of this Agreement unless otherwise indicated. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment. Whenever the words “include”, “includes” or “including” are used in this Amendment, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Amendment shall refer to this Amendment as a whole and not to any particular provision of this Amendment. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. Capitalized terms used but not defined herein have the meanings assigned to them in the Agreement. The definitions contained in this Amendment are applicable to the singular as well as the plural forms of such terms. References to a person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America.
SECTION 1.13. The Agreement. Except as specifically amended or supplemented hereby, the Agreement shall continue in full force and effect in accordance with the provisions thereof as in existence on the date hereof. After the date hereof, any

10

reference to the Agreement shall mean the Agreement as amended or modified hereby; provided that any reference in the Agreement to “the date hereof” and “the date of this Agreement”, and phrases of similar import, shall in all instances be and continue to refer to December 15, 2009, and not the date of this Amendment.
SECTION 1.14. Counterparts. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.
SECTION 1.15. Consent to Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Amendment or any transaction contemplated hereby. Each party agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 1.15. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Amendment or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
SECTION 1.16. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
SECTION 1.17. Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Amendment. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Amendment by, among other things, the mutual waivers and certifications in this Section 1.17.

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[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

12

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first written above.

MANGAS GAMING,

by
Name:
Title:
[Signature Page to Amendment No. 1 to the Stock and Asset Purchase Agreement]

GIGAMEDIA LIMITED,

by
Name:
Title:
[Signature Page to Amendment No. 1 to the Stock and Asset Purchase Agreement]

ULTRA INTERNET MEDIA, S.A.,

by
Name:
Title:
[Signature Page to Amendment No. 1 to the Stock and Asset Purchase Agreement]

CAMBRIDGE ENTERTAINMENT SOFTWARE LIMITED,

by
Name:
Title:
[Signature Page to Amendment No. 1 to the Stock and Asset Purchase Agreement]

CAMBRIDGE INTERACTIVE DEVELOPMENT CORP.,

by
Name:
Title:
[Signature Page to Amendment No. 1 to the Stock and Asset Purchase Agreement]

INTERNET MEDIA LICENSING LIMITED,

by
Name:
Title:
[Signature Page to Amendment No. 1 to the Stock and Asset Purchase Agreement]

GLOBAL INTERACTIVE SERVICES LIMITED,

by
Name:
Title:
[Signature Page to Amendment No. 1 to the Stock and Asset Purchase Agreement]

Solely for the purposes of Section 5.17 of the Agreement, MONTE-CARLO SBM INTERNATIONAL S.A.R.L.,

by
Name:
Title:
[Signature Page to Amendment No. 1 to the Stock and Asset Purchase Agreement]

CAMBRIDGE INTERACTIVE DEVELOPMENT CORPORATION (QUÉBEC) INC.

by
Name:
Title:
[Signature Page to Amendment No. 1 to the Stock and Asset Purchase Agreement]

9218-2161 QUÉBEC INC.

by
Name:
Title:
[Signature Page to Amendment No. 1 to the Stock and Asset Purchase Agreement]

9218-2146 QUÉBEC INC.

by
Name:
Title:
[Signature Page to Amendment No. 1 to the Stock and Asset Purchase Agreement]

9218-2179 QUÉBEC INC.

by
Name:
Title:
[Signature Page to Amendment No. 1 to the Stock and Asset Purchase Agreement]

GIGAMEDIA EUROPE LIMITED S.À R.L.

by
Name:
Title:
[Signature Page to Amendment No. 1 to the Stock and Asset Purchase Agreement]

MCG1

by
Name:
Title:
[Signature Page to Amendment No. 1 to the Stock and Asset Purchase Agreement]

GESTION MCG1 CANADA INC.

by
Name:
Title:
[Signature Page to Amendment No. 1 to the Stock and Asset Purchase Agreement]

MCG1 HOLDING MALTA LIMITED

by
Name:
Title:
[Signature Page to Amendment No. 1 to the Stock and Asset Purchase Agreement]

NEW CIDC DELAWARE CORP.

by
Name:
Title:
[Signature Page to Amendment No. 1 to the Stock and Asset Purchase Agreement]

CORDOVAN LIMITED

by
Name:
Title:
[Signature Page to Amendment No. 1 to the Stock and Asset Purchase Agreement]

EXHIBIT A
to Amendment No. 1 to the Stock and Asset Purchase Agreement
License and Services Agreement, by and between Oracle USA, Inc. and Ultra Internet Media, dated January 31, 2008
Promotional Agreement, by and between Ultra Internet Media, S.A. and solely for Section 2.2.3, Global Interactive Services, Inc. and Cambridge Interactive Development Corp., and Harrah’s License Company, LLC., dated March 21, 2008; GigaMedia Guarantee, by and between Harrah’s License Company, LLC and GigaMedia Limited [undated]
Promotional Services Agreement, by and between Ultra Internet Media S.A. d/b/a Everest Poker and Groupe Tests, dated 2009
Collaboration Contract, by and between Ultra Internet Media SA and the Wellcom Company, dated January 4, 2007
Contract, by and between SevenOne Interactive GmbH, media plan, and Ultra Internet Media, S.A. [undated] with General Terms and Conditions of SevenOne Media GmbH
Contract, by and between Jennifer Joyce, representing Ultra Internet Media, and Susanne Schafer, representing Agentur Schafer, dated December 31, 2007
Agreement, by and between Velaro, Inc. and Ultra Internet Media c/o Global Interactive Services, dated September 26, 2006
Application Service Provider Agreement, by and between Responsys, Inc. and Ultra Internet Media S.A., dated September 19, 2007; Renewal Order Form between Responsys, Inc. and Ultra Internet Media S.A., dated October 31, 2008
General Service Agreement, by and between WorldCom Canada Ltd. dba MCI Company and Ultra Internet Media [undated]; Service Order Form between WorldCom Canada Ltd. dba MCI Company and Ultra Internet Media, dated March 6, 2007; Service Order Form between WorldCom Canada Ltd. dba MCI Company and Ultra Internet Media, dated May 25, 2006
Service Contract, by and between Ultra Internet Media and Youngnetwork, dated January 30, 2008
Master Internet Access Agreement, by and between Ultra Internet Media S.A. and Continent 8 Technologies PLC, dated July 1, 2007, with Confirmation of the Location of the Server Room, dated July 19, 2007, and Service Orders, dated July 18, 2007, September 19, 2007 and February 6, 2008
Purchase Agreement, by and between Ultra Internet, S.A. and PI Multimedia BV, dated February 19, 2009
Service Agreement, by and between Ultra Internet Media, S.A. and Toyosen Limited dated April 1, 2007

Advertising/Content Agreement dated February 3, 2010 between Ultra Internet Media, S.A. and ASC 1 Gesellschaft fur Marketing und Medienkommunikation mbH
Cooperation Agreement dated December 21, 2009 between Polska Federacja Pokera Sportowego (Polish Federation of Sport Poker) and Everest Games Ltd. Overseas Management Company Trust (BVI)

A-2

EXHIBIT B
to Amendment No. 1 to the Stock and Asset Purchase Agreement
Software Supply and Support Agreement, dated as of October 24, 2008, by and among WagerLogic Limited, ECash Direct (UK) Limited, Internet Media Licensing Limited and Cambridge Entertainment Software Limited
Termination Agreement, dated as of January 6, 2010, by and among WagerLogic Limited, ECash Direct (UK) Limited, Internet Media Licensing Limited and Cambridge Entertainment Software Limited
Indemnification Agreement, dated as of November 15, 2005, by Cambridge Interactive Development Corporation (Quebec) Inc. and Cambridge Entertainment Software Limited
Mutual Confidentiality Agreement between Cambridge Entertainment Software Limited and Barclays Bank PLC

EXHIBIT C
to Amendment No. 1 to the Stock and Asset Purchase Agreement
Software Licensing Agreement, between ApexStar Pacific Limited, as Licensor, and Hoshin GigaMedia Center Inc., as Licensee
Software Licensing Agreement, between Hoshin GigaMedia Center Inc., as Licensor, and ApexStar Pacific Limited, as Licensee
Repayment of the EGL Loan
First Amendment, to the Joint Venture Agreement for the Conduct of a Remote Gaming Business dated as of January 11, 2010 between Everest Gaming Limited and Ultra Internet Media S.A.
Second Amendment, to the Joint Venture Agreement for the Conduct of a Remote Gaming Business dated as of January 11, 2010 between Everest Gaming Limited and Ultra Internet Media S.A.
Assignment Agreement between Everest Games Ltd and Ultra Internet Media S.A.
EGFS Note
Termination of the following agreements:
Service Agreement, by and between Global Interactive Services Limited and Ultra Internet Media S.A., dated March 11, 2010
Service Agreement, by and between Cambridge Interactive Development Corp. Ltd. and Internet Media Licensing Limited, dated [ ], 2008
Software Development and Services Agreement, by and between Cambridge Interactive Development Corp. and Internet Media Licensing Limited, dated January 1, 2009
Service Agreement, by and between Everest Gaming Marketing Services Ltd and Ultra Internet Media S.A., dated March 11, 2010
End User License Agreement, by and between Internet Media Licensing Limited and Ultra Internet Media S.A., dated April 1, 2004, as amended by First Amendment by and between Grand Virtual (Alderney) Limited and Ultra Internet Media, S.A., dated January 1, 2005; as further amended by Novation Agreement, by and among Grand Virtual (Alderney) Limited, Internet Media Licensing Limited, and Ultra Internet Media SA, dated April 1, 2005; as further amended by Second Amendment by and between Internet Media Licensing Limited and Ultra Internet Media, S.A., dated March 1, 2006; as further amended by Third Amendment by and between Internet Media Licensing Limited and Ultra Internet Media, S.A., dated March 1, 2007; as further amended by Fourth Amendment by and between Internet Media Licensing Limited and Ultra Internet Media, S.A.,

dated March 1, 2008; as further amended by Fifth Amendment by and between Internet Media Licensing Limited and Ultra Internet Media, S.A., dated April 1, 2009
End User License Agreement, by and between Internet Media Licensing Limited and Ultra Internet Media S.A., dated June 30, 2008
Service Agreement, by and between Cambridge Interactive Development Corp. (Quebec) Inc. and Internet Media Licensing Limited, dated October 1, 2005
Joint Venture Agreement, by and between Ultra Internet Media S.A. and Everest Gaming Limited, dated as of January 11, 2010 and effective as of March 1, 2009
All Contracts and transactions entered into to effect the transactions set forth in Sections 1.01, 1.03(a) and (c) (to the extent necessary to effect the assumption by Holdco and its subsidiaries of the Assumed Liabilities and the acquisition by Holdco and its subsidiaries of the Acquired Assets), 2.02(b), 2.06 (to the extent the fundings contemplated thereby constitute transactions between Parent and its affiliates, on the one hand, and a Conveyed Subsidiary, on the other hand), 5.01(c) and (d) and 5.19 of the Agreement

C-2

EXHIBIT D
to Amendment No. 1 to the Stock and Asset Purchase Agreement
Form of EGFS Note

EXHIBIT E
to Amendment No. 1 to the Stock and Asset Purchase Agreement
Lease with Maintenance Agreement, by and between Cambridge International Development Corp. and Toshiba Financial Services, dated as of August 26, 2008 [Lease #1]
Lease with Maintenance Agreement, by and between Cambridge International Development Corp. and Toshiba Financial Services, dated as of August 26, 2008 [Lease #2]
Lease with Maintenance Agreement, by and between Cambridge International Development Corp. and Toshiba Financial Services, dated as of August 26, 2008 [Lease #3]
Volume Licensing Business and Services Agreement, by and between Microsoft Licensing, GP and Cambridge Interactive Development Corp. [undated]
Volume Licensing Enterprise Agreement, by and between Microsoft Licensing, GP and Cambridge Interactive Development Corp. [undated]; Enterprise Enrollment (Direct); Customer Price Sheet Final Pricing; Supplemental Contact Information Form; Enterprise Signature Form
Volume Licensing Select Agreement, by and between Microsoft Licensing, GP and Cambridge Interactive Development Corp. [undated]; Select Enrollment; Supplemental Contact Information Form; Select Agreement Volume Forecast Form; Select Signature Form

SCHEDULE 1.05
Deposits in Transit Received Prior
to Calculation Time

Payor	Amount
Paysafe	$554,000
Wirecard Dellmax	$521,000

EXHIBIT E
to Amendment No. 1 to the Stock and Asset Purchase Agreement
SCHEDULE 1.10
Funds expended to pay salary and ordinary course employee benefits provided to Dickson Jay.